Exhibit 10.1

SECOND AMENDED AND RESTATED CREDIT AGREEMENT
Dated as of June 2, 2010
among
INSTEEL WIRE PRODUCTS COMPANY,
as Borrower,
THE OTHER CREDIT PARTIES SIGNATORY HERETO,
as Credit Parties,
THE LENDERS SIGNATORY HERETO
FROM TIME TO TIME,
as Lenders,
and
GENERAL ELECTRIC CAPITAL CORPORATION,
as Agent and Lender
GE CAPITAL MARKETS, INC.
as Lead Arranger

1

i

Page

12.	RESTATEMENT OF ORIGINAL CREDIT AGREEMENT	69

INDEX OF APPENDICES

Annex A (Recitals)	—	Definitions
Annex B (Section 1.2)	—	Letters of Credit
Annex C (Section 1.8)	—	Cash Management System
Annex D (Section 2.1(a))	—	Closing Checklist
Annex E (Section 4.1(a))	—	Financial Statements and Projections — Reporting
Annex F (Section 4.1(b))	—	Collateral Reports
Annex G (Section 6.10)	—	Financial Covenants
Annex H (Section 9.9(a))	—	Lenders’ Wire Transfer Information
Annex I (Section 11.10)	—	Notice Addresses
Annex J (from Annex A-
Commitments definition)	—	Commitments as of Closing Date

Exhibit 1.1(a)(i)	—	Form of Notice of Revolving Credit Advance
Exhibit 1.1(a)(ii)	—	Form of Revolving Note
Exhibit 1.1(c)(ii)	—	Form of Swing Line Note
Exhibit 1.5(e)	—	Form of Notice of Conversion/Continuation
Exhibit 4.1(b)	—	Form of Borrowing Base Certificate
Exhibit 9.1(a)	—	Form of Assignment Agreement
Exhibit B-1	—	Application for Standby Letter of Credit
Exhibit B-2	—	Application for Documentary Letter of Credit

Schedule 1.1	—	Agent’s Representatives
Disclosure Schedule 3.1	—	Type of Entity; State of Organization
Disclosure Schedule 3.2	—	Executive Offices, Collateral Locations, FEIN
Disclosure Schedule 3.4(a)	—	Financial Statements
Disclosure Schedule 3.6	—	Real Estate and Leases
Disclosure Schedule 3.7	—	Labor Matters
Disclosure Schedule 3.8	—	Ventures, Subsidiaries and Affiliates; Outstanding Stock
Disclosure Schedule 3.11	—	Tax Matters
Disclosure Schedule 3.12	—	ERISA Plans
Disclosure Schedule 3.13	—	Litigation
Disclosure Schedule 3.14	—	Brokers
Disclosure Schedule 3.15	—	Intellectual Property
Disclosure Schedule 3.17	—	Hazardous Materials
Disclosure Schedule 3.18	—	Insurance
Disclosure Schedule 3.19	—	Deposit and Disbursement Accounts
Disclosure Schedule 3.20	—	Government Contracts
Disclosure Schedule 3.22	—	Bonds; Patent, Trademark Licenses
Disclosure Schedule 5.1	—	Trade Names
Disclosure Schedule 6.3	—	Indebtedness
Disclosure Schedule 6.4(a)	—	Transactions with Affiliates
Disclosure Schedule 6.7	—	Existing Liens

v

          This SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), dated as of June 2, 2010 among INSTEEL WIRE PRODUCTS COMPANY, a North Carolina corporation (“Borrower”); the other Credit Parties signatory hereto; GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (in its individual capacity, “GE Capital”), for itself, as Lender, and as Agent for Lenders, and the other Lenders signatory hereto from time to time.
RECITALS
          WHEREAS, parties hereto are parties to a Credit Agreement, dated as of June 2, 2004 (the “Original Credit Agreement”), as amended and restated pursuant to that certain Amended and Restated Credit Agreement dated January 12, 2006 (as amended and restated and as otherwise amended, restated, supplemented or otherwise modified prior to the date hereof, the “First A&R Credit Agreement”); and
          WHEREAS, pursuant to and upon the terms and conditions set forth in the Agreement, each of the parties hereto wishes to and agrees to amend and restate the First A&R Credit Agreement on the terms and conditions set forth herein; and
          WHEREAS, Borrower has agreed to secure and continue to secure all of its obligations under the Loan Documents by granting and continuing to grant to Agent, for the benefit of Agent and Lenders, a security interest in and lien upon certain of its existing and after-acquired personal property; and
          WHEREAS, Insteel Industries, Inc., a North Carolina corporation (“Holdings”) is willing to guarantee and continue to guarantee all of the obligations of Borrower to Agent and Lenders under the Loan Documents and to pledge and continue to pledge to Agent, for the benefit of Agent and Lenders, all of the Stock of Borrower to secure such guaranty; and
          WHEREAS, capitalized terms used in this Agreement shall have the meanings ascribed to them in Annex A and, for purposes of this Agreement and the other Loan Documents, the rules of construction set forth in Annex A shall govern. All Annexes, Disclosure Schedules, Exhibits and other attachments (collectively, “Appendices”) hereto, or expressly identified to this Agreement, are incorporated herein by reference, and taken together with this Agreement, shall constitute but a single agreement. These Recitals shall be construed as part of the Agreement.
          NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the parties hereto agree to amend and restate the Original Credit Agreement (including all Schedules, Annexes and Exhibits thereto) in its entirety to read as follows:
1. AMOUNT AND TERMS OF CREDIT
          1.1 Credit Facilities.
          (a) Revolving Credit Facility.

               (i) Subject to the terms and conditions hereof, each Revolving Lender agrees to make available to Borrower from time to time until the Commitment Termination Date its Pro Rata Share of advances (each, a “Revolving Credit Advance”). The Pro Rata Share of the Revolving Loan of any Revolving Lender shall not at any time exceed its separate Revolving Loan Commitment. The obligations of each Revolving Lender hereunder shall be several and not joint. Until the Commitment Termination Date, Borrower may from time to time borrow, repay and reborrow under this Section 1.1(a); provided, that the amount of any Revolving Credit Advance to be made at any time shall not exceed Borrowing Availability at such time. Borrowing Availability may be further reduced by Reserves imposed by Agent in its Permitted Discretion. Each Revolving Credit Advance shall be made on notice by Borrower to one of the representatives of Agent identified in Schedule 1.1 at the address specified therein. Any such notice must be given no later than (1) 11:00 a.m. (Chicago time) on the Business Day of the proposed Revolving Credit Advance, in the case of an Index Rate Loan, or (2) 11:00 a.m. (Chicago time) on the date which is three (3) Business Days prior to the proposed Revolving Credit Advance, in the case of a LIBOR Loan. Each such notice (a “Notice of Revolving Credit Advance”) must be given in writing (by telecopy or overnight courier) substantially in the form of Exhibit 1.1(a)(i), and shall include the information required in such Exhibit and such other information as may be required by Agent. If Borrower desires to have the Revolving Credit Advances bear interest by reference to a LIBOR Rate, it must comply with Section 1.5(e).
               (ii) Except as provided in Section 1.12, Borrower shall execute and deliver to each Revolving Lender a note to evidence the Revolving Loan Commitment of that Revolving Lender. Each note shall be in the principal amount of the Revolving Loan Commitment of the applicable Revolving Lender, dated the Closing Date and substantially in the form of Exhibit 1.1(a)(ii) (each a “Revolving Note” and, collectively, the “Revolving Notes”). Each Revolving Note shall represent the obligation of Borrower to pay the amount of Revolving Lender’s Revolving Loan Commitment or, if less, such Revolving Lender’s Pro Rata Share of the aggregate unpaid principal amount of all Revolving Credit Advances to Borrower together with interest thereon as prescribed in Section 1.5. The entire unpaid balance of the Revolving Loan and all other non-contingent Obligations shall be immediately due and payable in full in immediately available funds on the Commitment Termination Date.
               (iii) Any provision of this Agreement to the contrary notwithstanding, at the request of Borrower, in its discretion Agent may (but shall have absolutely no obligation to), make Revolving Credit Advances to Borrower on behalf of Revolving Lenders in amounts that cause the outstanding balance of the aggregate Revolving Loan to exceed the Borrowing Base (less the Swing Line Loan) (any such excess Revolving Credit Advances are herein referred to collectively as “Overadvances”); provided, that (A) no such event or occurrence shall cause or constitute a waiver of Agent’s, the Swing Line Lender’s or Revolving Lenders’ right to refuse to make any further Overadvances, Swing Line Advances or Revolving Credit Advances, or incur any Letter of Credit Obligations, as the case may be, at any time that an Overadvance exists, and (B) no Overadvance shall result in a Default or Event of Default due to Borrower’s failure to comply with Section 1.3(b)(i) for so long as Agent permits such Overadvance to remain outstanding, but solely with respect to the amount of such Overadvance. In addition, Overadvances may be made even if the conditions to lending set forth in Section 2 have not been met. All Overadvances shall constitute Index Rate Loans, shall bear interest at the Default Rate and shall be payable on the earlier of demand or the Commitment Termination Date. Except as otherwise provided in Section 1.11(b), the authority of Agent to make Overadvances is limited to an aggregate amount not to exceed $5,000,000 at any time, shall not cause the Revolving Loan to exceed the Maximum Amount, and may be revoked prospectively by a written notice to Agent signed by the Requisite Lenders.
          (b) [Intentionally Omitted]
          (c) Swing Line Facility.
               (i) Agent shall notify the Swing Line Lender upon Agent’s receipt of any Notice of Revolving Credit Advance. Subject to the terms and conditions hereof, the Swing Line Lender may, in its discretion, make available from time to time until the Commitment Termination Date advances (each, a “Swing Line Advance”) in accordance with any such notice. The provisions of this Section 1.1(c) shall not relieve Revolving Lenders of their obligations to make Revolving Credit Advances under Section 1.1(a); provided, that if the Swing Line Lender makes a Swing Line Advance pursuant to any such notice, such Swing Line Advance shall be in lieu of any Revolving Credit Advance that otherwise may be made by Revolving Credit Lenders pursuant to such notice. The aggregate amount of Swing Line Advances outstanding shall not exceed at any time the lesser of (A) the Swing Line Commitment and (B) the lesser of the Maximum Amount and (except for Overadvances) the Borrowing Base, in each case, less the outstanding balance of the Revolving Loan at such time (“Swing Line Availability”). Until the Commitment Termination Date, Borrower may from time to time borrow, repay and reborrow under this Section 1.1(c). Each Swing Line Advance shall be made pursuant to a Notice of Revolving Credit advance delivered by Borrower to Agent in accordance with Section 1.1(a). Any such notice must be given no later than 11:00 a.m. (Chicago time) on the Business Day of the proposed Swing Line Advance. The Swing Line Lender shall, notwithstanding the failure of any condition precedent set forth in Sections 2.2, be entitled to fund that Swing Line Advance, and to have each Revolving Lender make Revolving Credit Advances in accordance with Section 1.1(c)(iii) or purchase participating interests in accordance with Section 1.1(c)(iv). Notwithstanding any other provision of this Agreement or the other Loan Documents, the Swing Line Loan shall constitute an Index Rate Loan. Borrower shall repay the aggregate outstanding principal amount of the Swing Line Loan upon demand therefor by Agent.
               (ii) Borrower shall execute and deliver to the Swing Line Lender a promissory note to evidence the Swing Line Commitment. Such note shall be in the principal amount of the Swing Line Commitment of the Swing Line Lender, dated the Closing Date and substantially in the form of Exhibit 1.1(c)(ii) (the “Swing Line Note”). The Swing Line Note shall represent the obligation of Borrower to pay the amount of the Swing Line Commitment or, if less, the aggregate unpaid principal amount of all Swing Line Advances made to Borrower together with interest thereon as prescribed in Section 1.5. The entire unpaid balance of the Swing Line Loan and all other non-contingent Obligations shall be immediately due and payable in full in immediately available funds on the Commitment Termination Date if not sooner paid in full.
               (iii) If no Revolving Lender is a Non-Funding Lender, the Swing Line Lender, at any time and from time to time no less frequently than once weekly, shall on behalf of Borrower (and Borrower hereby irrevocably authorizes the Swing Line Lender to so act on its behalf) request each Revolving Lender (including the Swing Line Lender) to make a Revolving Credit Advance to Borrower (which shall be an Index Rate Loan) in an amount equal to that Revolving Lender’s Pro Rata Share of the principal amount of the Swing Line Loan (the “Refunded Swing Line Loan”) outstanding on the date such notice is given. Unless any of the events described in Sections 8.1(h) or 8.1(i) has occurred (in which event the procedures of Section 1.1(c)(iv) shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of a Revolving Credit Advance are then satisfied, each Revolving Lender shall disburse directly to Agent, its Pro Rata Share of a Revolving Credit Advance on behalf of the Swing Line Lender, prior to 2:00 p.m. (Chicago time), in immediately available funds on the Business Day next succeeding the date that notice is given. The proceeds of those Revolving Credit Advances shall be immediately paid to the Swing Line Lender and applied to repay the Refunded Swing Line Loan. If any Revolving Lender is a Non-Funding Lender, that Non-Funding Lender’s reimbursement obligations with respect to the Swing Line Loans shall be allocated to and assumed by the other Revolving Lenders pro rata in accordance with their Pro Rata Share (calculated as if the Non-Funding Lender’s Pro Rata Share was reduced to zero and each other Revolving Lender’s Pro Rata Share had been increased proportionately). If any Revolving Lender is a Non-Funding Lender, upon receipt of the request described above, each Revolving Lender that is not a Non-Funding Lender will be obligated to disburse to Agent its Pro Rata Share (calculated as if the Non-Funding Lender’s Pro Rata Share was reduced to zero and each other Revolving Lender’s Pro Rata Share had been increased proportionately) of the Refunded Swing Line Loan; provided that no Revolving Lender shall be required to fund any amount which would result in the sum of its outstanding Revolving Loans, outstanding Letter of Credit Obligations (increased as described in clause (a) of Annex B), the amount of its participation in Swing Line Loans and its pro rata share of unparticipated amounts in Swing Line Loans (increased as described above) to exceed its Revolving Loan Commitment.
               (iv) If, prior to refunding a Swing Line Loan with a Revolving Credit Advance pursuant to Section 1.1(c)(iii), one of the events described in Sections 8.1(h) or 8.1(i) has occurred, then, subject to the provisions of Section 1.1(c)(v) below, each Revolving Lender shall, on the date such Revolving Credit Advance was to have been made for the benefit of Borrower, purchase from the Swing Line Lender an undivided participation interest in the Swing Line Loan in an amount equal to its Pro Rata Share of such Swing Line Loan. Upon request, each Revolving Lender shall promptly transfer to the Swing Line Lender, in immediately available funds, the amount of its participation interest.

               (v) Each Revolving Lender’s obligation to make Revolving Credit Advances in accordance with Section 1.1(c)(iii) and to purchase participation interests in accordance with Section 1.1(c)(iv) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender may have against the Swing Line Lender, Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of any Default or Event of Default; (C) any inability of Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement at any time or (D) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If any Revolving Lender does not make available to Agent or the Swing Line Lender, as applicable, the amount required pursuant to Sections 1.1(c)(iii) or 1.1(c)(iv), as the case may be, the Swing Line Lender shall be entitled to recover such amount on demand from such Revolving Lender, together with interest thereon for each day from the date of non-payment until such amount is paid in full at the Federal Funds Rate for the first two Business Days and at the Index Rate thereafter.
          (d) Reliance on Notices. Agent shall be entitled to rely upon, and shall be fully protected in relying upon, any Notice of Revolving Credit Advance, Notice of Conversion/Continuation or similar notice believed by Agent to be genuine. Agent may assume that each Person executing and delivering any notice in accordance herewith was duly authorized, unless the responsible individual acting thereon for Agent has actual knowledge to the contrary, and Agent may, without incurring any liability hereunder, rely and act upon any notice, document and information (including those transmitted by Electronic Transmission) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.
          1.2 Letters of Credit. Subject to and in accordance with the terms and conditions contained herein and in Annex B, Borrower shall have the right to request, and Revolving Lenders agree to incur, or purchase participations in, Letter of Credit Obligations in respect of Borrower.
          1.3 Prepayments.
          (a) Voluntary Prepayments; Reductions in Revolving Loan Commitments. Borrower may at any time on at least five (5) days’ prior written notice to Agent permanently reduce (but not terminate) the Revolving Loan Commitment; provided, that (A) any such reductions shall be in a minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of such amount, and (B) after giving effect to such reductions, Borrower shall comply with Section 1.3(b)(i). Borrower may at any time on at least ten (10) days’ prior written notice to Agent terminate the Revolving Loan Commitment, provided that upon such termination all Loans and other Obligations shall be immediately due and payable in full and all Letter of Credit Obligations shall be cash collateralized or otherwise satisfied in accordance with Annex B hereto. Any voluntary prepayment and any reduction or termination of the Revolving Loan Commitment must be accompanied by payment of the Fee required by Section 1.9(c), if any, plus the payment of any LIBOR funding breakage costs in accordance with Section 1.13(b). Upon any such reduction or termination of the Revolving Loan Commitment, Borrower’s right to request Revolving Credit Advances, or request that Letter of Credit Obligations be incurred on its behalf, or request Swing Line Advances, shall simultaneously be permanently reduced or terminated, as the case may be; provided, that a permanent reduction of the Revolving Loan Commitment shall not require a corresponding pro rata reduction in the L/C Sublimit. Each notice of partial prepayment shall designate the Loan or other Obligations to which such prepayment is to be applied.
          (b) Mandatory Prepayments.
               (i) If at any time the outstanding balances of the Revolving Loan and the Swing Line Loan exceed the lesser of (A) the Maximum Amount and (B) the Borrowing Base, Borrower shall immediately repay the aggregate outstanding Revolving Credit Advances to the extent required to eliminate such excess. If any such excess remains after repayment in full of the aggregate outstanding Revolving Credit Advances, Borrower shall provide cash collateral for the Letter of Credit Obligations in the manner set forth in Annex B to the extent required to eliminate such excess. Notwithstanding the foregoing, any Overadvance made pursuant to Section 1.1(a)(iii) shall be repaid in accordance with Section 1.1(a)(iii).
               (ii) Promptly upon receipt by any Credit Party of any cash proceeds of any asset disposition, Borrower shall prepay the Loans in an amount equal to all such proceeds, net of (A) commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by Borrower in connection therewith (in each case, paid to non-Affiliates), (B) sale or transfer taxes, (C) amounts payable to holders of senior Liens on such asset (to the extent such Liens are permitted under Section 6.7), if any, and (D) an appropriate reserve for income taxes in accordance with GAAP in connection therewith (all such proceeds net of amounts described in clauses (A), (B), (C) and (D) being the “Net Asset Disposition Proceeds”). Any such prepayment shall be applied in accordance with Section 1.3(c). The following shall not be subject to mandatory prepayment under this clause (ii): (1) proceeds of sales of Inventory in the ordinary course of business; (2) so long as no Event of Default has occurred and is continuing and Liquidity is at least $10,000,000, Net Asset Disposition Proceeds of any sale or dispositions of assets other than Collateral and (3) asset disposition proceeds that are reinvested in Equipment, Fixtures or Real Estate within one hundred and eighty (180) days following receipt thereof; provided, that Borrower notifies Agent of its intent to reinvest at the time such proceeds are received and when such reinvestment occurs.
               (iii) The Borrower shall repay to the Lenders in full on the date specified in clause (a) of the definition of the term “Commitment Termination Date” the aggregate principal amount of the Revolving Loans and Swing Line Loans outstanding on such date.
               (iv) Following the occurrence and during the continuance of an Event of Default, any proceeds of Keyman Life Insurance (whether such proceeds arise by reason of death benefit, at maturity, surrendering the policy and receiving the surrender value thereof (unless upon such receipt of such surrender value, Keyman Life

Insurance is purchased which has a death benefit that is not less than the death benefit of the Keyman Life Insurance which was surrendered) or otherwise) shall be immediately used to prepay the Obligations in an amount equal to such proceeds, which shall be applied in accordance with Section 1.11.
               (c) Application of Certain Mandatory Prepayments. Any prepayments made by Borrower with respect to any or all Obligations pursuant to Sections 1.3(b)(ii) or (b)(iv) above and any prepayments from insurance or condemnation proceeds in accordance with Section 5.4(c) shall be applied as follows: first, to Fees and reimbursable expenses of Agent then due and payable pursuant to any of the Loan Documents; second, to interest then due and payable on the Swing Line Loan; third to the principal balance of the Swing Line Loan until the same has been repaid in full; fourth, to interest then due and payable on the Revolving Credit Advances; fifth, to the outstanding principal balance of Revolving Credit Advances until the same has been paid in full; and sixth, if Borrower is required to provide cash collateral for any Letter of Credit Obligations pursuant to this Agreement, including Section 8.2, to provide cash collateral for any Letter of Credit Obligations in the manner set forth in Annex B, until all such Letter of Credit Obligations have been fully cash collateralized in the manner set forth in Annex B. To the extent permitted by the foregoing sentence, amounts prepaid shall be applied first to any Index Rate Loans then outstanding and then to outstanding LIBOR Loans with the shortest LIBOR Periods remaining. Neither the Revolving Loan Commitment nor the Swing Line Commitment shall be permanently reduced by the amount of any such prepayments.
               (d) No Implied Consent. Nothing in this Section 1.3 shall be construed to constitute Agent’s or any Lender’s consent to any transaction that is not permitted by other provisions of this Agreement or the other Loan Documents.
               1.4 Use of Proceeds. Borrower shall utilize the proceeds of the Loans solely for the Refinancing (and to pay any related transaction expenses) and to pay transaction expenses in connection with this Agreement, and for the financing of Borrower’s ordinary working capital and general corporate needs. Borrower shall only request a Revolving Credit Advance to the extent that the proceeds thereof are reasonably anticipated by Borrower to be used and expended within three Business days of such Revolving Credit Advance.
               1.5 Interest and Applicable Margins.
               (a) Borrower shall pay interest to Agent, for the ratable benefit of Lenders in accordance with the various Loans being made by each Lender, in arrears on each applicable Interest Payment Date, at the Index Rate plus the Applicable Revolver Index Margin per annum or, at the election of Borrower, the applicable LIBOR Rate plus the Applicable Revolver LIBOR Margin per annum.
     (A) As of the First A&R Closing Date, the Applicable Margins were as follows:

Applicable Revolver Index Margin	0.00%
Applicable Revolver LIBOR Margin	1.25%
Applicable L/C Margin	1.25%
Applicable Unused Line Fee Margin	0.375%
At all times from and after the First A&R Closing Date until (but excluding) the Closing Date, the Applicable Margins shall be adjusted by reference to the following grids:

Level of
If Reference Availability is:	Applicable Margins:
>$35,000,000	Level I
> $25,000,000, but <$35,000,000	Level II
> $15,000,000, but <$25,000,000	Level III
<$15,000,000	Level IV

	Applicable Margins
	Level I	Level II	Level III	Level IV
Applicable Revolver	0.00%	0.00%	0.25%	0.50%
Index Margin
Applicable Revolver	1.25%	1.50%	1.75%	2.00%
LIBOR Margin
Applicable L/C	1.25%	1.50%	1.75%	2.00%
Margin
Applicable Unused Line	0.375%	0.375%	0.25%	0.25%
Fee Margin
Adjustments in the Applicable Margins commencing with the Fiscal Quarter ending on or about December 31, 2005 shall be implemented quarterly on a prospective basis, commencing on the first day of the calendar month that begins after the date of delivery to Lenders of the Compliance Certificate delivered to Agent and Lenders pursuant to paragraph (b) of Annex E with respect to a Fiscal Quarter evidencing the need for an adjustment. Concurrently with the delivery of such Compliance Certificate, Borrower shall deliver to Agent and Lenders a certificate, signed by its chief financial officer, setting forth in reasonable detail the basis for the continuance of, or any change in, the Applicable Margins. Failure to timely deliver such Compliance Certificate shall, in addition to any other remedy provided for in this Agreement, result in an increase in the

Applicable Margins to the highest level set forth in the foregoing grid, until the date of the delivery of a Compliance Certificate demonstrating that such an increase is not required. If an Event of Default has occurred and is continuing at the time any reduction in the Applicable Margins is to be implemented, that reduction shall be deferred until the date on which such Event of Default is waived or cured.
(B) As of the Closing Date, the Applicable Margins are as follows:

Applicable Revolver Index Margin	0.75%
Applicable Revolver LIBOR Margin	2.25%
Applicable L/C Margin	2.25%
Applicable Unused Line Fee Margin	0.50%
After the Closing Date, the Applicable Margins (other than Applicable Unused Line Fee Margin) shall be adjusted by reference to the following grids:

Level of
Applicable Margins (other than
If Reference Availability is:	Applicable Unused Line Fee Margin):
>$30,000,000	Level I
> $10,000,000, but <$30,000,000	Level II
<$10,000,000	Level III

	Applicable Margins (other than
	Applicable Unused Line Fee Margin)
	Level I	Level II	Level III
Applicable Revolver	0.75%	1.00%	1.50%
Index Margin
Applicable Revolver LIBOR	2.25%	2.50%	3.00%
Margin
Applicable L/C Margin	2.25%	2.50%	3.00%
Adjustments in the Applicable Margins (other than Applicable Unused Line Fee Margin) commencing with the Fiscal Quarter ending on or about July 3, 2010 shall be implemented quarterly on a prospective basis, commencing on the first day of the calendar month that begins after the date of delivery to Lenders of the

Compliance Certificate delivered to Agent and Lenders pursuant to paragraph (b) of Annex E with respect to a Fiscal Quarter evidencing the need for an adjustment. Concurrently with the delivery of such Compliance Certificate, Borrower shall deliver to Agent and Lenders a certificate, signed by its chief financial officer, setting forth in reasonable detail the basis for the continuance of, or any change in, the Applicable Margins. Failure to timely deliver such Compliance Certificate shall, in addition to any other remedy provided for in this Agreement, result in an increase in the Applicable Margins (other than Applicable Unused Line Fee Margin) to the highest level set forth in the foregoing grid, until the date of the delivery of a Compliance Certificate demonstrating that such an increase is not required. If an Event of Default has occurred and is continuing at the time any reduction in the Applicable Margins is to be implemented, that reduction shall be deferred until the date on which such Event of Default is waived or cured.
After the Closing Date, the Applicable Unused Line Fee Margin shall be adjusted as follows: (i) if the average of the daily closing balances of the Revolving Loan and the Swing Line Loan outstanding during the period for which the Fee under Section 1.9(b) is due is equal to or greater than 50% of the average Maximum Amount during such period, the Applicable Unused Line Fee Margin for such period shall be equal to 0.375% per annum and (ii) if the average of the daily closing balances of the Revolving Loan and the Swing Line Loan outstanding during the period for which the Fee under Section 1.9(b) is due is less than 50% of the average Maximum Amount for such period, the Applicable Unused Line Fee Margin for such period shall be equal to 0.50% per annum.
          (b) If any payment on any Loan becomes due and payable on a day other than a Business Day, the maturity thereof will be extended to the next succeeding Business Day (except as set forth in the definition of LIBOR Period) and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.
          (c) All computations of Fees calculated on a per annum basis and interest shall be made by Agent on the basis of a 360-day year, in each case for the actual number of days occurring in the period for which such interest and Fees are payable. The Index Rate is a floating rate determined for each day. Each determination by Agent of interest rates and Fees hereunder shall be presumptive evidence of the correctness of such rates and Fees.
          (d) So long as an Event of Default has occurred and is continuing under Section 8.1(a), (h) or (i), or so long as any other Event of Default has occurred and is continuing and at the election of Agent (or upon the written request of Requisite Lenders) confirmed by written notice from Agent to Borrower, the interest rates applicable to the Loans and the Letter of Credit Fees shall be increased to the rate per annum which is determined by adding two percent (2.0%) per annum to the Applicable Margin then in effect for such Loans (plus the LIBOR Rate or Index Rate, as the case may be) or to the rate of such Fees otherwise applicable hereunder unless Agent or Requisite Lenders elect to impose a smaller increase (the “Default Rate”), and all outstanding Obligations shall bear interest at the Default Rate applicable to such Obligations. Interest and Letter of Credit Fees at the Default Rate shall be payable upon demand and shall accrue from the initial date of such Event of Default until that Event of Default is cured or waived.
          (e) Subject to the conditions precedent set forth in Section 2.2, Borrower shall have the option to (i) request that any Revolving Credit Advance be made as a LIBOR Loan, (ii) convert at any time all or any part of outstanding Loans (other than the Swing Line Loan) from Index Rate Loans to LIBOR Loans, (iii) convert any LIBOR Loan to an Index Rate Loan, subject to payment of LIBOR breakage costs in accordance with Section 1.13(b) if such conversion is made prior to the expiration of the LIBOR Period applicable thereto, or (iv) continue all or any portion of any Loan (other than the Swing Line Loan) as a LIBOR Loan upon the expiration of the applicable LIBOR Period and the succeeding LIBOR Period of that continued Loan shall commence on the first day after the last day of the LIBOR Period of the Loan to be continued. Any Loan or group of Loans having the same proposed LIBOR Period to be made or continued as, or converted into, a LIBOR Loan must be in a minimum amount of $2,000,000 and integral multiples of $1,000,000 in excess of such amount. Any such election must be made by 11:00 a.m. (Chicago time) on the Third Business Day prior to (1) the date of any proposed Advance which is to bear interest at the LIBOR Rate, (2) the end of each LIBOR Period with respect to any LIBOR Loans to be continued as such, or (3) the date on which Borrower wishes to convert any Index Rate Loan to a LIBOR Loan for a LIBOR Period designated by Borrower in such election. If no election is received with respect to a LIBOR Loan by 11:00 a.m. (Chicago time) on the Third Business Day prior to the end of the LIBOR Period with respect thereto (or if a Default or an Event of Default has occurred and is continuing or the additional conditions precedent set forth in Section 2.2 shall not have been satisfied), that LIBOR Loan shall be converted to an Index Rate Loan at the end of its LIBOR Period. Borrower must make such election by notice to Agent in writing, including by Electronic Transmission. In the case of any conversion or continuation, such election must be made pursuant to a written notice (a “Notice of Conversion/Continuation”) in the form of Exhibit 1.5(e).
          (f) Notwithstanding anything to the contrary set forth in this Section 1.5, if a court of competent jurisdiction determines in a final order that the rate of interest payable hereunder exceeds the highest rate of interest permissible under law (the “Maximum Lawful Rate”), then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement. In no event shall the total interest received by any Lender pursuant to the terms hereof exceed the amount that such Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate.
          1.6 Eligible Accounts. All of the Accounts owned by Borrower and reflected in the most recent Borrowing Base Certificate delivered by Borrower to Agent shall be “Eligible Accounts” for purposes of this Agreement, except any Account to which any of the exclusionary criteria set forth below applies. Agent shall have the right to establish, modify or eliminate Reserves against Eligible Accounts from time to time in its Permitted Discretion. In addition, Agent reserves the right, at any time and from time to time after the Closing Date, to adjust any of the criteria set forth below and to establish new criteria, and to adjust advance rates with respect to Eligible Accounts, in its Permitted Discretion, subject to the approval of Supermajority Revolving Lenders in the case of adjustments or new criteria or changes in advance rates which have the effect of making more credit available. Eligible Accounts shall not include any Account of Borrower, without duplication:
          (a) that does not arise from the sale of goods or the performance of services by Borrower in the ordinary course of its business;
          (b) (i) upon which Borrower’s right to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever or (ii) as to which Borrower is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process, or (iii) if the Account represents a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the Account Debtor’s obligation to pay that invoice is subject to Borrower’s completion of further performance under such contract or is subject to the equitable lien of a surety bond issuer;
          (c) to the extent that any defense, counterclaim, contra, setoff or dispute is asserted as to such Account but only to the extent of any such defense, counterclaim, contra, setoff or dispute;
          (d) that is not a true and correct statement of bona fide indebtedness incurred in the amount of the Account for merchandise sold to or services rendered and accepted by the applicable Account Debtor;
          (e) with respect to which an invoice, in form and substance consistent with Borrower’s customary billing practices, has not been sent to the applicable Account Debtor;
          (f) that (i) is not owned by Borrower or (ii) is subject to any Lien of any other Person, other than Liens in favor of Agent, on behalf of itself and Lenders;
          (g) that arises from a sale to any director, officer, other employee or Affiliate of any Credit Party, or to any entity that has any common officer or director with any Credit Party (other than those sales to an Affiliate (determined solely for the purposes of this clause (g), as if the phrase “5% or more” set forth in clause (a) of the definition of the term of “Affiliate” was the phrase “15% or less” and without giving effect to clauses (b), (c) and (d) of such definition) of any Credit Party so long as such sales are on an arms-length basis and in the ordinary course of such Credit Party’s business);
          (h) that is the obligation of an Account Debtor that is the United States government or a political subdivision thereof, or any state, county or municipality or department, agency or instrumentality thereof unless Agent, in its sole discretion, has agreed to the contrary in writing and Borrower, if necessary or desirable, has complied with respect to such obligation with the Federal Assignment of Claims Act of 1940, or any applicable state, county or municipal law restricting the assignment thereof with respect to such obligation;

          (i) that is the obligation of an Account Debtor located in a foreign country other than Canada unless payment thereof is assured by a letter of credit assigned and delivered to Agent, reasonably satisfactory to Agent as to form, amount and issuer;
          (j) to the extent Borrower or any Subsidiary thereof is liable for goods sold or services rendered by the applicable Account Debtor to Borrower or any Subsidiary thereof but only to the extent of the potential offset;
          (k) that arises with respect to goods that are delivered on a cash-on-delivery basis or placed on consignment, guaranteed sale or other terms by reason of which the payment by the Account Debtor is or may be conditional;
          (l) the Account is not paid within the earlier of: sixty (60) days following its due date or one hundred twenty (120) days following its original invoice date;
          (m) as to which:
               (i) the Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due; or
               (ii) a petition is filed by or against any Account Debtor obligated upon such Account under any bankruptcy law or any other federal, state or foreign (including any provincial) receivership, insolvency relief or other law or laws for the relief of debtors;
          (n) that is the obligation of an Account Debtor for which fifty percent (50%) or more of the Dollar amount of all Accounts owing by that Account Debtor are ineligible under the other criteria set forth in this Section 1.6 (l)(i);
          (o) as to which Agent’s Lien thereon, on behalf of itself and Lenders, is not a first priority perfected Lien;
          (p) as to which any of the representations or warranties in the Loan Documents are untrue in any material respect;
          (q) that is a Bill-and-Hold Account to the extent that the book value thereof, when added to the book value of all other Bill-and-Hold Accounts, exceeds 60% of the aggregate book value of all Bill-and-Hold Accounts, provided, however, that the aggregate amount of Borrowing Availability attributable to Bill-and-Hold Accounts which are not excluded from being Eligible Accounts pursuant to this clause (q) and which otherwise constitute and are deemed to be “Eligible Accounts” in accordance with this Section 1.6 shall not exceed $3,000,000 at any time;
          (r) to the extent such Account is evidenced by a judgment, Instrument or Chattel Paper;

          (s) to the extent such Account exceeds any credit limit established by Agent, in its Permitted Discretion; provided, that Agent shall notify Borrower of Agent’s proposed credit limit or an amendment of the existing credit limit, as the case may be, prior to Agent’s establishment or amendment thereof and Agent and Borrower shall mutually agree on such credit limit; provided, further, that if no agreement is reached within ten (10) Business Days of the date of the proposal of such credit limit or amendment thereof by the Agent, the Agent’s proposed credit limit or amendment thereof shall be deemed to be established and in effect for purposes of this clause (r);
          (t) to the extent that such Account, together with all other Accounts owing to such Account Debtor and its Affiliates as of any date of determination exceed 15% of all Eligible Accounts; or
          (u) that is payable in any currency other than Dollars.
          If Agent deems any Account ineligible in its Permitted Discretion based on a new criterion other than the criteria set forth above, then Agent shall give Borrower at least three (3) Business Days’ prior notice (oral or written or by Electronic Transmission) thereof unless an Event of Default exists, in which case no notice shall be required.
          1.7 Eligible Inventory. All of the inventory owned by the Borrower and reflected in the most recent Borrowing Base Certificate delivered by Borrower to Agent shall be “Eligible Inventory” for purposes of this Agreement, except any Inventory to which any of the exclusionary criteria set forth below applies. Agent shall have the right to establish, modify, or eliminate Reserves against Eligible Inventory from time to time in its Permitted Discretion. In addition, Agent reserves the right, at any time and from time to time after the Closing Date, to adjust any of the criteria set forth below and to establish new criteria and to adjust advance rates with respect to Eligible Inventory in its reasonable credit judgment, subject to the approval of Supermajority Revolving Lenders in the case of adjustments or new criteria or changes in advance rates which have the effect of making more credit available. Eligible Inventory shall not include any Inventory of Borrower that, without duplication:
          (a) is not owned by Borrower free and clear of all Liens and rights of any other Person (including the rights of a purchaser that has made progress payments and the rights of a surety that has issued a bond to assure Borrower’s performance with respect to that Inventory), except the Liens in favor of Agent, on behalf of itself and Lenders and except for Liens described in clause (d) of the definition of the term “Permitted Encumbrances” (subject to Reserves in the Permitted Discretion of the Agent);
          (b) (i) is not located on premises owned, leased or rented by Borrower and set forth in Disclosure Schedule (3.2) or (ii) is stored at a leased location, unless (x) a reasonably satisfactory landlord waiver has been delivered to Agent or (y) Rent Reserves have been established with respect thereto, (iii) is stored with a bailee or warehouseman unless a reasonably satisfactory, acknowledged Bailee Letter has been received by Agent and, if required by Agent, Reserves reasonably satisfactory to Agent have been established with respect to all past-due amounts owing to any such bailee or warehouseman, or (iv) is located at an owned location subject to a mortgage in favor of a lender other than Agent, unless a reasonably satisfactory mortgagee waiver or a collateral access agreement referred to in Section 6.3(a)(ix) has been delivered to Agent, or (v) is located at any site if the aggregate book value of Inventory at any such location is less than $100,000;
          (c) is placed on consignment or is in transit, except for Inventory in transit between domestic locations (including leased locations and domestic port locations with respect to which a Bailee Letter has been delivered to Agent) of Credit Parties as to which Agent’s Liens have been perfected at origin and destination;
          (d) is covered by a negotiable document of title, unless such document has been delivered to Agent with all necessary endorsements, free and clear of all Liens except those in favor of Agent and Lenders;
          (e) obsolete, slow moving (in excess of one year’s supply), unsalable, shopworn, seconds, damaged or unfit for sale;
          (f) consists of display items or packing or shipping materials, manufacturing supplies, stores or replacement parts;
          (g) consists of goods which have been returned by the buyer unless such returned goods have been inspected by Borrower and determined to be free of defect or damage and have been returned to finished goods Inventory for sale;
          (h) is not of a type held for sale in the ordinary course of Borrower’s business;
          (i) is not subject to a first priority lien in favor of Agent on behalf of itself and Lenders;
          (j) breaches any of the representations or warranties pertaining to Inventory set forth in the Loan Documents in any material respect;
          (k) consists of any costs associated with “freight-in” charges, except those charges that are customary in, and consistent with, Borrower’s historical accounting practices;
          (l) consists of Hazardous Materials or goods that can be transported or sold only with licenses that are not readily available;
          (m) is not covered by casualty insurance reasonably acceptable to Agent; or
          (n) is subject to any patent or trademark license requiring the payment of royalties or fees or requiring the consent of the licensor for a sale thereof by Agent.
          If Agent deems any Inventory ineligible in its Permitted Discretion based on a new criterion other than the criteria set forth above, then Agent shall give Borrower at least three (3) Business Days’ prior notice (oral or written or by Electronic Transmission) thereof unless an Event of Default exists, in which case no notice shall be required.

          1.8 Cash Management Systems. On or prior to the Closing Date, Borrower and Holdings will establish and will maintain until the Termination Date, the cash management systems described in Annex C (the “Cash Management Systems”).
          1.9 Fees.
          (a) Borrower shall pay to GE Capital, individually, the Fees specified in the GE Capital Fee Letter.
          (b) As additional compensation for the Revolving Lenders, Borrower shall pay to Agent, for the ratable benefit of such Lenders, in arrears, on the first Business Day of each month prior to the Commitment Termination Date and on the Commitment Termination Date, a Fee for Borrower’s non use of available funds in an amount equal to the Applicable Unused Line Fee Margin per annum (calculated on the basis of a 360 day year for actual days elapsed) multiplied by the difference between (x) the average daily Maximum Amount (as it may be reduced from time to time) during the preceding calendar month and (y) the average of the daily closing balances of the Revolving Loan and the Swing Line Loan outstanding during the preceding calendar month, provided, that in no event shall the amount computed pursuant to clause (x) and clause (y) be less then zero. For purposes of this Section 1.9(b), the Revolving Loan Commitment of any Non-Funding Lender shall be deemed to be zero.
          (c) [Intentionally Omitted].
          (d) Borrower shall pay to Agent, for the ratable benefit of Revolving Lenders, the Letter of Credit Fee as provided in Annex B.
          1.10 Receipt of Payments. Borrower shall make each payment under this Agreement not later than 2:00 p.m. (New York time) on the day when due in immediately available funds in Dollars to the Collection Account. For purposes of computing interest and Fees and determining Borrowing Availability as of any date, all payments shall be deemed received on the first Business Day following the Business Day on which immediately available funds therefor are received in the Collection Account prior to 2:00 p.m. (New York time). Payments received after 2:00 p.m. (New York time) on any Business Day or on a day that is not a Business Day shall be deemed to have been received on the following Business Day.
          1.11 Application and Allocation of Payments.
          (a) So long as no Event of Default has occurred and is continuing, (i) payments consisting of proceeds of Accounts received in the ordinary course of business shall be applied, first, to the Swing Line Loan and, second, to the Revolving Loan; (ii) payments matching specific scheduled payments then due shall be applied to those scheduled payments; (iii) voluntary prepayments shall be applied in accordance with the provisions of Section 1.3(a); and (iv) mandatory prepayments shall be applied as set forth in Section 1.3(c). All payments and prepayments applied to a particular Loan shall be applied ratably to the portion thereof held by each Lender as determined by its Pro Rata Share. As to any other payment, and as to all payments made when an Event of Default has occurred and is continuing or following the Commitment Termination Date, Borrower hereby irrevocably waives the right to direct the application of any and all payments received from or on behalf of Borrower, and Borrower hereby irrevocably agrees that Agent shall have the continuing exclusive right to apply any and all such payments against the Obligations as Agent may deem advisable notwithstanding any previous entry by Agent in the Loan Account or any other books and records. In the absence of a specific determination by Agent with respect thereto, payments shall be applied to amounts then due and payable in the following order: (1) to Fees and Agent’s expenses reimbursable hereunder; (2) to interest on the Swing Line Loan; (3) to principal payments on the Swing Line Loan; (4) to interest on the other Loans ratably in proportion to the interest accrued as to each Loan; (5) to principal payments on the other Loans and any Obligations under any Secured Rate Contract and to provide cash collateral for Letter of Credit Obligations in the manner described in Annex B, ratably to the aggregate, combined principal balance of the other Loans and outstanding Letter of Credit Obligations; and (6) to all other Obligations including expenses of Lenders to the extent reimbursable under Section 11.3.
          (b) Agent is authorized to, and at its sole election may, charge to the Revolving Loan balance on behalf of Borrower and cause to be paid all Fees, expenses, Charges, costs (including insurance premiums in accordance with Section 5.4(a)) and interest and principal, other than principal of the Revolving Loan, owing by Borrower under this Agreement or any of the other Loan Documents if and to the extent Borrower fails to pay promptly any such amounts as and when due, even if the amount of such charges would exceed Borrowing Availability at such time. At Agent’s option and to the extent permitted by law, any charges so made shall constitute part of the Revolving Loan hereunder.
          1.12 Loan Account and Accounting. Agent shall maintain a loan account (the “Loan Account”) on its books to record: all Advances, all payments made by Borrower, and all other debits and credits as provided in this Agreement with respect to the Loans or any other Obligations. All entries in the Loan Account shall be made in accordance with Agent’s customary accounting practices as in effect from time to time. The balance in the Loan Account, as recorded on Agent’s most recent printout or other written statement, shall, absent manifest error, be presumptive evidence of the amounts due and owing to Agent and Lenders by Borrower; provided, that any failure to so record or any error in so recording shall not limit or otherwise affect Borrower’s duty to pay the Obligations. Agent shall render to Borrower a monthly accounting of transactions with respect to the Loans setting forth the balance of the Loan Account for the immediately preceding month. Unless Borrower notifies Agent in writing of any objection to any such accounting (specifically describing the basis for such objection), within thirty (30) days after the date thereof, each and every such accounting shall be presumptive evidence of all matters reflected therein. Only those items expressly objected to in such notice shall be deemed to be disputed by Borrower. Notwithstanding any provision herein contained to the contrary, any Lender may elect (which election may be revoked) to dispense with the issuance of Notes to that Lender and may rely on the Loan Account as evidence of the amount of Obligations from time to time owing to it.
          1.13 Indemnity.
          (a) Each Credit Party that is a signatory hereto shall jointly and severally indemnify and hold harmless each of Agent, Lenders and their respective Affiliates, and each such Person’s respective officers, directors, employees, attorneys, agents and representatives (each, an “Indemnified Person”), from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses (including reasonable attorneys’ fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal) that may be instituted or asserted against or incurred by any such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents and the administration of such credit, and in connection with or arising out of the transactions contemplated hereunder and thereunder and any actions or failures to act in connection therewith, including any and all Environmental Liabilities and in connection with any agreement or contractual obligation entered into in connection with any E-Systems or other Electronic Transmissions and legal costs and expenses arising out of or incurred in connection with disputes between or among any parties to any of the Loan Documents (collectively, “Indemnified Liabilities”); provided, that no such Credit Party shall be liable for any indemnification to an Indemnified Person to the extent that any such suit, action, proceeding, claim, damage, loss, liability or expense results from that Indemnified Person’s gross negligence or willful misconduct. NO INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO ANY LOAN DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER ANY LOAN DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.
          (b) To induce Lenders to provide the LIBOR Rate option on the terms provided herein, if (i) any LIBOR Loans are repaid in whole or in part prior to the last day of any applicable LIBOR Period (whether that repayment is made pursuant to any provision of this Agreement or any other Loan Document or occurs as a result of acceleration, by operation of law or otherwise); (ii) Borrower shall default in payment when due of the principal amount of or interest on any LIBOR Loan; (iii) Borrower shall refuse to accept any borrowing of, or shall request a termination of any borrowing, conversion into or continuation of LIBOR Loans after Borrower has given notice requesting the same in accordance herewith; or (iv) Borrower shall fail to make any prepayment of a LIBOR Loan after Borrower has given a notice thereof in accordance herewith, then Borrower shall indemnify and hold harmless each Lender from and against all losses, costs and expenses resulting from or arising from any of the foregoing. Such indemnification shall include any loss (including loss of margin) or expense arising from the reemployment of funds obtained by it or from fees payable to terminate deposits from which such funds were obtained. For the purpose of calculating amounts payable to a Lender under this subsection, each Lender shall be deemed to have actually funded its relevant LIBOR Loan through the purchase of a deposit bearing interest at the LIBOR Rate in an amount equal to the amount of that LIBOR Loan and having a maturity comparable to the relevant LIBOR Period; provided, that each Lender may fund each of its LIBOR Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this subsection. This covenant shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder. As promptly as practicable under the circumstances, each Lender shall provide Borrower with its written calculation of all amounts payable pursuant to this Section 1.13(b), and such calculation shall be binding on the parties hereto unless Borrower shall object in writing within ten (10) Business Days of receipt thereof, specifying the basis for such objection in detail.

          1.14 Access. Each Credit Party that is a party hereto shall, during normal business hours, from time to time upon two (2) Business Days’ prior notice as frequently as Agent reasonably determines to be appropriate: (a) provide Agent and any of its officers, employees and agents access to its properties, facilities, advisors, officers and employees of each Credit Party and to the Collateral, (b) permit Agent, and any of its officers, employees and agents, to inspect, audit and make extracts from any Credit Party’s books and records, and (c) permit Agent, and its officers, employees and agents, to inspect, review, evaluate and conduct field examinations, audits, test verifications and counts of the Accounts, Inventory and other Collateral of any Credit Party; provided, that the Credit Parties shall only be obligated to reimburse Agent for the expenses for one such field examination, audit and inspection per year and for one additional field examination, audit and inspection per year if such additional field examination, audit and inspection is commenced after Borrowing Availability is less than $15,000,000 or for more frequent field examinations, audits and inspections while an Event of Default has occurred and is continuing. If an Event of Default has occurred and is continuing, each such Credit Party shall provide such access to Agent and to each Lender at all times and without advance notice. Each Credit Party shall make available to Agent and its counsel reasonably promptly originals or copies of all books and records that Agent may reasonably request. Each Credit Party shall deliver any document or instrument necessary for Agent, as it may from time to time request, to obtain records from any service bureau or other Person that maintains records for such Credit Party, and shall maintain duplicate records or supporting documentation on media, including computer tapes and discs owned by such Credit Party. Agent will give Lenders at least five (5) Business Days’ prior written notice of regularly scheduled audits. Representatives of other Lenders may accompany Agent’s representatives on regularly scheduled audits at no charge to Borrower.
          1.15 Taxes.
          (a) Any and all payments by Borrower hereunder or under the Notes shall be made, in accordance with this Section 1.15, free and clear of and without deduction for any and all present or future Taxes. If Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under the Notes, (i) the sum payable shall be increased as much as shall be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 1.15) Agent or Lenders, as applicable, receive an amount equal to the sum they would have received had no such deductions been made, (ii) Borrower shall make such deductions, and (iii) Borrower shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law. Within thirty (30) days after the date of any payment of Taxes, Borrower shall furnish to Agent the original or a certified copy of a receipt evidencing payment thereof.
          (b) Each Credit Party that is a signatory hereto shall indemnify and, within ten (10) days of demand therefor, pay Agent and each Lender for the full amount of Taxes (including any Taxes imposed by any jurisdiction on amounts payable under this Section 1.15) paid by Agent or such Lender, as appropriate, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted.

          (c) Each Lender organized under the laws of a jurisdiction outside the United States (a “Foreign Lender”) as to which payments to be made under this Agreement or under the Notes are exempt from United States withholding tax under an applicable statute or tax treaty shall provide to Borrower and Agent a properly completed and executed IRS Form W-8ECI or Form W-8BEN or other applicable form, certificate or document prescribed by the IRS or the United States certifying as to such Foreign Lender’s entitlement to such exemption (a “Certificate of Exemption”). Any foreign Person that seeks to become a Lender under this Agreement shall provide a Certificate of Exemption to Borrower and Agent prior to becoming a Lender hereunder. No foreign Person may become a Lender hereunder if such Person fails to deliver a Certificate of Exemption in advance of becoming a Lender.
          1.16 Capital Adequacy; Increased Costs; Illegality.
          (a) If any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by any Lender with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law), in each case, adopted after the Closing Date, from any central bank or other Governmental Authority increases or would have the effect of increasing the amount of capital, reserves or other funds required to be maintained by such Lender and thereby reducing the rate of return on such Lender’s capital as a consequence of its obligations hereunder, then Borrower shall from time to time upon demand by such Lender (with a copy of such demand to Agent) pay to Agent, for the account of such Lender, additional amounts sufficient to compensate such Lender for such reduction; provided, that the Borrower shall not be required to compensate any Lender pursuant to this Section 1.16(a) for any such reduction incurred more than 180 days prior to the date of such Lender made such demand for compensation therefor; provided, further, that if the circumstance giving rise to such reduction is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. A certificate as to the amount of that reduction and showing the basis of the computation thereof submitted by such Lender to Borrower and to Agent shall be presumptive evidence of the matters set forth therein.
          (b) If, due to either (i) the introduction of or any change in any law or regulation (or any change in the interpretation thereof) or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in each case adopted after the Closing Date, there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining any Loan, then Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to Agent), pay to Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided, that the Borrower shall not be required to compensate any Lender pursuant to this Section 1.16(b) for any such increased cost incurred more than 180 days prior to the date of such Lender made such demand for compensation therefor; provided, further, that if the circumstance giving rise to such increased cost is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. A certificate as to the amount of such increased cost, submitted to Borrower and to Agent by such Lender, shall be presumptive evidence of the matters set forth therein. Each Lender agrees that, as promptly as practicable after it becomes aware of any circumstances referred to above which would result in any such increased cost, the affected Lender shall, to the extent not inconsistent with such Lender’s internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by Borrower pursuant to this Section 1.16(b).
          (c) Notwithstanding anything to the contrary contained herein, if the introduction of or any change in any law or regulation (or any change in the interpretation thereof) shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender to agree to make or to make or to continue to fund or maintain any LIBOR Loan, then, unless that Lender is able to make or to continue to fund or to maintain such LIBOR Loan at another branch or office of that Lender without, in that Lender’s reasonable opinion, materially adversely affecting it or its Loans or the income obtained therefrom, on notice thereof and demand therefor by such Lender to Borrower through Agent, (i) the obligation of such Lender to agree to make or to make or to continue to fund or maintain LIBOR Loans shall terminate and (ii) Borrower shall forthwith prepay in full all outstanding LIBOR Loans owing to such Lender, together with interest accrued thereon, unless Borrower, within five (5) Business Days after the delivery of such notice and demand, converts all LIBOR Loans into Index Rate Loans.
          (d) Within thirty (30) days after receipt by Borrower of written notice and demand from any Lender (an “Affected Lender”) for payment of additional amounts or increased costs as provided in Sections 1.15(a), 1.16(a) or 1.16(b) and with respect to a Lender that is a Non-Funding Lender, Borrower may, at its option, notify Agent and such Affected Lender (or such Non-Funding Lender) of its intention to replace the Affected Lender (or such Non-Funding Lender). So long as no Default or Event of Default has occurred and is continuing, Borrower, with the consent of Agent, may obtain, at Borrower’s expense, a replacement Lender (“Replacement Lender”) for the Affected Lender (or such Non-Funding Lender), which Replacement Lender must be reasonably satisfactory to Agent. Notwithstanding the foregoing, with respect to a Lender that is a Non-Funding Lender or an Impacted Lender, Agent may, but shall not be obligated to, obtain a Replacement Lender and execute an Assignment on behalf of such Non-Funding Lender or Impacted Lender at any time with three (3) Business Days’ prior notice to such Lender (unless notice is not practicable under the circumstances) and cause such Lender’s Loans and Commitments to be sold and assigned, in whole or in part, at par. If Borrower obtains a Replacement Lender within ninety (90) days following written notice to such Affected Lender (or such Non-Funding Lender) of its intention to do so, the Affected Lender (or such Non-Funding Lender) must sell and assign its Loans and Commitments to such Replacement Lender for an amount equal to the principal balance of all Loans held by the Affected Lender (or such Non-Funding Lender) and all accrued interest and Fees with respect thereto through the date of such sale and such assignment shall not require the payment of an assignment fee to Agent; provided, that, in the case of an Affected Lender, Borrower shall have reimbursed such Affected Lender for the additional amounts or increased costs that it is entitled to receive under this Agreement through the date of such sale and assignment. In the event that a replaced Lender does not execute an Assignment Agreement pursuant to Section 9.1 within five (5) Business Days after receipt by such replaced Lender of notice of replacement pursuant to this Section 1.16(d) and presentation to such replaced Lender of an Assignment Agreement evidencing an assignment pursuant to this Section 1.16(d), the Borrower shall be entitled (but not obligated) to execute such an Assignment Agreement on behalf of such replaced Lender, and any such Assignment Agreement so executed by the Borrower, the Replacement Lender and Agent, shall be effective for purposes of this 1.16(d) and Section 9.1. Notwithstanding the foregoing, Borrower shall not have the right to obtain a Replacement Lender for an Affected Lender if the Affected Lender rescinds its demand for increased costs or additional amounts within 15 days following its receipt of Borrower’s notice of intention to replace such Affected Lender. Furthermore, if Borrower gives written notice to an Affected Lender of its intention to replace and does not so replace such Affected Lender within ninety (90) days after delivery of such written notice, Borrower’s rights under this Section 1.16(d) shall terminate with respect to such Affected Lender and Borrower shall promptly pay all increased costs or additional amounts demanded by such Affected Lender pursuant to Sections 1.15(a), 1.16(a) and 1.16(b).
          1.17 Single Loan. All Loans to Borrower and all of the other Obligations of Borrower arising under this Agreement and the other Loan Documents shall constitute one general obligation of Borrower secured, until the Termination Date, by all of the Collateral.
2. CONDITIONS PRECEDENT
          2.1 Conditions to Effectiveness. This Agreement shall be effective upon the satisfaction of the following conditions in a manner reasonably satisfactory to Agent, or waived in writing by Agent and Requisite Lenders:
          (a) Credit Agreement; Loan Documents. This Agreement or counterparts hereof shall have been duly executed by, and delivered to, Borrower, each other Credit Party, Agent and Lenders; and Agent shall have received such documents, instruments, agreements and legal opinions as Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including all those listed in the Closing Checklist attached hereto as Annex D, each in form and substance reasonably satisfactory to Agent.
          (b) Approvals. Agent shall have received (i) satisfactory evidence that the Credit Parties have obtained all required consents and approvals of all Persons including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Loan Documents and the consummation of the Related Transactions or (ii) an officer’s certificate in form and substance reasonably satisfactory to Agent affirming that no such consents or approvals are required.
          (c) Payment of Fees. Borrower shall have paid the Fees required to be paid on the Closing Date in the respective amounts specified in Section 1.9 (including the Fees specified in the GE Capital Fee Letter), and shall have reimbursed Agent for all fees, costs and expenses of closing presented as of the Closing Date.
          2.2 Further Conditions to Each Loan. Except as otherwise expressly provided herein (including, without limitation, Section 1.1(a)(iii)), no Lender shall be obligated to fund any Advance, convert or continue any Loan as a LIBOR Loan or incur any Letter of Credit Obligation, if, as of the date thereof:
          (a) any representation or warranty by any Credit Party contained herein or in any other Loan Document to which a Credit Party is a party is untrue or incorrect in any material respect (without duplication of any materiality qualifier contained therein) as of such date as determined by Agent or Requisite Lenders, except to the extent that such representation or warranty expressly relates to an earlier date and except for changes therein expressly permitted or expressly contemplated by this Agreement, and Agent or Requisite Lenders have determined not to make such Advance, convert or continue any Loan as LIBOR Loan or incur such Letter of Credit Obligation as a result of the fact that such warranty or representation is untrue or incorrect;
          (b) (i) any Default or Event of Default has occurred and is continuing or would result after giving effect to any Advance (or the incurrence of any Letter of Credit Obligation), and Agent or Requisite Lenders shall have determined not to make any Advance, convert or continue any Loan as a LIBOR Loan or incur any Letter of Credit Obligation as a result of that Default or Event of Default; or
          (c) after giving effect to any Advance (or the incurrence of any Letter of Credit Obligations), the outstanding principal amount of the Revolving Loan would exceed the lesser of the Borrowing Base and the Maximum Amount, in each case, less the then outstanding principal amount of the Swing Line Loan.
The request and acceptance by Borrower of the proceeds of any Advance, the incurrence of any Letter of Credit Obligations or the conversion or continuation of any Loan into, or as, a LIBOR Loan shall be deemed to constitute, as of the date thereof, (i) a representation and warranty by Borrower that the conditions in this Section 2.2 have been satisfied and (ii) a reaffirmation by Borrower of the granting and continuance of Agent’s Liens, on behalf of itself and Lenders, pursuant to the Collateral Documents.
3. REPRESENTATIONS AND WARRANTIES
          To induce Lenders to make the Loans and to incur Letter of Credit Obligations, the Credit Parties executing this Agreement, jointly and severally, make the following representations and warranties to Agent and each Lender with respect to all Credit Parties, each and all of which shall survive the execution and delivery of this Agreement.
          3.1 Corporate Existence; Compliance with Law. Each Credit Party (a) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization set forth in Disclosure Schedule (3.1); (b) is duly qualified to conduct business and is in good standing in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not result in exposure to losses or liabilities which could reasonably be expected to have a Material Adverse Effect; (c) has the requisite power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease and to conduct its business; (d) subject to specific representations regarding Environmental Laws, has all material licenses, permits, consents or approvals from or by, and has made all material filings with, and has given all notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct; (e) is in compliance in all material respects with its charter and bylaws or partnership or operating agreement, as applicable; and (f) subject to specific representations set forth herein regarding ERISA, Environmental Laws, tax and other laws, is in compliance with all applicable provisions of law, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
          3.2 Executive Offices, Collateral Locations, FEIN. As of the Closing Date, each Credit Party’s name as it appears in official filings in its state of incorporation or organization, state of incorporation or organization, organization type, organization number, if any, issued by its state incorporation or organization, and the current location of each Credit Party’s chief executive office and the warehouses and premises at which any Collateral is located as of the Closing Date are set forth in Disclosure Schedule (3.2). In addition, Disclosure Schedule (3.2) sets forth the locations of warehouses and premises at which any Collateral has been located at any time within four (4) months preceding the Closing Date. In addition, Disclosure Schedule (3.2) lists the federal employer identification number of each Credit Party.
          3.3 Corporate Power, Authorization, Enforceable Obligations. The execution, delivery and performance by each Credit Party of the Loan Documents to which it is a party and the creation of all Liens provided for therein: (a) are within such Person’s power; (b) have been duly authorized by all necessary corporate, limited liability company or limited partnership action; (c) do not contravene any provision of such Person’s charter, bylaws or partnership or operating agreement as applicable; (d) do not violate any law or regulation, or any order or decree of any court or Governmental Authority in any material respect; (e) do not conflict with or result in the material breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which such Person is a party or by which such Person or any of its property is bound; (f) do not result in the creation or imposition of any Lien upon any of the property of such Person other than those in favor of Agent, on behalf of itself and Lenders, pursuant to the Loan Documents; and (g) do not require the consent or approval of any Governmental Authority or any other Person, except those referred to in Section 2.1(c), all of which will have been duly obtained, made or complied with prior to the Closing Date. Each of the Loan Documents shall be duly executed and delivered by each Credit Party that is a party thereto and each such Loan Document shall constitute a legal, valid and binding obligation of such Credit Party enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.
          3.4 Financial Statements and Projections. Except for the Projections, all Financial Statements concerning Holdings and its Subsidiaries that are referred to below have been prepared in accordance with GAAP consistently applied throughout the periods covered and present fairly in all material respects the financial position of the Persons covered thereby as at the dates thereof and the results of their operations and cash flows for the periods then ended.
          (a) Financial Statements. The following Financial Statements attached hereto as Disclosure Schedule (3.4(a)) have been delivered to the Agent prior to the Closing Date:
               (i) [Intentionally Omitted]

               (ii) The audited consolidated balance sheet at October 2, 2004 and the related statements of income and cash flows of Holdings and its Subsidiaries for the Fiscal Year then ended certified by Grant Thornton LLP.
               (iii) The audited consolidated balance sheet at September 27, 2003 and the related statements of income and cash flows of Holdings and its Subsidiaries for the Fiscal Year then ended, certified by Grant Thornton LLP.
               (iv) The audited consolidated balance sheet at October 1, 2005 and the related statement(s) of income and cash flows of Holdings and its Subsidiaries for the Fiscal Year then ended, certified by Grant Thornton, LLP.
               (v) The audited consolidated balance sheet at October 3, 2009, and the related statement(s) of income and cash flows of Holdings and its Subsidiaries for the Fiscal Year then ended, certified by Grant Thornton, LLP.
          3.5 Material Adverse Effect. Between October 3, 2009 and the Closing Date, (a) no Credit Party has incurred any obligations, contingent or noncontingent liabilities, liabilities for Charges, long-term leases or unusual forward or long-term commitments that are not reflected in the Projections and that, alone or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (b) no contract, lease or other agreement or instrument has been entered into by any Credit Party or has become binding upon any Credit Party’s assets and no law or regulation applicable to any Credit Party has been adopted that has had or could reasonably be expected to have a Material Adverse Effect, and (c) no Credit Party is in default and to the best of Borrower’s knowledge no third party is in default under any material contract, lease or other agreement or instrument, that alone or in the aggregate could reasonably be expected to have a Material Adverse Effect. Since October 3, 2009 no event has occurred, that alone or together with other events, could reasonably be expected to have a Material Adverse Effect.
          3.6 Ownership of Property; Liens. As of the Closing Date, the real estate (“Real Estate”) listed in Disclosure Schedule (3.6) constitutes all of the real property owned, leased, subleased, or used by any Credit Party. Each Credit Party owns good and marketable fee simple title to all of its owned Real Estate and valid and marketable leasehold interests in all of its leased Real Estate (in each case subject to Liens permitted under Section 6.7), and copies of all such leases or a summary of terms thereof have been delivered to Agent. Disclosure Schedule (3.6) further describes any Real Estate with respect to which any Credit Party is a lessor, sublessor or assignor as of the Closing Date. Each Credit Party also has good and marketable title to, or valid leasehold interests in, all of its personal property and assets (subject to Liens permitted under Section 6.7). As of the Closing Date, none of the properties and assets of any Credit Party are subject to any Liens other than Liens permitted under Section 6.7, and there are no facts, circumstances or conditions known to any Credit Party that may result in any Liens (including Liens arising under Environmental Laws) other than Liens permitted under Section 6.7. Except as could not reasonably be expected to have a Material Adverse Effect, each Credit Party has received all deeds, assignments, waivers, consents, nondisturbance and attornment or similar agreements, bills of sale and other documents, and has duly effected all recordings, filings and other actions necessary to establish, protect and perfect such Credit Party’s right, title and interest in and to all such Real Estate and other properties and assets. Disclosure Schedule (3.6) also describes any purchase options, rights of first refusal or other similar contractual rights pertaining to any Real Estate as of the Closing Date. As of the Closing Date, no portion of any Credit Party’s Real Estate has suffered any material damage by fire or other casualty loss that has not heretofore been repaired and restored in all material respects to its original condition or otherwise remedied. As of the Closing Date, all material permits required to have been issued or appropriate to enable the Real Estate to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect.
          3.7 Labor Matters. Except as set forth on Disclosure Schedule (3.7), as of the Closing Date: (a) no strikes or other material labor disputes against any Credit Party are pending or, to any Credit Party’s knowledge, threatened; (b) hours worked by and payment made to employees of each Credit Party comply in all material respects with the Fair Labor Standards Act and each other federal, state, local or foreign law applicable to such matters; (c) all payments due from any Credit Party for employee health and welfare insurance have been paid or accrued as a liability on the books of such Credit Party; (d) no Credit Party is a party to or bound by any collective bargaining agreement, management agreement, consulting agreement, employment agreement, bonus, restricted stock, stock option, or stock appreciation plan or agreement or any similar plan, agreement or arrangement (and true and complete copies of any agreements described on Disclosure Schedule (3.7) have been filed with the Securities and Exchange Commission in the filings of Holdings on or before the Closing Date or otherwise delivered to Agent); (e) there is no organizing activity involving any Credit Party pending or, to any Credit Party’s knowledge, threatened by any labor union or group of employees; (f) there are no representation proceedings pending or, to any Credit Party’s knowledge, threatened with the National Labor Relations Board, and no labor organization or group of employees of any Credit Party has made a pending demand for recognition; and (g) there are no material complaints or charges against any Credit Party pending or, to the knowledge of any Credit Party, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by any Credit Party of any individual.
          3.8 Ventures, Subsidiaries and Affiliates; Outstanding Stock and Indebtedness. Except as set forth in Disclosure Schedule (3.8), as of the Closing Date, no Credit Party has any Subsidiaries, is engaged in any joint venture or partnership with any other Person, or is (except for those holders of the issued and outstanding Stock of Holdings that constitute Affiliates of Holdings) an Affiliate of any other Person of the type described in clause (a) or (b) of the definition of the term “Affiliate”. Except for Holdings, all of the issued and outstanding Stock of each Credit Party is owned by each of the Stockholders and in the amounts set forth in Disclosure Schedule (3.8). Except as set forth in Disclosure Schedule (3.8), there are no outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which any Credit Party may be required to issue, sell, repurchase or redeem any of its Stock or other equity securities or any Stock or other equity securities of its Subsidiaries. All outstanding Indebtedness and Guaranteed Indebtedness of each Credit Party as of the Closing Date (except for the Obligations) is described in Section 6.3 (including Disclosure Schedule (6.3)).

          3.9 Government Regulation. No Credit Party is an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940. No Credit Party is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, or any other federal or state statute that restricts or limits its ability to incur Indebtedness or to perform its obligations hereunder. The making of the Loans by Lenders to Borrower, the incurrence of the Letter of Credit Obligations on behalf of Borrower, the application of the proceeds thereof and repayment thereof and the consummation of the Related Transactions will not violate any provision of any such statute or any rule, regulation or order issued by the Securities and Exchange Commission.
          3.10 Margin Regulations. No Credit Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as “Margin Stock”). No Credit Party owns any Margin Stock, and none of the proceeds of the Loans or other extensions of credit under this Agreement will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any Margin Stock or for any other purpose that might cause any of the Loans or other extensions of credit under this Agreement to be considered a “purpose credit” within the meaning of Regulations T, U or X of the Federal Reserve Board. No Credit Party will take or permit to be taken any action that might cause any Loan Document to violate any regulation of the Federal Reserve Board.
          3.11 Taxes. All Federal and other material tax returns, reports and statements, including information returns, required by any Governmental Authority to be filed by any Credit Party have been filed with the appropriate Governmental Authority, and all Charges have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof, excluding Charges or other amounts being contested in accordance with Section 5.2(b). Proper and accurate amounts have been withheld by each Credit Party from its respective employees for all periods in full and complete compliance with all applicable federal, state, local and foreign laws and such withholdings have been timely paid to the respective Governmental Authorities. Disclosure Schedule (3.11) sets forth as of the Closing Date those taxable years for which any Credit Party’s tax returns are currently being audited by the IRS or any other applicable Governmental Authority and any assessments or threatened assessments in connection with such audit, or otherwise currently outstanding. Except as described in Disclosure Schedule (3.11), as of the Closing Date, no Credit Party has executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges. None of the Credit Parties and their respective predecessors are liable for any Charges: (a) under any agreement (including any tax sharing agreements) or (b) to each Credit Party’s knowledge, as a transferee. As of the Closing Date, no Credit Party has agreed or been requested to make any adjustment under IRC Section 481(a), by reason of a change in accounting method or otherwise, which would reasonably be expected to have a Material Adverse Effect.
          3.12 ERISA.

          (a) Disclosure Schedule (3.12) lists as of the Closing Date, all Plans and separately identifies all Pension Plans, including Title IV Plans, Multiemployer Plans, ESOPs and Welfare Plans, including all Retiree Welfare Plans. Copies of all such listed Plans, together with a copy of the latest form IRS/DOL 5500-series for each such Plan will be delivered to Agent upon Agent’s request. Except with respect to Multiemployer Plans, each Qualified Plan has been determined by the IRS to qualify under Section 401 of the IRC, and the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501 of the IRC. Each Plan is in compliance in all material respects with the applicable provisions of ERISA and the IRC, including the timely filing of all reports required under the IRC or ERISA, including the statement required by 29 CFR Section 2520.104-23. Neither any Credit Party nor ERISA Affiliate has failed to make any material contribution or pay any material amount due as required by either Section 412 of the IRC or Section 302 of ERISA or the terms of any such Plan. Neither any Credit Party nor ERISA Affiliate has engaged in a “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the IRC, in connection with any Plan, that would subject any Credit Party to a material tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the IRC.
          (b) Except for those that would not reasonably be expected to result in the imposition of a Lien on any asset of a Credit Party with respect to any Title IV Plan or have a Material Adverse Effect: (i) no Title IV Plan has any material Unfunded Pension Liability; (ii) no ERISA Event or event described in Section 4062(e) of ERISA with respect to any Title IV Plan has occurred or is reasonably expected to occur; (iii) there are no pending, or to the knowledge of any Credit Party, threatened material claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any Person as fiduciary or sponsor of any Plan; (iv) no Credit Party or ERISA Affiliate has incurred or reasonably expects to incur any material liability as a result of a complete or partial withdrawal from a Multiemployer Plan; (v) within the last five years no Title IV Plan of any Credit Party or ERISA Affiliate has been terminated, whether or not in a “standard termination” as that term is used in Section 4041 of ERISA, nor has any Title IV Plan of any Credit Party or ERISA Affiliate (determined at any time within the past five years) with material Unfunded Pension Liabilities been transferred outside of the “controlled group” (within the meaning of Section 4001(a)(14) of ERISA) of any Credit Party or ERISA Affiliate; (vi) except in the case of any ESOP, 401k or as set forth on Disclosure Schedule (3.12), Stock of all Credit Parties and their ERISA Affiliates makes up, in the aggregate, no more than 10% of fair market value of the assets of any Plan measured on the basis of fair market value as of the latest valuation date of any Plan; and (vii) no liability under any Title IV Plan has been satisfied with the purchase of a contract from an insurance company that is not rated AAA by the Standard & Poor’s Corporation or an equivalent rating by another nationally recognized rating agency.
          3.13 No Litigation. No action, claim, lawsuit, demand, investigation or proceeding is now pending or, to the knowledge of any Credit Party, threatened against any Credit Party, before any Governmental Authority or before any arbitrator or panel of arbitrators (collectively, “Litigation”), (a) that challenges any Credit Party’s right or power to enter into or perform any of its obligations under the Loan Documents to which it is a party, or the validity or enforceability of any Loan Document or any action taken thereunder, or (b) that has a reasonable risk of being determined adversely to any Credit Party and that, if so determined, could reasonably be expected to have a Material Adverse Effect. Except as set forth on Disclosure

Schedule (3.13), as of the Closing Date there is no Litigation pending or threatened that seeks damages in excess of $250,000 or injunctive relief against, or alleges criminal misconduct of, any Credit Party.
          3.14 Brokers. Except as set forth on Disclosure Schedule (3.14), no broker or finder acting on behalf of any Credit Party or Affiliate thereof brought about the obtaining, making or closing of the Loans or the Related Transactions, and no Credit Party or Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.
          3.15 Intellectual Property. As of the Closing Date, each Credit Party owns or has rights to use all Intellectual Property necessary to continue to conduct its business as now conducted by it or presently proposed to be conducted by it except for such Intellectual Property the failure of which to own or license would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, and each Patent, Trademark, Copyright and License is listed, together with application or registration numbers, as applicable, in Disclosure Schedule (3.15). Each Credit Party conducts its business and affairs without infringement of or interference with any Intellectual Property of any other Person in any material respect. Except as set forth in Disclosure Schedule (3.15), no Credit Party is aware of any material infringement claim by any other Person with respect to any Intellectual Property.
          3.16 Full Disclosure. No information contained in this Agreement, any of the other Loan Documents, any Projections (subject to the remaining provisions of this Section 3.16), Financial Statements or Collateral Reports or other written reports from time to time prepared by any Credit Party and delivered hereunder or any written statement prepared by any Credit Party and furnished by or on behalf of any Credit Party to Agent or any Lender pursuant to the terms of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. Projections from time to time delivered hereunder are or will be based upon the estimates and assumptions stated therein, all of which Borrower believed at the time of delivery to be reasonable and fair in light of current conditions and current facts known to Borrower as of such delivery date, and reflect Borrower’s good faith and reasonable estimates of the future financial performance of Borrower and of the other information projected therein for the period set forth therein. Such Projections are not a guaranty of future performance and actual results may differ from those set forth in such Projections. The Liens granted to Agent, on behalf of itself and Lenders, pursuant to the Collateral Documents will at all times be fully perfected first priority Liens in and to the Collateral described therein, subject, as to priority, only to Permitted Encumbrances.
          3.17 Environmental Matters.
          (a) Except as set forth in Disclosure Schedule (3.17), as of the Closing Date: (i) the Real Estate is free of contamination from any Hazardous Material except for such contamination that would not adversely impact the value or marketability of such Real Estate and that would not result in Environmental Liabilities that could reasonably be expected to exceed $2,000,000; (ii) no Credit Party has caused or suffered to occur any material Release of

Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate; (iii) the Credit Parties are and have been in compliance with all Environmental Laws, except for such noncompliance that would not result in Environmental Liabilities which could reasonably be expected to exceed $2,000,000; (iv) the Credit Parties have obtained, and are in compliance with, all Environmental Permits required by Environmental Laws for the operations of their respective businesses as presently conducted or as proposed to be conducted, except where the failure to so obtain or comply with such Environmental Permits would not result in Environmental Liabilities that could reasonably be expected to exceed $2,000,000, and all such Environmental Permits are valid, uncontested and in good standing; (v) no Credit Party is involved in operations or knows of any facts, circumstances or conditions, including any Releases of Hazardous Materials, that are likely to result in any Environmental Liabilities of such Credit Party which could reasonably be expected to exceed $2,000,000; (vi) there is no Litigation arising under or related to any Environmental Laws, Environmental Permits or Hazardous Material that seeks damages, penalties, fines, costs or expenses in excess of $2,000,000 or injunctive relief against, or that alleges criminal misconduct by, any Credit Party; (vii) no notice has been received by any Credit Party identifying it as a “potentially responsible party” or requesting information under CERCLA or analogous state statutes, and to the knowledge of the Credit Parties, there are no facts, circumstances or conditions that may result in any Credit Party being identified as a “potentially responsible party” under CERCLA or analogous state statutes; and (viii) the Credit Parties have provided to Agent copies of all existing environmental reports, reviews and audits and all written information pertaining to actual or potential Environmental Liabilities, in each case to the extent such reports, reviews, audits and documents are in Credit Parties’ possession, custody, or control.
          (b) Each Credit Party hereby acknowledges and agrees that Agent (i) is not now, and has not ever been, in control of any of the Real Estate or any Credit Party’s affairs, and (ii) does not have the capacity through the provisions of the Loan Documents or otherwise to influence any Credit Party’s conduct with respect to the ownership, operation or management of any of its Real Estate or compliance with Environmental Laws or Environmental Permits.
          3.18 Insurance. Disclosure Schedule (3.18) lists all insurance policies of any nature maintained, as of the Closing Date, for current occurrences by each Credit Party, as well as a summary of the terms of each such policy.
          3.19 Deposit and Disbursement Accounts. Disclosure Schedule (3.19) lists all banks and other financial institutions at which any Credit Party maintains deposit or other accounts as of the Closing Date, including any Disbursement Accounts, and such Schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.
          3.20 Government Contracts. Except as set forth in Disclosure Schedule (3.20), as of the Closing Date, no Credit Party is a party to any contract or agreement with any Governmental Authority and no Credit Party’s Accounts are subject to the Federal Assignment of Claims Act (31 U.S.C. Section 3727) or any similar state or local law.
          3.21 Customer and Trade Relations. As of the Closing Date, there exists no actual or, to the knowledge of any Credit Party, threatened termination or cancellation of, or any material adverse modification or change in: the business relationship of any Credit Party with any customer or group of customers whose purchases during the preceding 12 months caused them to be ranked among the ten largest customers of such Credit Party; or the business relationship of any Credit Party with any supplier essential to its operations.
          3.22 Bonding; Licenses. Except as set forth on Disclosure Schedule (3.22), as of the Closing Date, no Credit Party is a party to or bound by any surety bond agreement or bonding requirement with respect to products or services sold by it or any trademark or patent license agreement with respect to products sold by it.
          3.23 Solvency. Both before and after giving effect to (a) the Loans and Letter of Credit Obligations to be made or incurred on the Closing Date or such other date as Loans and Letter of Credit Obligations requested hereunder are made or incurred, (b) the disbursement of the proceeds of such Loans pursuant to the instructions of Borrower, (c) the Refinancing and the consummation of the other Related Transactions and (d) the payment and accrual of all transaction costs in connection with the foregoing, each Credit Party is and will be Solvent.
          3.24 Status of Holdings. Prior to the Original Closing Date, Holdings will not have engaged in any business or incurred any Indebtedness or any other liabilities (except in connection with its corporate formation, the Prior Lender Obligations under and as defined in the Original Credit Agreement, the Related Transactions Documents and this Agreement).
          3.25 Inactive Subsidiaries. No Inactive Subsidiary (a) has any assets with a net book value in excess of $500,000, (b) has any material liabilities or (c) is engaged in any trade or business.
          3.26 Motor Vehicles. [Intentionally Omitted]
          3.27 Vacant Land Lease. No Collateral is stored or located on the property that is subject to the Vacant Land Lease.
4. FINANCIAL STATEMENTS AND INFORMATION
          4.1 Reports and Notices.
          (a) Each Credit Party executing this Agreement hereby agrees that from and after the Closing Date and until the Termination Date, it shall deliver to Agent or to Agent and Lenders, as required, the Financial Statements, notices, Projections and other information at the times, to the Persons and in the manner set forth in Annex E.
          (b) Each Credit Party executing this Agreement hereby agrees that from and after the Closing Date and until the Termination Date, it shall deliver to Agent or to Agent and Lenders, as required, the various Collateral Reports (including Borrowing Base Certificates in the form of Exhibit 4.1(b)) at the times, to the Persons and in the manner set forth in Annex F.

          4.2 Communication with Accountants. Each Credit Party executing this Agreement authorizes Agent and each Lender, so long as an Event of Default has occurred and is continuing, to communicate directly with its independent certified public accountants, including Grant Thornton LLP, and authorizes and shall instruct those accountants and advisors to communicate to Agent and each Lender information relating to any Credit Party with respect to the business, results of operations and financial condition of any Credit Party; provided, that Agent shall give a representative of the Borrower reasonable opportunity to participate in such communications.
5. AFFIRMATIVE COVENANTS
          Each Credit Party executing this Agreement jointly and severally agrees as to all Credit Parties that from and after the date hereof and until the Termination Date:
          5.1 Maintenance of Existence and Conduct of Business. Each Credit Party shall:
          (a) do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, except, with respect to the Borrower’s Subsidiaries, in connection with transactions permitted by Section 6.1;
          (b) do or cause to be done all things necessary to preserve and keep in full force and effect its material rights and franchises; continue to conduct its business substantially as now conducted or as otherwise permitted hereunder, except in connection with transactions permitted by Section 6.1 and sales of assets permitted by Section 6.8 and except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; and
          (c) at all times maintain, preserve and protect all of its assets and properties used or useful in the conduct of its business, and keep the same in good repair, working order and condition in all material respects (taking into consideration ordinary wear and tear) (except for Real Estate Held for Sale, which will be maintained adequately in order to preserve the value and marketability of such real estate) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices; and transact business only in such corporate and trade names as are set forth in Disclosure Schedule (5.1), except in each case where the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
          5.2 Payment of Charges.
          (a) Subject to Section 5.2(b), each Credit Party shall pay and discharge or cause to be paid and discharged promptly all Charges payable by it, including (i) Charges imposed upon it, its income and profits, or any of its property (real, personal or mixed) and all Charges with respect to tax, social security and unemployment withholding with respect to its employees, (ii) lawful claims for labor, materials, supplies and services or otherwise, and (iii) all storage or rental charges payable to warehousemen and bailees, in each case, before any thereof shall become past due, except in the case of clauses (ii) and (iii) where the failure to pay or discharge such Charges would not result in aggregate liabilities in excess of $1,000,000.

          (b) Each Credit Party may in good faith contest, by appropriate proceedings, the validity or amount of any Charges, Taxes or claims described in Section 5.2(a); provided, that (i) adequate reserves with respect to such contest are maintained on the books of such Credit Party, in accordance with and to the extent required under GAAP; (ii) no Lien shall be imposed to secure payment of such Charges (other than Charges permitted under clauses (ii) and (iii) of Section 5.2(a)) that is superior to any of the Liens securing payment of the Obligations and such contest is maintained and prosecuted continuously and with diligence by appropriate proceedings which stay the enforcement of any Lien, (iii) if any Collateral becomes subject to forfeiture or loss as a result of such contest, such forfeiture or loss of Collateral shall not constitute an Event of Default under Section 8.1(g), and (iv) such Credit Party shall promptly pay or discharge such contested Charges, Taxes or claims and all additional charges, interest, penalties and expenses, if any, and shall deliver to Agent evidence reasonably acceptable to Agent of such compliance, payment or discharge, if such contest is terminated or discontinued adversely to such Credit Party or the conditions set forth in this Section 5.2(b) are no longer met.
          5.3 Books and Records. Each Credit Party shall keep adequate books and records with respect to its business activities in which proper entries, reflecting all financial transactions, are made in accordance with GAAP and on a basis consistent with the Financial Statements (taking into account any Accounting Changes in accordance with and pursuant to the provisions of Annex G) that are referenced on Disclosure Schedule (3.4(a)).
          5.4 Insurance; Damage to or Destruction of Collateral.
          (a) The Credit Parties shall, at their sole cost and expense, maintain the policies of insurance described on Disclosure Schedule (3.18) and Keyman Life Insurance as in effect on the Closing Date or otherwise of a nature and providing such coverage as is sufficient and as is customarily carried by businesses of the size and character of the business of the Credit Parties and with financially sound and reputable insurers. Such policies of insurance (or the loss payable and additional insured endorsements delivered to Agent) shall contain provisions pursuant to which the insurer agrees to provide thirty (30) days prior written notice to Agent in the event of any non-renewal, cancellation or amendment of any such insurance policy. If any Credit Party at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay all premiums relating thereto, Agent may at any time or times thereafter obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto that Agent deems advisable. Agent shall have no obligation to obtain insurance for any Credit Party or pay any premiums therefor. By doing so, Agent shall not be deemed to have waived any Default or Event of Default arising from any Credit Party’s failure to maintain such insurance or pay any premiums therefor. All sums so disbursed, including reasonable attorneys’ fees, court costs and other charges related thereto, shall be payable on demand by Borrower to Agent and shall be additional Obligations hereunder secured by the Collateral.
          (b) Agent reserves the right at any time upon any material adverse change in any Credit Party’s risk profile (including any change in the product mix maintained by any Credit Party or any laws affecting the potential liability of such Credit Party) to require additional forms and limits of insurance to, in Agent’s reasonable opinion, adequately protect both Agent’s and Lenders’ interests in all or any portion of the Collateral and to ensure that each

Credit Party is protected by insurance in amounts and with coverage customary for its industry. If reasonably requested by Agent, each Credit Party shall deliver to Agent from time to time a report of a reputable insurance broker reasonably satisfactory to Agent, with respect to its insurance policies.
          (c) Each Credit Party shall deliver to Agent, in form and substance reasonably satisfactory to Agent, endorsements to (i) all “All Risk” and business interruption insurance naming Agent, on behalf of itself and Lenders, as loss payee, and (ii) all general liability and other liability policies naming Agent, on behalf of itself and Lenders, as additional insured. Each Credit Party irrevocably makes, constitutes and appoints Agent (and all officers, employees or agents designated by Agent), so long as any Default or Event of Default has occurred and is continuing or the anticipated insurance proceeds exceed $4,000,000, as each Credit Party’s true and lawful agent and attorney-in-fact for the purpose of making, settling and adjusting claims relating to the Collateral under such “All Risk” policies of insurance, endorsing the name of each Credit Party on any check or other item of payment for the proceeds of such “All Risk” policies of insurance and for making all determinations and decisions with respect to such “All Risk” policies of insurance. Agent shall have no duty to exercise any rights or powers granted to it pursuant to the foregoing power-of-attorney. Borrower shall promptly notify Agent of any loss, damage, or destruction to the Collateral in the amount of $500,000 or more, whether or not covered by insurance. After deducting from such proceeds (i) the expenses incurred by Agent in the collection or handling thereof, and (ii) amounts required to be paid to creditors (other than Lenders) holding Liens permitted under Section 6.7, Agent may, at its option, apply such proceeds to the reduction of the Obligations in accordance with Section 1.3(c), provided, that in the case of insurance proceeds pertaining to any Credit Party other than Borrower, such insurance proceeds shall be applied to the Loans owing by Borrower, or permit or require each Credit Party to use such money, or any part thereof, to replace, repair, restore or rebuild the Collateral in a diligent and expeditious manner with materials and workmanship of substantially the same quality as existed before the loss, damage or destruction. Notwithstanding the foregoing, if the casualty giving rise to such insurance proceeds could not reasonably be expected to have a Material Adverse Effect and such insurance proceeds do not exceed $1,000,000 in the aggregate, Agent shall permit the applicable Credit Party to replace, restore, repair or rebuild the property; provided, that if such Credit Party has not completed or entered into binding agreements to complete such replacement, restoration, repair or rebuilding within 90 days of such casualty, Agent may apply such insurance proceeds to the Obligations in accordance with this Section and Section 1.3(c); provided, further that in the case of insurance proceeds pertaining to any Credit Party other than Borrower, such insurance proceeds shall be applied to the Loans owing by Borrower. All insurance proceeds that are to be made available to Borrower to replace, repair, restore or rebuild the Collateral shall be applied by Agent to reduce the outstanding principal balance of the Revolving Loan (which application shall not result in a permanent reduction of the Revolving Loan Commitment) and upon such application, Agent shall establish a Reserve against the Borrowing Base in an amount equal to the amount of such proceeds so applied. All insurance proceeds made available to any Credit Party that is not a Borrower to replace, repair, restore or rebuild Collateral shall be deposited in a cash collateral account. Thereafter, such funds shall be made available to such Credit Party to provide funds to replace, repair, restore or rebuild the Collateral as follows: (i) Borrower shall request a Revolving Credit Advance or release from the cash collateral account be made to such Credit Party in the amount requested to be released; (ii) so long as the conditions set forth in Section 2.2 have been met, Revolving Lenders shall make such Revolving Credit Advance or Agent shall release funds from the cash collateral account; and (iii) in the case of insurance proceeds applied against the Revolving Loan, the Reserve established with respect to such insurance proceeds shall be reduced by the amount of such Revolving Credit Advance. To the extent not used to replace, repair, restore or rebuild the Collateral, such insurance proceeds (excluding any amounts required to be paid to creditors (other than Lenders) holding Liens permitted under Section 6.7) shall be applied in accordance with Section 1.3(c); provided, that in the case of insurance proceeds pertaining to any Credit Party other than Borrower, such insurance proceeds shall be applied to the Loans owing by Borrower. Nothing herein shall be deemed to prohibit Borrower from naming any other creditor who holds a Lien permitted under Section 6.7 as a loss payee or additional insured, directing any insurer to pay proceeds of any insurance policy to such creditor or granting such creditor rights consistent with those granted to Agent hereunder in respect of any insurance maintained with respect to the property or assets subject to such Lien.
          5.5 Compliance with Laws. Each Credit Party shall comply with all federal, state, local and foreign laws and regulations applicable to it, including ERISA, labor laws, and Environmental Laws and Environmental Permits, except to the extent that the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
          5.6 Supplemental Disclosure. From time to time as may be reasonably requested by Agent (which request will not be made more frequently than once each year absent the occurrence and continuance of an Event of Default) or at Credit Parties’ election, the Credit Parties shall supplement each Disclosure Schedule hereto, or any representation herein or in any other Loan Document, with respect to any matter hereafter arising that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or as an exception to such representation or that is necessary to correct any information in such Disclosure Schedule or representation which has been rendered inaccurate thereby (and, in the case of any supplements to any Disclosure Schedule, such Disclosure Schedule shall be appropriately marked to show the changes made therein); provided that (a) no such supplement to any such Disclosure Schedule or representation shall amend, supplement or otherwise modify any Disclosure Schedule or representation, or be or be deemed a waiver of any Default or Event of Default resulting from the matters disclosed therein, except as consented to by Agent and Requisite Lenders in writing, and (b) no supplement shall be required or permitted as to representations and warranties that relate solely to the Closing Date.
          5.7 Intellectual Property. Each Credit Party will conduct its business and affairs without infringement of or interference with any Intellectual Property of any other Person in any material respect and shall comply in all material respects with the terms of its Licenses.
          5.8 Environmental Matters. Each Credit Party shall and shall cause each Person within its control to: (a) conduct its operations and keep and maintain its Real Estate in compliance with all Environmental Laws and Environmental Permits other than noncompliance that could not reasonably be expected to have a Material Adverse Effect; (b) except as could not reasonably be expected to have a Material Adverse Effect, implement any and all investigation, remediation, removal and response actions that are appropriate or necessary to comply with Environmental Laws and Environmental Permits pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Material on, at, in, under, above, to, from or about any of its Real Estate; (c) notify Agent promptly after such Credit Party becomes aware of any violation of Environmental Laws or Environmental Permits or any Release on, at, in, under, above, to, from or about any Real Estate that, in each case, is reasonably likely to result in Environmental Liabilities in excess of $2,000,000; and (d) promptly forward to Agent a copy of any order, notice, request for information or any communication or report received by such Credit Party in connection with any such violation or Release or any other matter relating to any Environmental Laws or Environmental Permits that could reasonably be expected to result in Environmental Liabilities in excess of $2,000,000 in each case whether or not the Environmental Protection Agency or any Governmental Authority has taken or threatened any action in connection with any such violation, Release or other matter.
          5.9 Landlords’ Agreements, Mortgagee Agreements, Bailee Letters and Real Estate Purchases. Each Credit Party shall use commercially reasonable efforts to obtain a landlord’s agreement, mortgagee agreement or Bailee Letter, as applicable, from the lessor of each leased property (other than property leased to Borrower by Snead Family I, L.L.C., a Virginia limited liability company pursuant to that Lease dated June 24, 1996 (as in effect on the date hereof, the “Vacant Land Lease” as long as (i) such property remains subject to the Vacant Land Lease and (ii) no Collateral is stored or located on such property), mortgagee of owned property or bailee with respect to any warehouse, processor or converter facility or other location where Collateral is stored or located, which agreement or letter shall contain a waiver or subordination of all Liens or claims that the landlord, mortgagee or bailee may assert against the Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance to Agent. With respect to such locations or warehouse space leased or owned as of the Original Closing Date and thereafter, if Agent has not received a landlord or mortgagee agreement or Bailee Letter as of the Original Closing Date (or, if later, as of the date such location is acquired or leased), Borrower’s Eligible Inventory at that location shall, in Agent’s discretion, be excluded from the Borrowing Base or be subject to Rent Reserves or such other Reserves referenced in Section 1.7(b)(iii). After the Original Closing Date, no real property or warehouse space shall be leased by any Credit Party and no Inventory shall be shipped to a processor or converter under arrangements established after the Closing Date without (i) a 30 days’ prior written notice to Agent describing and identifying such real properties, warehouses, processors and converters, as the case may be, if the book value of all Inventory at all such other real estate properties and warehouses, including, without limitation, the book value of all Inventory shipped or to be shipped to all such processors and converters, is less than $10,000,000 in the aggregate and (ii) the prior written consent of Agent (which consent, in Agent’s discretion, may be conditioned upon the exclusion from the Borrowing Base of Eligible Inventory at that location or the establishment of Reserves acceptable to Agent) and unless and until a satisfactory landlord agreement or Bailee Letter, as appropriate, shall first have been obtained with respect to such location, if the book value of all Inventory at all such other real estate properties and warehouses, including, without limitation, the book value of all Inventory shipped or to be shipped to all such processors and converters, is $10,000,000 or more in the aggregate. Each Credit Party shall timely and fully pay and perform its obligations in all material respects under all leases and other agreements with respect to each leased location or public warehouse where any Collateral is or may be located.

          5.10 [Intentionally Omitted].
          5.11 Post-Closing Matters
          (a) On or prior to July 30, 2010, Credit Parties shall deliver to Agent a Control Letter relating to the account numbered 26031120, which shall be in form and substance satisfactory to Agent.
          (b) On or prior to June 11, 2010, Credit Parties shall deliver or cause to be delivered to Agent a satisfactory evidence that the insurance policies required by Section 5.4 are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements, in favor of Agent, on behalf of Lenders, which shall be in form and substance satisfactory to Agent.
          5.12 Further Assurances.
          (a) Each Credit Party executing this Agreement agrees that it shall and shall cause each other Credit Party to, at such Credit Party’s expense and upon the reasonable request of Agent, duly execute and deliver, or cause to be duly executed and delivered, to Agent such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of Agent to carry out more effectively the provisions and purposes of this Agreement and each Loan Document.
          (b) Each Credit Party shall (i) cause each Person, upon its becoming a Domestic Subsidiary of such Credit Party (provided that this shall not be construed to constitute consent by any of the Lenders to any transaction not expressly permitted by the terms of this Agreement), promptly to guaranty the Obligations and to grant to Agent, for the benefit of Agent and Lenders, a security interest in the personal property (other than real property, Equipment and Fixtures) of such Domestic Subsidiary to secure the Obligations and (ii) pledge, or cause to be pledged, to Agent, for the benefit of Agent and Lenders, all of the Stock of such Domestic Subsidiary to secure the Obligations. Each Credit Party shall pledge, or cause to be pledged, to Agent, for the benefit of Agent and Lenders, 66% of the outstanding voting Stock and 100% of the outstanding nonvoting Stock of any person upon its becoming a first tier Foreign Subsidiary of any Credit Party. The documentation for such guaranty, security and pledge shall be substantially similar to the Loan Documents executed concurrently herewith with such modifications as are reasonably requested by Agent.
6. NEGATIVE COVENANTS
          Each Credit Party executing this Agreement jointly and severally agrees as to all Credit Parties that from and after the date hereof until the Termination Date:
          6.1 Mergers, Subsidiaries, Etc. No Credit Party shall directly or indirectly, by operation of law or otherwise, (a) form or acquire any Subsidiary other than the formation or acquisition of a Subsidiary that constitutes a Permitted Acquisition, or (b) merge with, consolidate with, or convey, transfer, lease or otherwise dispose of, or acquire all or substantially all of the assets or Stock of, or otherwise combine with or acquire, any Person, except upon not less than five (5) Business Days prior written notice to Agent, (A) any

Subsidiary of the Borrower may merge with, or dissolve or liquidate into, the Borrower or a wholly-owned Subsidiary of the Borrower which is a Domestic Subsidiary, provided that the Borrower or such wholly-owned Subsidiary which is a Domestic Subsidiary shall be the continuing or surviving entity and all actions required to maintain perfected Liens on the Stock of the surviving entity and other Collateral in favor of Agent shall have been completed and (B) any Inactive Subsidiary may dissolve, liquidate or wind up its affairs. Notwithstanding the foregoing, Borrower (or Holdings, so long as contemporaneously therewith, all assets so acquired are transferred to Borrower), may acquire all or substantially all of the assets, which assets are located in the United States, or Stock of any Person organized under the laws of any State in the United States or the District of Columbia (the “Target”) (in each case, a “Permitted Acquisition”) subject to the satisfaction of each of the following conditions:
          (i) Agent shall receive written notice of such proposed Permitted Acquisition at least fifteen (15) Business Days prior to the consummation of such proposed Permitted Acquisition (or such lesser period as agreed by the Agent in its sole discretion), which notice shall include a reasonably detailed description of such proposed Permitted Acquisition;
          (ii) such Permitted Acquisition shall only comprise a business, or those assets of a business, of the type engaged in by Borrower as of the Closing Date or a business reasonably related thereto, and which business would not subject Agent or any Lender to regulatory or third party approvals that would be reasonably likely to have an adverse effect on Agent’s or any Lender’s exercise of its rights and remedies under this Agreement or any other Loan Documents other than approvals applicable to the exercise of such rights and remedies with respect to Borrower prior to such Permitted Acquisition;
          (iii) such Permitted Acquisition shall be consensual and shall have been approved by the Target’s board of directors or selling shareholders or equivalent body;
          (iv) the business and assets acquired in such Permitted Acquisition shall be free and clear of all Liens (other than Liens permitted by Section 6.7);
          (v) at or prior to the closing of any Permitted Acquisition, Agent will be granted a first priority perfected Lien (subject to Liens permitted under Section 6.7) in all assets (other than any real property, Equipment or Fixtures) acquired pursuant thereto or in the assets (other than any real property, Equipment or Fixtures) and Stock of the Target, any Person upon becoming a Subsidiary of a Credit Party pursuant to any Permitted Acquisition shall guarantee the Obligations and join this Agreement as a Credit Party, and Holdings and Borrower and the Target shall have executed such documents and taken such actions as may be required by Agent in connection therewith;
          (vi) concurrently with delivery of the notice referred to in clause (i) above, Borrower shall have delivered to Agent, in form and substance reasonably satisfactory to Agent:
               (A) Audited financial statements of the Target (or, if not available, other financial information reasonably satisfactory to Agent);

               (B) a pro forma consolidated balance sheet, income statement and cash flow statement of Holdings, its Subsidiaries and the business and operations being acquired (“Acquisition Pro Forma”) and either:
                    (I) such Acquisition Pro Forma shall reflect that (x) Liquidity is at least $10,000,000 immediately prior to and after giving effect to such Permitted Acquisition and all Loans funded in connection therewith, if any, and (y) on a pro forma basis, Holdings and its Subsidiaries would have on a consolidated basis a Fixed Charge Coverage Ratio of not less than 1.00 : 1.00 for the four quarter period reflected in the Compliance Certificate most recently delivered to Agent pursuant to Annex E prior to the consummation of such Permitted Acquisition (calculated as if such Permitted Acquisition and all Loans funded in connection therewith had been made on the first day of such period); or
                    (II) no Revolving Credit Advances shall be outstanding immediately prior to such Permitted Acquisition, on the date of such Acquisition or immediately after giving effect to such Permitted Acquisition;
               (C) projections covering the one (1) year period commencing on the anticipated date of such Permitted Acquisition and otherwise prepared in accordance with the Projections and based upon historical financial data of a recent date reasonably satisfactory to Agent, taking into account such Permitted Acquisition;
               (D) a certificate of the chief financial officer of Holdings and Borrower to the effect that: (x) Borrower (after taking into consideration all rights of contribution and indemnity Borrower has against Holdings and each other Subsidiary of Holdings) will be Solvent upon the consummation of the Permitted Acquisition and (y) the Acquisition Pro Forma fairly presents the financial condition of Holdings and Borrower (on a consolidated basis) as of the date thereof after giving effect to the Permitted Acquisition; and
               (E) if requested by Agent, the Credit Parties shall deliver written information relating to their due diligence investigation with respect to the Target and such Permitted Acquisition; provided, that if such written information is subject to confidentiality restrictions, Agent shall enter into a confidentiality agreement which is in form and substance reasonably satisfactory to Agent (and, if applicable, the Target);
          (vii) on or prior to the date of such Permitted Acquisition, Agent shall have received copies of the acquisition agreement and related agreements and instruments, and all opinions, certificates, lien search results and other documents and information reasonably requested by Agent, including those specified in the last sentence of Section 5.9; and

          (viii) no Default or Event of Default shall then exist or would exist immediately after giving effect thereto.
Notwithstanding the foregoing, the Accounts and Inventory of the Target shall not be included in Eligible Accounts and Eligible Inventory until field examinations and appraisals of Target and/or its assets have been satisfactorily completed (and with respect to such Accounts and Inventory of the Target, Agent shall have the right to adjust the criteria of Eligible Accounts and Eligible Inventory, adjust advance rates and establish Reserves in its Permitted Discretion); it being understood and agreed that, if Borrower requests such field examination and appraisal, Agent agrees to use reasonable efforts to have such field examination and appraisal completed (in each case, with Borrower’s cooperation with appraisers, Agent and its agents in an effort to facilitate and promptly conclude any such field examination and appraisal) within the time period that is customary and reasonable for completion of such field examination and appraisal; provided that field examinations and appraisals in connection with Permitted Acquisitions shall not count against the limited number of field examinations or appraisals for which expense reimbursement may be sought.
          6.2 Investments; Loans and Advances. Except as otherwise expressly permitted by this Section 6, no Credit Party shall make or permit to exist any investment in, or make, accrue or permit to exist loans or advances of money to, any Person, through the direct or indirect lending of money, holding of securities or otherwise, except that: (a) Credit Parties may hold investments comprised of accounts payable or notes payable, chattel paper or stock or other securities acquired pursuant to negotiated agreements with respect to settlement of an Account Debtor’s delinquent Accounts in the ordinary course of business, consistent with past practices, or in connection with the bankruptcy or reorganization of suppliers or customers; (b) each Credit Party may maintain its existing investments in its Subsidiaries as of the Closing Date; (c) so long as (x) no Default or Event of Default has occurred and is continuing and (y) Liquidity immediately prior to making an investment pursuant to this clause (c) is at least $10,000,000, Borrower may make investments, subject to Control Letters in favor of Agent for the benefit of Lenders, in (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency thereof maturing within one year from the date of acquisition thereof, (ii) commercial paper maturing no more than one year from the date of creation thereof and currently having the highest rating obtainable from at least two of the following: Standard & Poor’s Ratings Group, Moody’s Investors Service, Inc. and Fitch Investors Services and issued by any Person organized under the laws of any state of the United States, (iii) certificates of deposit maturing no more than one year from the date of creation thereof issued by commercial banks incorporated under the laws of the United States of America, each having combined capital, surplus and undivided profits of not less than $300,000,000 and having a senior unsecured rating of “A” or better by a nationally recognized rating agency (an “A Rated Bank”), (iv) time deposits maturing no more than thirty (30) days from the date of creation thereof with A Rated Banks and (v) any mutual fund that has substantially all of its assets invested continuously in one or more of the investments described in clauses (i) through (iv) above, (d) so long as (x) no Default or Event of Default has occurred and is continuing, (y) the outstanding Revolving Loan balance does not exceed $5,000,000 and (z) Liquidity is at least $15,000,000, Borrower may make investments in taxable or tax-free money market mutual funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, and (ii) are either rated A by Standard & Poor’s Ratings Group and A by Moody’s Investors

Service, Inc. or have portfolio assets of at least $2,000,000,000, (e) Credit Parties may endorse negotiable instructions held for collection in the ordinary course of business, (f) Credit Parties may extend trade credit to customers in the ordinary course of business and consistent with past practices, (g) Credit Parties may prepay expenses in the ordinary course of business and consistent with past practices, (h) Credit Parties may make deposits representing purchase price for asset purchases permitted hereunder, (i) Credit Parties may deposit cash with banks or other depository institutions in the course of establishing and maintaining the Cash Management Systems described on Annex C, (j) Credit Parties may receive investments as the non-cash portion of consideration received in connection with transactions permitted pursuant to Section 6.8, and (k) Credit Parties may make other investments not exceeding $5,000,000 in the aggregate at any time outstanding. For the avoidance of doubt, nothing in this Section 6.2 shall prohibit any Credit Parties from making any investment, loans or advances permitted under Section 6.1, 6.3, 6.4, 6.6 or 6.13 or pledges or deposits permitted under Section 6.7.
          6.3 Indebtedness.
          (a) No Credit Party shall create, incur, assume or permit to exist any Indebtedness, except (without duplication) (i) Indebtedness secured by purchase money security interests and Capital Leases permitted in Section 6.7(c) and refinancings thereof or amendments or modifications thereof that do not have the effect of increasing the principal amount thereof (except, in the case of refinancing, by an amount equal to unpaid interest and premium thereon and reasonable fees and expenses incurred in connection with such refinancing) or changing the amortization thereof (other than to extend the same); (ii) the Loans and the other Obligations; (iii) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law; (iv) existing Indebtedness described in Disclosure Schedule (6.3) and refinancings thereof or amendments or modifications thereof that do not have the effect of increasing the principal amount thereof (except, in the case of refinancing, by an amount equal to unpaid interest and premium thereon and reasonable fees and expenses incurred in connection with such refinancing) or changing the amortization thereof (other than to extend the same) and that are otherwise on terms and conditions (other than any increase in pricing due to then prevailing market conditions at the time of such refinancing) no less favorable to the Credit Parties, taken as a whole, than the terms of the Indebtedness being refinanced, amended or modified; (v) Indebtedness consisting of intercompany loans and advances made by Borrower to any other Credit Party that is a Guarantor (other than Holdings and a Guarantor that is an Inactive Subsidiary) or by any such Guarantor (other than Holdings and a Guarantor that is an Inactive Subsidiary) to Borrower; provided, that: (A) such intercompany Indebtedness is evidenced by a subordinated demand note (collectively, the “Intercompany Notes”) executed and delivered by Borrower to each such Guarantor, and by each such Guarantor to Borrower (including, without limitation, the Intercompany Note executed and delivered on the Original Closing Date), which Intercompany Notes shall be pledged (and in the case of the Intercompany Note dated as of the Original Closing Date, have been pledged) and delivered to Agent pursuant to the applicable Pledge Agreement or Security Agreement as additional collateral security for the Obligations; (B) Borrower shall accurately record all intercompany transactions on its books and records; (C) the obligations of Borrower under any such Intercompany Notes shall be subordinated to the Obligations of Borrower hereunder in a manner reasonably satisfactory to Agent; (D) at the time any such intercompany loan or advance is made by Borrower and after giving effect thereto, Borrower shall be Solvent; (E) no Default or

Event of Default would occur and be continuing after giving effect to any such proposed intercompany loan; and (F) the aggregate amount of all such intercompany loans shall not exceed an aggregate principal amount of $5,000,000 at any one time outstanding; (vi) amounts owing by Borrower to Holdings as a result of taxes paid or owing by Holdings to Governmental Authorities as a result of the assets or operations of Borrower as long as all such amounts are evidenced by Intercompany Notes, (vii) loans made by Borrower to Holdings to the extent necessary to permit Holdings to (I) pay operating expenses incurred in the ordinary course of business consistent with past practices as in existence on the Original Closing Date (as long as (A) Holdings promptly upon its receipt thereof uses the proceeds of such loans to pay such operating expenses, B) such loans are repaid or reduced to zero by crediting such operating expenses of Holdings against such loans within twelve (12) months of the date made and (C) such loans are evidenced by Intercompany Notes) and (II) pay Dividends to the extent permitted by Section 6.13(d) or make Stock Repurchases permitted by Section 6.13(e) (as long as (A) Holdings promptly upon its receipt thereof uses the proceeds of such loans to pay such Dividends or make such Stock Repurchases and (B) such loans are evidenced by Intercompany Notes); (viii) Indebtedness owing by Holdings to Borrower in an aggregate principal amount not to exceed $8,000,000 arising as a result of the Refinancing under and as defined in the Original Credit Agreement, including a payment, on the Original Closing Date, on a guaranty by Borrower of Prior Lender Obligations under and as defined in the Original Credit Agreement; (ix) Indebtedness in an aggregate principal amount at any time outstanding not to exceed $35,000,000 secured by Liens permitted by Section 6.7(d) as long as, in each case, such Indebtedness has terms that are consistent with the terms of similar financings in then prevailing market conditions and Agent shall have received such access agreements or mortgagee waivers, all in form and substance satisfactory to Agent, in its sole discretion, as Agent may request in connection with such Indebtedness, and refinancings thereof with the proceeds of other Indebtedness secured by Liens permitted by Section 6.7(d) as long as, in each case, (x) the aggregate amount of such refinancing Indebtedness, when taken together with the aggregate amount of all other Indebtedness incurred in reliance on this Section 6.3(a)(ix), does not exceed $35,000,000 in an aggregate principal amount at any time outstanding, (y) such refinancing Indebtedness has terms that are consistent with the terms of similar financings in then prevailing market conditions and (z) Agent shall have received such access agreements or mortgagee waivers, all in form and substance satisfactory to Agent, in its sole discretion, as Agent may request in connection with such refinancing Indebtedness; (x) unsecured Subordinated Debt in an aggregate principal amount at any time outstanding not to exceed $30,000,000, and any refinancing of such Subordinated Debt with the proceeds of other unsecured Subordinated Debt as long as the aggregate amount of such refinancing Subordinated Debt, when together with the aggregate amount of all other Subordinated Debt incurred in reliance on this Section 6.3(a)(x), does not exceed $30,000,000 in an aggregate principal amount at any time outstanding; (xi) unsecured Indebtedness incurred pursuant to Rate Contracts entered into by the Borrower or any of its Subsidiaries in the ordinary course of their business for bona fide hedging purposes and not for speculation; (xii) Indebtedness in respect of deposits held under forward purchasing arrangements entered into with customers in the ordinary course of business for bona fide hedging purposes and not for speculation in an aggregate outstanding amount not to exceed $1,000,000; (xiii) Indebtedness in respect of performance, bid, surety, appeal or similar bonds or completion or performance guarantees or in respect of workers’ compensation claims or self-insurance obligations, in each case in the ordinary course of business consistent with past practices in an aggregate outstanding. amount not to exceed $2,000,000; (xiv) customary indemnification, reimbursement or similar obligations and warranties under leases and other contracts in the ordinary course of business consistent with past practices; (xv) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is extinguished within five (5) Business Days after its incurrence; and (xvi) other unsecured Indebtedness not to exceed $10,000,000 in the aggregate at any time outstanding, any refinancing of such unsecured Indebtedness with the proceeds of other unsecured Indebtedness as long as the aggregate amount of such refinancing unsecured Indebtedness, when together with the aggregate amount of all other unsecured Indebtedness incurred in reliance on this Section 6.3(a)(xvi), does not exceed $10,000,000 at any time outstanding.
          (b) No Credit Party shall, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled maturity, other than (i) the Obligations; (ii) Indebtedness other than the Obligations secured by a Lien permitted under Section 6.7 if the asset securing such Indebtedness has been sold or otherwise disposed of in accordance with Sections 6.8(b) or 6.8(c); (iii) Indebtedness (A) permitted by Section 6.3(a)(i) upon any refinancing thereof in accordance with Section 6.3(a)(i), (B) permitted by Section 6.3(a)(iv) upon any refinancing thereof in accordance with Section 6.3(a)(iv), (C) permitted by Section 6.3(a)(ix) upon any refinancing thereof in accordance with Section 6.3(a)(ix), (D) permitted by Section 6.3(a)(x) upon any refinancing thereof in accordance with Section 6.3(a)(x) and (D) permitted by Section 6.3(a)(xvi) upon any refinancing thereof in accordance with Section 6.3(a)(xvi); (iv) Indebtedness permitted by Sections 6.3(a)(i), 6.3(a)(iv), 6.3(a)(ix) or 6.3(a)(xvi) as long as (A) Borrowing Availability is at least $10,000,000 immediately after giving effect to the proposed purchase, redemption, defeasance or prepayment and Revolving Credit Advances, if any, used to fund such purchase, redemption, defeasance or prepayment and (B) no Default or Event of Default has occurred and is continuing or would result after giving effect to any such purchase, redemption, defeasance or prepayment and Revolving Credit Advances, if any, used to fund such purchase, redemption, defeasance or prepayment; and (v) as otherwise permitted in Section 6.13.
          6.4 Employee Loans and Affiliate Transactions.
          (a) No Credit Party shall enter into or be a party to any transaction with any other Credit Party or any Affiliate thereof except:
               (i) as expressly permitted by this Agreement;
               (ii) in the ordinary course of and pursuant to the reasonable requirements of such Credit Party’s business and upon fair and reasonable terms that are no less favorable to such Credit Party than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of such Credit Party; or
               (iii) transactions or payments pursuant to any employee, officer or director compensation or benefit plans or other compensation arrangements entered into in the ordinary course of business and consistent with past practices.

All such transactions involving payment in excess of $250,000 existing as of the date hereof are described in Disclosure Schedule (6.4(a)).
          (b) No Credit Party shall enter into any lending or borrowing transaction with any employees of any Credit Party, except loans to its respective employees on an arm’s-length basis in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes up to a maximum of $10,000 to any employee and up to a maximum of $500,000 in the aggregate at any one time outstanding.
          6.5 Capital Structure and Business. If all or part of a Credit Party’s Stock is pledged to Agent, that Credit Party shall not issue additional Stock unless such Stock is pledged to Agent as security for the Obligations. No Credit Party shall amend its charter or bylaws in a manner that would adversely affect Agent’s or Lenders’ interest under the Loan Documents or such Credit Party’s duty or ability to repay the Obligations. No Credit Party shall engage in any business other than the businesses currently engaged in by it or businesses reasonably related thereto.
          6.6 Guaranteed Indebtedness. No Credit Party shall create, incur, assume or permit to exist any Guaranteed Indebtedness except (a) by endorsement of instruments or items of payment for deposit to the general account of any Credit Party, and (b) for Guaranteed Indebtedness incurred for the benefit of any other Credit Party if the primary obligation is expressly permitted by this Agreement.
          6.7 Liens. No Credit Party shall create, incur, assume or permit to exist any Lien on or with respect to its Accounts or any of its other properties or assets (whether now owned or hereafter acquired) except for (a) Permitted Encumbrances; (b) Liens in existence on the date hereof and summarized on Disclosure Schedule (6.7) securing Indebtedness outstanding on such date and permitted by Section 6.3(a)(iv), including replacement Liens on the property currently subject to such Liens securing Indebtedness permitted by Section 6.3(a)(iv); (c) Liens created after the date hereof by conditional sale or other title retention agreements (including Capital Leases) or in connection with purchase money Indebtedness with respect to Equipment and Fixtures acquired by any Credit Party in the ordinary course of business (provided, that such Liens attach only to the assets subject to such agreement or purchase money debt (and the proceeds and products thereof) and such Indebtedness is incurred within twenty (20) days following such purchase and does not exceed 100% of the purchase price of the subject assets) or is refinanced, amended or modified in accordance with Section 6.3(a)(i); (d) Liens created after the Closing Date on any real property, Equipment or Fixtures (other than Liens permitted by Section 6.7(c)) owned or acquired by any Credit Party securing Indebtedness permitted by Section 6.3(a)(ix) as long as Agent shall have received such access agreements or mortgagee waivers, all in form and substance satisfactory to Agent, in its sole discretion, as Agent may request in connection with such Indebtedness; (e) Liens (including the right of set-off) in favor of a bank or other depository institution arising as a matter of law encumbering deposits; (f) Liens arising out of consignment or similar arrangements for the sale of goods entered into in the ordinary course of business; (g) any interest or title of a lessor or sublessor under any lease entered into by a Credit Party as a lessee or sublessee; (h) Liens in favor of collecting banks arising by operation of law under Section 4-210 of the Code or, with respect to collecting banks located in the State of New York, under 4-208 of the Code; (i) Liens in favor of customs and revenue authorities arising as a matter of law which secure payment of customs duties in connection with the importation of goods in the ordinary course of business and (j) Liens other than Liens on Collateral not otherwise permitted under this Section 6.7 securing obligations of the Credit Parties that do not exceed $1,000,000 in the aggregate at any time. In addition, no Credit Party shall become a party to any agreement, note, indenture or instrument, or take any other action, that would prohibit or otherwise restrict the creation of a Lien on any of its properties or other assets which are of the type that constitutes Collateral in favor of Agent, on behalf of itself and Lenders, as additional collateral for the Obligations; except for (x) prohibitions or restrictions on the creation of Liens on cash deposits pledged in the ordinary course of business to the extent such pledges are permitted by this Agreement provided that any such prohibition or restriction relates only to the creation of Liens on the cash deposits that are pledged; (y) customary restrictions on the creation of Liens on the property permitted by to be disposed under Section 6.8(b) or 6.8(c) contained in any agreement relating to the disposition of such property pending the consummation of such disposition, so long as such restrictions on the creation of Liens apply only to such property to be disposed of and (z) customary provisions in contracts restricting the assignment thereof to the extent such restriction constitutes a restriction on creation of Liens; and it also being understood and agreed that any prohibition or restriction on the creation of Liens contained in the notes, indentures or instruments governing Liens permitted pursuant to Section 6.7(c) and Section 6.7(d) shall relate only to the asset or assets subject to such permitted Liens and shall not relate to any asset or assets constituting Collateral.
          6.8 Sale of Stock and Assets. No Credit Party shall sell, transfer, convey, assign or otherwise dispose of any of its properties or other assets, including the Stock of any of its Subsidiaries (whether in a public or a private offering or otherwise) or any of its Accounts, other than (a) the sale of Inventory in the ordinary course of business, (b) the sale or other disposition by a Credit Party in the ordinary course of such Credit Parties’ business to any Person other than an Affiliate of a Credit Party of obsolete, worn-out or surplus Inventory or of obsolete, worn-out, surplus or idle Equipment or Fixtures, (c) dispositions (other than of (i) the Stock of any Subsidiary of any Credit Party or (ii) any Accounts of any Credit Party) not otherwise permitted under this Section 6.8 which are made for fair market value; provided, that (i) at the time of any disposition, no Event of Default shall exist or shall result from such disposition, (ii) not less than 75% of the aggregate sales price from such disposition shall be paid in cash, and (iii) the aggregate fair market value of all assets so sold by the Credit Parties and their Subsidiaries, together, shall not exceed in any Fiscal Year $15,000,000, (d) the sale of Real Estate located at 1351 Belman Rd., Fredericksburg, Virginia, (the “Real Estate Held for Sale”), (e) dispositions of cash and investments permitted by Section 6.2(c) or 6.2(d), (f) non-exclusive licenses and sublicenses granted by a Credit Party and leases or subleases (by a Credit Party as lessor or sublessor) to third parties in the ordinary course of Credit Parties’ business not interfering with the business of the Credit Parties or any of their Subsidiaries, (g) Restricted Payments permitted under Section 6.13, (h) dispositions of past due Accounts in connection with the collection or compromise thereof; provided, that the Account Debtor is financially troubled or distressed; provided, further, that after the occurrence and during the continuance of an Event of Default, such disposition shall only be made upon the prior written consent of Agent, (i) as long as no Default or Event of Default has occurred and is continuing or would result after giving effect thereto, the surrender or waiver of contractual rights or settlement, release or surrender of any contract, tort or other litigation claims in the ordinary course of business, (j)

abandonment, cancellation or other disposition of Intellectual Property (which such Credit Party reasonably in good faith determines is not useful to its business) in the ordinary course of business and which does not materially interfere with the ordinary conduct of the business of any Credit Party, (k) mergers and consolidations permitted by Section 6.1, (l) dissolutions, liquidations or other discontinuance of existence of a Subsidiary of the Borrower permitted by Section 6.1, (m) the granting of consensual Liens permitted under Section 6.7, and (n) the sale of Stock in an Inactive Subsidiary.
          6.9 ERISA. No Credit Party shall, or shall cause or permit any ERISA Affiliate to, cause or permit to occur (i) an event that could result in the imposition of a Lien on any asset of a Credit Party with respect to any Title IV Plan or Multiemployer Plan or (ii) an ERISA Event to the extent such ERISA Event would reasonably be expected to have a Material Adverse Effect. No Credit Party shall cause or suffer to exist any event that could result in the imposition of a Lien with respect to any Plan.
          6.10 Financial Covenants. Borrower shall not breach or fail to comply with any of the Financial Covenants.
          6.11 Hazardous Materials. No Credit Party shall cause or permit a Release of any Hazardous Material on, at, in, under, above, to, from or about any of the Real Estate where such Release would (a) violate in any respect, or form the basis for any Environmental Liabilities under, any Environmental Laws or Environmental Permits or (b) otherwise adversely impact the value or marketability of any of the Real Estate or any of the Collateral, other than such violations or Environmental Liabilities that could not reasonably be expected to have create liabilities in excess of $2,000,000.
          6.12 Sale-Leasebacks. No Credit Party shall engage in any sale-leaseback, synthetic lease or similar transaction involving any of its assets, except for a sale and subsequent leaseback of a portion of the Real Estate located at: 825 North Lane Avenue, Jacksonville, Duvall County, Florida.
          6.13 Restricted Payments. No Credit Party shall make any Restricted Payment, except (a) intercompany loans and advances between Borrower and Guarantors to the extent permitted by Section 6.3, and payments with respect thereto, (b) dividends and distributions by any wholly-owned Subsidiary of the Borrower paid to the Borrower or any wholly-owned Subsidiary of the Borrower, (c) employee loans permitted under Section 6.4(b), (d) Borrower may pay cash dividends in respect of its Stock to Holdings which Holdings promptly upon its receipt thereof uses to make cash dividends in respect of its Stock (and Holdings is permitted to pay such cash dividends in respect of its Stock) (“Dividends”) as long as (A) Liquidity is at least $10,000,000 immediately after giving effect to the proposed Dividend and Revolving Credit Advances, if any, used to fund such Dividend and (B) no Default or Event of Default has occurred and is continuing or would result after giving effect to any such Dividend and Revolving Credit Advances, if any, used to fund such Dividend, (e) Borrower may pay cash dividends in respect of its Stock to Holdings which Holdings promptly upon its receipt thereof uses to redeem, purchase, repurchase or retire, or obtain the surrender of, any outstanding Stock in Holdings, or any outstanding warrants, options or other rights to acquire such Stock (and Holdings is permitted to redeem, purchase, repurchase or retire, or obtain the surrender of, any outstanding Stock in Holdings, or any outstanding warrants, options or other rights to acquire such Stock) (“Stock Repurchase”) as long as (A) Liquidity is at least $10,000,000 immediately after giving effect to the proposed Stock Repurchase and Revolving Credit Advances, if any, used to fund such Stock Repurchase, and (B) no Default or Event of Default has occurred and is continuing or would result after giving effect to any such Stock Repurchase and Revolving Credit Advances, if any, used to fund such Stock Repurchase), (f) any Credit Party may declare and make dividend payments or other distributions payable solely in its Stock or Stock Equivalents, (g) in the event the Borrower files a consolidated, combined, unitary or similar type income tax return with Holdings, the Borrower may make distributions to Holdings to permit Holdings to pay federal and state income taxes then due and payable, franchise taxes and other similar licensing expenses incurred in the ordinary course of business provided, that the amount of such distribution shall not be greater than the amount of such taxes or expenses that would have been due and payable by the Borrower and its relevant Subsidiaries had the Borrower not filed a consolidated, combined, unitary or similar type return with Holdings, (h) the Credit Parties may make payments on the Subordinated Debt to the extent permitted under the applicable subordination agreement between the holders of such Subordinated Debt and Agent and (i) the Borrower and Holdings may make Restricted Payments not otherwise permitted hereunder to the extent required to be made pursuant to and in accordance with the terms any stock option plans or other benefit plans for management and employees of the Borrower and its Subsidiaries in the ordinary course of business and consistent with past practices.
          6.14 Change of Corporate Name or Location; Change of Fiscal Year. No Credit Party shall (a) change its name as it appears in official filings in the state of its incorporation or other organization, (b) change its chief executive office, principal place of business, corporate offices or warehouses or locations at which Collateral is held or stored, or the location of its records concerning the Collateral, (c) change the type of entity that it is, (d) change its organization identification number, if any, issued by its state of incorporation or other organization, or (e) change its state of incorporation or organization, in each case without at least thirty (30) days prior written notice to Agent and after Agent’s written acknowledgment that any reasonable action requested by Agent in connection therewith, including to continue the perfection of any Liens in favor of Agent, on behalf of Lenders, in any Collateral, has been completed or taken (which written acknowledgment the Agent shall give reasonably promptly after such actions have been completed or taken), and provided, that any such new location shall be in the continental United States. No Credit Party shall change its Fiscal Year without ninety (90) days’ advance written notice to Agent. Nothing in this Section 6.14 shall prohibit any liquidation, dissolution or other discontinuance of the existence of a Subsidiary of the Borrower permitted under Section 6.1.
          6.15 No Impairment of Intercompany Transfers. No Credit Party shall directly or indirectly enter into or become bound by any agreement, instrument, indenture or other obligation (other than this Agreement and the other Loan Documents) that could directly or indirectly restrict, prohibit or require the consent of any Person with respect to the payment of dividends or distributions or the making or repayment of intercompany loans by a Subsidiary of Borrower to Borrower except customary conditions and restrictions contained in agreements relating to a sale or disposition of a Subsidiary permitted hereunder, provided that such restrictions and conditions apply only to such Subsidiary to be sold or disposed of.

          6.16 [Intentionally Omitted].
          6.17 Holdings. At all times after the Original Closing Date, Holdings shall not engage in any trade or business, or own any assets (other than (i) assets which it owns as of the Closing Date and (ii) other assets as long as the fair market value of all such assets does not exceed $1,000,000 in the aggregate at any time) or incur any Indebtedness or Guaranteed Indebtedness (other than the Obligations) and intercompany Indebtedness permitted by Section 6.3(a)(vii).
          6.18 Inactive Subsidiaries. No Inactive Subsidiary shall (a) acquire any assets, (b) incur any liabilities (whether to an Affiliate or otherwise) other than for franchise taxes, maintenance fees and other de minimus expenses or (c) engage in any active trade or business.
          6.19 Vacant Land Lease No Credit Party shall store or maintain, or permit to be stored or maintained, any Collateral on the property that is subject to the Vacant Land Lease.
7. TERM
          7.1 Termination. The financing arrangements contemplated hereby shall be in effect until the Commitment Termination Date, and the Loans and all other Obligations shall be automatically due and payable in full on such date.
          7.2 Survival of Obligations Upon Termination of Financing Arrangements. Except as otherwise expressly provided for in the Loan Documents, no termination or cancellation (regardless of cause or procedure) of any financing arrangement under this Agreement shall in any way affect or impair the obligations, duties and liabilities of the Credit Parties or the rights of Agent and Lenders relating to any unpaid portion of the Loans or any other Obligations, due or not due, liquidated, contingent or unliquidated or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is required after the Commitment Termination Date. Except as otherwise expressly provided herein or in any other Loan Document, all undertakings, agreements, covenants, warranties and representations of or binding upon the Credit Parties, and all rights of Agent and each Lender, all as contained in the Loan Documents, shall not terminate or expire, but rather shall survive any such termination or cancellation and shall continue in full force and effect until the Termination Date; provided, that the provisions of Section 11, the payment obligations under Sections 1.15 and 1.16, and the indemnities contained in the Loan Documents shall survive the Termination Date.
8. EVENTS OF DEFAULT; RIGHTS AND REMEDIES
          8.1 Events of Default. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an “Event of Default” hereunder:
          (a) Borrower (i) fails to make any payment of principal of the Loans or any of the other Obligations when due and payable, (ii) fails to make any payment of interest on, or

Fees owing in respect of, the Loans or any of the other Obligations within three (3) days after the same is due and payable or (iii) fails to pay or reimburse Agent or Lenders for any expense reimbursable hereunder or under any other Loan Document within ten (10) days following Agent’s demand for such reimbursement or payment of expenses.
          (b) Any Credit Party fails or neglects to perform, keep or observe any of the provisions of Sections 1.4, 1.8, 5.4(a), 5.11 or 6, or any of the provisions set forth in Annexes C or G, respectively.
          (c) Borrower fails or neglects to perform, keep or observe any of the provisions of Section 4.1 or any provisions set forth in Annexes E or F, respectively, and the same shall remain unremedied for three (3) Business Days or more.
          (d) Any Credit Party fails or neglects to perform, keep or observe any other provision of this Agreement or of any of the other Loan Documents (other than any provision embodied in or covered by any other clause of this Section 8.1) and the same shall remain unremedied for thirty (30) days or more.
          (e) A default or breach occurs under any other agreement, document or instrument to which any Credit Party is a party that is not cured within any applicable grace period therefor, and such default or breach (i) involves the failure to make any payment when due in respect of any Indebtedness or Guaranteed Indebtedness (other than the Obligations) of any Credit Party in excess of $10,000,000 in the aggregate (including (x) undrawn committed or available amounts and (y) amounts owing to all creditors under any combined or syndicated credit arrangements), or (ii) causes, or permits any holder of such Indebtedness or Guaranteed Indebtedness or a trustee to cause (after giving effect to any applicable grace or notice period), Indebtedness or Guaranteed Indebtedness or a portion thereof in excess of $10,000,000 in the aggregate to become due prior to its stated maturity or prior to its regularly scheduled dates of payment, or cash collateral to be demanded in respect thereof, in each case, regardless of whether such default is waived, or such right is exercised, by such holder or trustee.
          (f) Any information contained in any Borrowing Base Certificate is untrue or incorrect in any respect (other than (i) immaterial errors not exceeding the greater of (1) $1,000,000 or (2) 2.5% of the Borrowing Availability as such Borrowing Availability is calculated after giving effect to the correction of such errors and (ii) errors understating the amount of the Borrowing Base), or any representation or warranty herein or in any Loan Document or in any written statement, report, financial statement or certificate (other than a Borrowing Base Certificate) made or delivered to Agent or any Lender by any Credit Party is untrue or incorrect in any material respect as of the date when made or deemed made.
          (g) Any Collateral with a fair market value of the greater of (1) $500,000 and (2) 2.5% of the Borrowing Availability or more are attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors of any Credit Party and such condition continues for thirty (30) days or more.

          (h) A case or proceeding is commenced against any Credit Party seeking a decree or order in respect of such Credit Party (i) under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for such Credit Party or for any substantial part of any such Credit Party’s assets, or (iii) ordering the winding-up or liquidation of the affairs of such Credit Party, and such case or proceeding shall remain undismissed or unstayed for sixty (60) days or more or a decree or order granting the relief sought in such case or proceeding is granted by a court of competent jurisdiction.
          (i) Any Credit Party (i) files a petition seeking relief under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) consents to or fails to contest in a timely and appropriate manner to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for such Credit Party or for any substantial part of any such Credit Party’s assets, (iii) makes an assignment for the benefit of creditors, or (iv) takes any action in furtherance of any of the foregoing, or (v) admits in writing its inability to, or is generally unable to, pay its debts as such debts become due.
          (j) A final judgment or judgments for the payment of money in excess of $2,000,000 in the aggregate at any time are outstanding against one or more of the Credit Parties (excluding amounts covered by insurance to the extent the relevant independent third party insurer has not denied coverage therefor), and the same are not, within thirty (30) days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay.
          (k) Any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Credit Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms), or any Lien created under any Loan Document ceases to be a valid and perfected first priority Lien (except as otherwise permitted herein or therein) in any of the Collateral purported to be covered thereby.
          (l) Any Change of Control occurs.
          8.2 Remedies.
          (a) If any Event of Default has occurred and is continuing, Agent may (and at the written request of the Requisite Lenders shall), without notice, suspend the Revolving Loan facility with respect to additional Advances and/or the incurrence of additional Letter of Credit Obligations, whereupon any additional Advances and additional Letter of Credit Obligations shall be made or incurred in Agent’s sole discretion (or in the sole discretion of the Requisite Lenders, if such suspension occurred at their direction) so long as such Default or Event of Default is continuing. If any Event of Default has occurred and is continuing, Agent may (and at the written request of Requisite Lenders shall), without notice except as otherwise expressly provided herein, increase the rate of interest applicable to the Loans and the Letter of Credit Fees to the Default Rate.
          (b) If any Event of Default has occurred and is continuing, Agent may (and at the written request of the Requisite Lenders shall), without notice: (i) terminate the Revolving Loan facility with respect to further Advances or the incurrence of further Letter of Credit Obligations; (ii) reduce the Revolving Loan Commitment from time to time; (iii) declare all or any portion of the Obligations, including all or any portion of any Loan to be forthwith due and payable, and require that the Letter of Credit Obligations be cash collateralized in the manner set forth in Annex B, all without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Borrower and each other Credit Party; or (iv) exercise any rights and remedies provided to Agent under the Loan Documents or at law or equity, including all remedies provided under the Code; provided, that upon the occurrence of an Event of Default specified in Sections 8.1(h) or (i), the Commitments shall be immediately terminated and all of the Obligations, including the Revolving Loan, shall become immediately due and payable without declaration, notice or demand by any Person.
          8.3 Waivers by Credit Parties. Except as otherwise provided for in this Agreement or by applicable law, each Credit Party waives: (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Agent on which any Credit Party may in any way be liable, and hereby ratifies and confirms whatever Agent may do in this regard, (b) all rights to notice and a hearing prior to Agent’s taking possession or control of, or to Agent’s replevy, attachment or levy upon, the Collateral or any bond or security that might be required by any court prior to allowing Agent to exercise any of its remedies, and (c) the benefit of all valuation, appraisal, marshaling and exemption laws.
9. ASSIGNMENT AND PARTICIPATIONS; APPOINTMENT OF AGENT
          9.1 Assignment and Participations.
          (a) Subject to the terms of this Section 9.1, any Lender may make an assignment to a Qualified Assignee or to any other Person acceptable to Agent of, or sale of participations in, at any time or times, the Loan Documents, Loans, Letter of Credit Obligations and any Commitment or any portion thereof or interest therein, including any Lender’s rights, title, interests, remedies, powers or duties thereunder. Any assignment by a Lender shall: (i) require the consent of Agent (which consent shall not be unreasonably withheld or delayed with respect to a Qualified Assignee) and the execution of an assignment agreement (an “Assignment Agreement” substantially in the form attached hereto as Exhibit 9.1(a) and otherwise in form and substance reasonably satisfactory to, and acknowledged by, Agent and Borrower, which shall not to be unreasonably withheld or delayed; provided, however, that assignments by Non-Funding Lenders shall be subject to Agent’s prior written consent in all instances in the sole discretion of Agent; (ii) be conditioned on such assignee Lender representing to the assigning Lender and Agent that it is purchasing the applicable Loans to be assigned to it for its own account, for investment purposes and not with a view to the distribution thereof; (iii) after giving effect to any such partial assignment, the assignee Lender shall have Commitments in an amount at least equal to $10,000,000 and the assigning Lender shall have retained Commitments in an amount at least equal to $10,000,000; (iv) include a payment to Agent of an assignment fee of $3,500, and (v) so long as no Event of Default has occurred and is continuing, require the consent of the Borrower, which shall not be unreasonably withheld or delayed and shall be deemed granted if not objected to within ten (10) Business Days following notice thereof to Borrower (it being understood and agreed that, so long as no Event of Default has occurred and is continuing, the Borrower may withhold its consent to an assignment by a Lender if the Borrower demonstrates to the satisfaction of the Agent, in its sole discretion, that the assignee is a direct business competitor (or an Affiliate thereof) of the Borrower within ten (10) Business Days following notice of such assignment to Borrower). In the case of an assignment by a Lender under this Section 9.1, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as all other Lenders hereunder. The assigning Lender shall be relieved of its obligations hereunder with respect to its Commitments or assigned portion thereof from and after the date of such assignment. Borrower hereby acknowledges and agrees that any assignment shall give rise to a direct obligation of Borrower to the assignee and that the assignee shall be considered to be a “Lender”. In all instances, each Lender’s liability to make Loans hereunder shall be several and not joint and shall be limited to such Lender’s Pro Rata Share of the applicable Commitment. In the event Agent or any Lender assigns or otherwise transfers all or any part of the Obligations, Agent or any such Lender shall so notify Borrower and Borrower shall, upon the request of Agent or such Lender, execute new Notes in exchange for the Notes, if any, being assigned. Notwithstanding the foregoing provisions of this Section 9.1(a), any Lender may at any time pledge the Obligations held by it and such Lender’s rights under this Agreement and the other Loan Documents to a Federal Reserve Bank, and any lender that is an investment fund may assign the Obligations held by it and such Lender’s rights under this Agreement and the other Loan Documents to another investment fund managed by the same investment advisor; provided, that no such pledge to a Federal Reserve Bank shall release such Lender from such Lender’s obligations hereunder or under any other Loan Document.
          (b) Any participation by a Lender of all or any part of its Commitments shall be made with the understanding that all amounts payable by Borrower hereunder shall be determined as if that Lender had not sold such participation, and that the holder of any such participation shall not be entitled to require such Lender to take or omit to take any action hereunder except actions directly affecting (i) any reduction in the principal amount of, or interest rate or Fees payable with respect to, any Loan in which such holder participates, (ii) any extension of the scheduled amortization of the principal amount of any Loan in which such holder participates or the final maturity date thereof, and (iii) any release of all or substantially all of the Collateral (other than in accordance with the terms of this Agreement, the Collateral Documents or the other Loan Documents). Solely for purposes of Sections 1.13, 1.15, 1.16 and 9.8 subject to clause (f) of this Section 9.1, Borrower acknowledges and agrees that a participation shall give rise to a direct obligation of Borrower to the participant and the participant shall be considered to be a “Lender”. Except as set forth in the preceding sentence neither Borrower nor any other Credit Party shall have any obligation or duty to any participant. Neither Agent nor any Lender (other than the Lender selling a participation) shall have any duty to any participant and may continue to deal solely with the Lender selling a participation as if no such sale had occurred.

          (c) Except as expressly provided in this Section 9.1, no Lender shall, as between Borrower and that Lender, or Agent and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Loans, the Notes or other Obligations owed to such Lender.
          (d) Each Credit Party executing this Agreement shall assist any Lender permitted to sell assignments or participations under this Section 9.1 as reasonably required to enable the assigning or selling Lender to effect any such assignment or participation, including the execution and delivery of any and all agreements, notes and other documents and instruments as shall be requested and the preparation of informational materials for, and the participation of management in meetings with, potential assignees or participants. Each Credit Party executing this Agreement shall certify the correctness, completeness and accuracy of all descriptions of the Credit Parties and their respective affairs contained in any selling materials provided by it and all other information provided by it and included in such materials, except that any Projections delivered by Borrower shall only be certified by Borrower as having been prepared by Borrower in compliance with the representations contained in Section 3.4(c).
          (e) A Lender may furnish any information concerning Credit Parties in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants); provided that such Lender shall obtain from assignees or participants confidentiality covenants substantially equivalent to those contained in Section 11.8.
          (f) So long as no Event of Default has occurred and is continuing, no Lender shall assign or sell participations in any portion of its Loans or Commitments to a potential Lender or participant, if, as of the date of the proposed assignment or sale, the assignee Lender or participant would be subject to capital adequacy or similar requirements under Section 1.16(a), increased costs under Section 1.16(b), an inability to fund LIBOR Loans under Section 1.16(c), or withholding taxes in accordance with Section 1.15(a).
          (g) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”), may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing by the Granting Lender to Agent and Borrower, the option to provide to Borrower all or any part of any Loans that such Granting Lender would otherwise be obligated to make to Borrower pursuant to this Agreement; provided, that (i) nothing herein shall constitute a commitment by any SPC to make any Loan; and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if such Loan were made by such Granting Lender. No SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). Any SPC may (i) with notice to, but without the prior written consent of, Borrower and Agent and without paying any processing fee therefor assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by Borrower and Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This Section 9.1(g) may not be amended without the prior written consent of each Granting Lender, all or any of whose Loans are being funded by an SPC at the time of such amendment. For the avoidance of doubt, the Granting Lender shall for all purposes, including without limitation, the approval of any amendment or waiver of any provision of any Loan Document or the obligation to pay any amount otherwise payable by the Granting Lender under the Loan Documents, continue to be the Lender of record hereunder.
          (h) Nothing contained in this Section 9 shall be construed to require the consent of any party for the Swing Line Lender to make a Swing Lien Advance.
          9.2 Appointment of Agent. GE Capital is hereby appointed to act on behalf of all Lenders as Agent under this Agreement and the other Loan Documents. The provisions of this Section 9.2 are solely for the benefit of Agent and Lenders and no Credit Party nor any other Person shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement and the other Loan Documents, Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Credit Party or any other Person. Agent shall have no duties or responsibilities except for those expressly set forth in this Agreement and the other Loan Documents. The duties of Agent shall be mechanical and administrative in nature and Agent shall not have, or be deemed to have, by reason of this Agreement, any other Loan Document or otherwise a fiduciary relationship in respect of any Lender. Except as expressly set forth in this Agreement and the other Loan Documents, Agent shall not have any duty to disclose, and shall not be liable for failure to disclose, any information relating to any Credit Party or any of their respective Subsidiaries or any Account Debtor that is communicated to or obtained by GE Capital or any of its Affiliates in any capacity. Neither Agent nor any of its Affiliates nor any of their respective officers, directors, employees, agents or representatives shall be liable to any Lender for any action taken or omitted to be taken by it hereunder or under any other Loan Document, or in connection herewith or therewith, except for damages caused by its or their own gross negligence or willful misconduct.
          If Agent shall request instructions from Requisite Lenders, Supermajority Revolving Lenders or all affected Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, then Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from Requisite Lenders, Supermajority Revolving Lenders, or all affected Lenders, as the case may be, and Agent shall not incur liability to any Person by reason of so refraining. Agent shall be fully justified in failing or refusing to take any action hereunder or under any other Loan Document (a) if such action would, in the opinion of Agent, be contrary to law or the terms of this Agreement or any other Loan Document, (b) if such action would, in the opinion of Agent, expose Agent to Environmental Liabilities or (c) if Agent shall not first be indemnified to its satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of Requisite Lenders, Supermajority Revolving Lenders or all affected Lenders, as applicable.

          9.3 Agent’s Reliance, Etc. Neither Agent nor any of its Affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except for damages caused by its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, Agent: (a) may treat the payee of any Note as the holder thereof until Agent receives written notice of the assignment or transfer thereof signed by such payee and in form reasonably satisfactory to Agent; (b) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Credit Party or to inspect the Collateral (including the books and records) of any Credit Party; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (f) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopy, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.
          9.4 GE Capital and Affiliates. With respect to its Commitments hereunder, GE Capital shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include GE Capital in its individual capacity. GE Capital and its Affiliates may lend money to, invest in, and generally engage in any kind of business with, any Credit Party, any of their Affiliates and any Person who may do business with or own securities of any Credit Party or any such Affiliate, all as if GE Capital were not Agent and without any duty to account therefor to Lenders. GE Capital and its Affiliates may accept fees and other consideration from any Credit Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders. Each Lender acknowledges the potential conflict of interest between GE Capital as a Lender holding disproportionate interests in the Loans and GE Capital as Agent.
          9.5 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender and based on the Financial Statements referred to in Section 3.4(a) and such other documents and information as it has deemed appropriate, made its own credit and financial analysis of the Credit Parties and its own decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Each Lender acknowledges the potential conflict of interest of each other Lender as a result of Lenders holding disproportionate interests in the Loans, and expressly consents to, and waives any claim based upon, such conflict of interest.

          9.6 Indemnification. Lenders agree to indemnify Agent (to the extent not reimbursed by Credit Parties and without limiting the obligations of Credit Parties hereunder), ratably according to their respective Pro Rata Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by Agent in connection therewith; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross negligence or willful misconduct. Without limiting the foregoing, each Lender agrees to reimburse Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document, to the extent that Agent is not reimbursed for such expenses by Credit Parties.
          9.7 Successor Agent. Agent may resign at any time by giving not less than thirty (30) days’ prior written notice thereof to Lenders and Borrower. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within thirty (30) days after the resigning Agent’s giving notice of resignation, then the resigning Agent may, on behalf of Lenders, appoint a successor Agent, which shall be a Lender, if a Lender is willing to accept such appointment, or otherwise shall be a commercial bank or financial institution or a subsidiary of a commercial bank or financial institution if such commercial bank or financial institution is organized under the laws of the United States of America or of any State thereof and has a combined capital and surplus of at least $300,000,000. If no successor Agent has been appointed pursuant to the foregoing, within thirty (30) days after the date such notice of resignation was given by the resigning Agent, such resignation shall become effective and the Requisite Lenders shall thereafter perform all the duties of Agent hereunder until such time, if any, as the Requisite Lenders appoint a successor Agent as provided above. Any successor Agent appointed by Requisite Lenders hereunder shall be subject to the approval of Borrower, such approval not to be unreasonably withheld or delayed; provided that such approval shall not be required if a Default or an Event of Default has occurred and is continuing. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent. Upon the earlier of the acceptance of any appointment as Agent hereunder by a successor Agent or the effective date of the resigning Agent’s resignation, the resigning Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents, except that any indemnity rights or other rights in favor of such resigning Agent shall continue. After any resigning Agent’s resignation hereunder, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was acting as Agent under this Agreement and the other Loan Documents.
          9.8 Setoff and Sharing of Payments. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default and subject to Section 9.9(f), each Lender is hereby authorized at any time or from time to time, without prior notice to any Credit Party or to any Person other than Agent, any such notice being hereby expressly waived, to offset and to appropriate and to apply any and all balances held by it at any of its offices for the account of Borrower or any Guarantor (regardless of whether such balances are then due to Borrower or any Guarantor) and any other properties or assets at any time held or owing by that Lender or that holder to or for the credit or for the account of Borrower or any Guarantor against and on account of any of the Obligations that are not paid when due; provided that the Lender exercising such offset rights shall give notice thereof to the affected Credit Party promptly after exercising such rights. Any Lender exercising a right of setoff or otherwise receiving any payment on account of the Obligations in excess of its Pro Rata Share thereof shall purchase for cash (and the other Lenders or holders shall sell) such participations in each such other Lender’s or holder’s Pro Rata Share of the Obligations as would be necessary to cause such Lender to share the amount so offset or otherwise received with each other Lender or holder in accordance with their respective Pro Rata Shares, (other than offset rights exercised by any Lender with respect to Sections 1.13, 1.15 or 1.16). If a Non-Funding Lender or Impacted Lender receives any such payment as described in the previous sentence, such Lender shall turn over such payments to Agent in an amount that would satisfy the cash collateral requirements set forth in Section 9.9(a)(ii). Each Lender’s obligation under this Section 9.8 shall be in addition to and not in limitation of its obligations to purchase a participation in an amount equal to its Pro Rata Share of the Swing Line Loans under Section 1.1. Borrower and each Guarantor agrees, to the fullest extent permitted by law, that (a) any Lender may exercise its right to offset with respect to amounts in excess of its Pro Rata Share of the Obligations and may sell participations in such amounts so offset to other Lenders and holders and (b) any Lender so purchasing a participation in the Loans made or other Obligations held by other Lenders or holders may exercise all rights of offset, bankers’ lien, counterclaim or similar rights with respect to such participation as fully as if such Lender or holder were a direct holder of the Loans and the other Obligations in the amount of such participation. Notwithstanding the foregoing, if all or any portion of the offset amount or payment otherwise received is thereafter recovered from the Lender that has exercised the right of offset, the purchase of participations by that Lender shall be rescinded and the purchase price restored without interest.
          9.9 Advances; Payments; Non-Funding Lenders; Information; Actions in Concert.
          (a) Advances; Payments.
               (i) Revolving Lenders shall refund or participate in the Swing Line Loan in accordance with clauses (iii) and (iv) of Section 1.1(c). If the Swing Line Lender declines to make a Swing Line Loan or if Swing Line Availability is zero, Agent shall notify Revolving Lenders, promptly after receipt of a Notice of Revolving Advance and in any event prior to 1:00 p.m. (New York time) on the date such Notice of Revolving Advance is received, by telecopy, telephone or other similar form of transmission. Each Revolving Lender shall make the amount of such Lender’s Pro Rata Share of such Revolving Credit Advance available to Agent in same day funds by wire transfer to Agent’s account as set forth in Annex H not later than 3:00 p.m. (New York time) on the requested funding date, in the case of an Index Rate Loan and not later than 11:00 a.m. (New York time) on the requested funding date in the case of a LIBOR Loan. After receipt of such wire transfers (or, in the Agent’s sole discretion, before receipt of such wire transfers), subject to the terms hereof, Agent shall make the requested Revolving Credit Advance to Borrower. All payments by each Revolving Lender shall be made without setoff, counterclaim or deduction of any kind.
               (ii) Not less than once during each calendar week or more frequently at Agent’s election (each, a “Settlement Date”), Agent shall advise each Lender by telephone, or telecopy of the amount of such Lender’s Pro Rata Share of principal, interest and Fees paid for the benefit of Lenders with respect to each applicable Loan. Provided that each Lender has funded all payments and Revolving Credit Advances required to be made by it and purchased all participations required to be purchased by it under this Agreement and the other Loan Documents as of such Settlement Date, Agent shall pay to each Lender such Lender’s Pro Rata Share of principal, interest and Fees paid by Borrower since the previous Settlement Date for the benefit of such Lender on the Loans held by it. To the extent that any Lender (a “Non-Funding Lender”) has failed to fund all such payments and Revolving Credit Advances or failed to fund the purchase of all such participations, Agent shall be entitled to set off the funding short-fall against that Non-Funding Lender’s Pro Rata Share of all payments received from Borrower and hold, in a non-interest bearing account, all payments received by Agent for the benefit of any Non-Funding Lender pursuant to this Agreement as cash collateral for any unfunded reimbursement obligations of such Non-Funding Lender until the Obligations are paid in full in cash, all Letter of Credit Obligations have been discharged or cash collateralized and all Commitments have been terminated, and upon such unfunded obligations owing by a Non-Funding Lender becoming due and payable, Agent shall be authorized to use such cash collateral to make such payment on behalf of such Non-Funding Lender. Any amounts owing by a Non-Funding Lender to Agent which are not paid when due shall accrue interest at the interest rate applicable during such period to Revolving Loans that are Index Rate Loans. Such payments shall be made by wire transfer to such Lender’s account (as specified by such Lender in Annex H or the applicable Assignment Agreement) not later than 1:00 p.m. (Chicago time) on the next Business Day following each Settlement Date.
          (b) Availability of Lender‘s Pro Rata Share. Agent may assume that each Revolving Lender will make its Pro Rata Share of each Revolving Credit Advance available to Agent on each funding date. If such Pro Rata Share is not, in fact, paid to Agent by such Revolving Lender when due, Agent will be entitled to recover such amount on demand from such Revolving Lender without setoff, counterclaim or deduction of any kind. If any Revolving Lender fails to pay the amount of its Pro Rata Share forthwith within five (5) Business Days following Agent’s demand, Agent shall promptly notify Borrower and Borrower shall immediately repay such amount to Agent. Nothing in this Section 9.9(b) or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Agent to advance funds on behalf of any Revolving Lender or to relieve any Revolving Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Borrower may have against any Revolving Lender as a result of any default by such Revolving Lender hereunder. To the extent that Agent advances funds to Borrower on behalf of any Revolving Lender and is not reimbursed therefor on the same Business Day as such Advance is made, Agent shall be entitled to retain for its account all interest accrued on such Advance until reimbursed by the applicable Revolving Lender.
          (c) Return of Payments.

               (i) If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind.
               (ii) If Agent determines at any time that any amount received by Agent under this Agreement must be returned to Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Borrower or such other Person, without setoff, counterclaim or deduction of any kind.
          (d) Non-Funding Lenders. The failure of any Non-Funding Lender to make any Revolving Credit Advance, pay any Letter of Credit Obligation or any other payment required by it hereunder, or to purchase any participation in any Swing Line Loan to be made or purchased by it on the date specified therefor shall not relieve any other Lender (each such other Revolving Lender, an “Other Lender”) of its obligations to make such Revolving Credit Advance or purchase such participation on such date, but neither Agent nor, other than as expressly set forth herein, any Other Lender shall be responsible for the failure of any Non-Funding Lender to make an Advance, purchase a participation or make any other payment required hereunder. Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” or a “Revolving Lender” (or be (or be, or have its Loans and Commitments, included in the determination of “Requisite Lenders” or “Supermajority Revolving Lenders” or “Lenders directly affected” pursuant to Section 11.2) for any voting or consent rights under or with respect to any Loan Document. Moreover, for the purposes of determining Requisite Lenders and Supermajority Revolving Lenders, the Loans and Commitments held by Non-Funding Lenders shall be excluded from the total Loans and Commitments outstanding. At Borrower’s request, Agent or a Person acceptable to Agent shall have the right with Agent’s consent and in Agent’s sole discretion (but shall have no obligation) to purchase from any Non-Funding Lender, and each Non-Funding Lender agrees that it shall, at Agent’s request, sell and assign to Agent or such Person, all of the Commitments of that Non-Funding Lender for an amount equal to the principal balance of all Loans held by such Non-Funding Lender and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement. In addition, a Lender that is a Non-Funding Lender on account of its failure to fund payments and Revolving Credit Advances described in Section 9.9(a)(ii) above or purchases of participations described in Section 9.9(a)(ii) above shall not earn and shall not be entitled to receive, and the Borrower shall not be required to pay, such Lender’s portion of the fees payable pursuant to Section 1.9(b) during the time such Lender is a Non-Funding Lender. In the event that any reallocation of Letter of Credit Obligations occurs pursuant to paragraph (b) of Annex C, during the period of time that such reallocation remains in effect, the Letter of Credit Fee payable with respect to such reallocated portion shall be payable to (A) all Revolving Lenders based on their pro rata share of such reallocation or (B) to the L/C Issuer for any remaining portion not reallocated to any other Revolving Lenders.

          (e) Dissemination of Information. Agent shall use reasonable efforts to provide Lenders with any notice of Default or Event of Default received by Agent from, or delivered by Agent to, any Credit Party, with notice of any Event of Default of which Agent has actually become aware and with notice of any action taken by Agent following any Event of Default; provided, that Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Agent’s gross negligence or willful misconduct. Lenders acknowledge that Borrower is required to provide Financial Statements and Collateral Reports to Lenders in accordance with Annexes E and F hereto and agree that Agent shall have no duty to provide the same to Lenders.
          (f) Actions in Concert. Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or the Notes (including exercising any rights of setoff) without first obtaining the prior written consent of Agent and Requisite Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Notes shall be taken in concert and at the direction or with the consent of Agent or Requisite Lenders. With respect to any action by Agent to enforce the rights and remedies of Agent and the Lenders under this Agreement and the other Loan Documents, each Lender hereby consents to the jurisdiction of the court in which such action is maintained, and agrees to deliver its Notes to Agent to the extent necessary to enforce the rights and remedies of Agent for the benefit of the Lenders under the Mortgages in accordance with the provisions hereof.
          (g) Procedures. Agent is hereby authorized by each Credit Party and each other Person to whom any Obligations are owed to establish procedures (and to amend such procedures from time to time) to facilitate administration and servicing of the Loans and other matters incidental thereto. Without limiting the generality of the foregoing, Agent is hereby authorized to establish procedures to make available or deliver, or to accept, notices, documents and similar items on, by posting to or submitting and/or completion on, E-Systems. The posting, completion and/or submission by any Credit Party of any communication pursuant to an E-System shall constitute a representation and warranty by the Credit Parties that any representation, warranty, certification or other similar statement required by the Loan Documents to be provided, given or made by a Credit Party in connection with any such communication is true, correct and complete except as expressly noted in such communication or E-System.
10. SUCCESSORS AND ASSIGNS
          10.1 Successors and Assigns. This Agreement and the other Loan Documents shall be binding on and shall inure to the benefit of each Credit Party, Agent, Lenders and their respective successors and assigns (including, in the case of any Credit Party, a debtor-in-possession on behalf of such Credit Party), except as otherwise provided herein or therein. No Credit Party may assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder or under any of the other Loan Documents without the prior express written consent of Agent and Lenders. Any such purported assignment, transfer, hypothecation or other conveyance by any Credit Party without the prior express written consent of Agent and Lenders shall be void. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of each Credit Party, Agent and Lenders with respect to the transactions contemplated hereby and no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement or any of the other Loan Documents.
11. MISCELLANEOUS
          11.1 Complete Agreement; Modification of Agreement. The Loan Documents constitute the complete agreement between the parties with respect to the subject matter thereof and may not be modified, altered or amended except as set forth in Section 11.2. Any letter of interest, commitment letter, fee letter or confidentiality agreement, if any, between any Credit Party and Agent or any Lender or any of their respective Affiliates, predating this Agreement and relating to a financing of substantially similar form, purpose or effect shall be superseded by this Agreement. Notwithstanding the foregoing, the GE Capital Fee Letter between Agent and Borrower shall survive the execution and delivery of this Agreement and shall continue to be binding obligations of the parties.
          11.2 Amendments and Waivers.
          (a) Except for actions expressly permitted to be taken by Agent, no amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, or any consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by Agent and Borrower, and by Requisite Lenders, Supermajority Revolving Lenders or all affected Lenders, as applicable. Except as set forth in clauses (b) and (c) below, all such amendments, modifications, terminations or waivers requiring the consent of any Lenders shall require the written consent of Requisite Lenders.
          (b) No amendment, modification, termination or waiver of or consent with respect to any provision of this Agreement that increases the percentage advance rates set forth in the definition of the Borrowing Base, or that makes less restrictive the nondiscretionary criteria for exclusion from Eligible Accounts and Eligible Inventory set forth in Sections 1.6 and 1.7, shall be effective unless the same shall be in writing and signed by Agent, Supermajority Revolving Lenders and Borrower. No amendment, modification, termination or waiver of or consent with respect to any provision of this Agreement that waives compliance with the conditions precedent set forth in Section 2.2 to the making of any Loan or the incurrence of any Letter of Credit Obligations shall be effective unless the same shall be in writing and signed by Agent, Requisite Lenders and Borrower. Notwithstanding anything contained in this Agreement to the contrary, no waiver or consent with respect to any Default or any Event of Default shall be effective for purposes of the conditions precedent to the making of Loans or the incurrence of Letter of Credit Obligations set forth in Section 2.2 unless the same shall be in writing and signed by Agent, Requisite Lenders and Borrower.
          (c) No amendment, modification, termination or waiver shall, unless in writing and signed by Agent and each Lender directly affected thereby: (i) increase the principal amount of any Lender’s Commitment (which action shall be deemed to directly affect all Lenders); (ii) reduce the principal of, rate of interest on or Fees payable with respect to any Loan or Letter of Credit Obligations of any affected Lender; (iii) extend any scheduled payment date

(other than payment dates of mandatory prepayments under Section 1.3(b)(ii)-(iv)) or final maturity date of the principal amount of any Loan of any affected Lender; (iv) waive, forgive, defer, extend or postpone any payment of interest or Fees as to any affected Lender; (v) release any Guaranty or, except as otherwise permitted herein or in the other Loan Documents, release, or permit any Credit Party to sell or otherwise dispose of, any Collateral with a value exceeding $5,000,000 in the aggregate (which action shall be deemed to directly affect all Lenders); (vi) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that shall be required for Lenders or any of them to take any action hereunder; and (vii) amend or waive this Section 11.2 or the definitions of the terms “Requisite Lenders” or “Supermajority Revolving Lenders” insofar as such definitions affect the substance of this Section 11.2. Furthermore, no amendment, modification, termination or waiver affecting the rights or duties of Agent or L/C Issuer under this Agreement or any other Loan Document shall be effective unless in writing and signed by Agent or L/C Issuer, as the case may be, in addition to Lenders required hereinabove to take such action. No amendment, modification or waiver of this Agreement or any Loan Document altering the ratable treatment of Obligations arising under Secured Rate Contracts resulting in such Obligations being junior in right of payment to principal on the Loans or resulting in Obligations owing to any Secured Swap Provider becoming unsecured (other than release of Liens in accordance with the terms hereof), in each case in a manner adverse to any Secured Swap Provider, shall be effective without the written consent of GE Capital. Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, modification, termination or waiver shall be required for Agent to take additional Collateral pursuant to any Loan Document. No amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the holder of that Note. No notice to or demand on any Credit Party in any case shall entitle such Credit Party or any other Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 11.2 shall be binding upon each holder of the Notes at the time outstanding and each future holder of the Notes.
          (d) If, in connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”):
               (i) requiring the consent of all affected Lenders, the consent of Requisite Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this clause (i) and in clause (ii) below being referred to as “Non Consenting Lender”);
               (ii) requiring the consent of Supermajority Revolving Lenders, the consent of Requisite Lenders is obtained, but the consent of Supermajority Revolving Lenders is not obtained; or
then, so long as Agent is not a Non Consenting Lender, at Borrower’s request Agent, or a Person reasonably acceptable to Agent, shall have the right with Agent’s consent and in Agent’s sole discretion (but shall have no obligation) to purchase from such Non Consenting Lenders, and such Non Consenting Lenders agree that they shall, upon Agent’s request, sell and assign to Agent or such Person, all of the Commitments of such Non Consenting Lenders for an amount equal to the principal balance of all Loans held by the Non Consenting Lenders and all accrued interest and Fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.
          (e) Upon payment in full in cash and performance of all of the Obligations (other than indemnification Obligations), termination of the Commitments and a release of all claims against Agent and Lenders, and so long as no suits, actions proceedings, or claims are pending or threatened against any Indemnified Person asserting any damages, losses or liabilities that are Indemnified Liabilities, Agent shall deliver to Borrower termination statements, mortgage releases and other documents necessary or appropriate to evidence the termination of the Liens securing payment of the Obligations.
          11.3 Fees and Expenses. Borrower shall reimburse (i) Agent for all fees, costs and expenses (including the reasonable fees and expenses of all of its counsel, advisors, consultants and auditors) and (ii) Agent (and, with respect to clauses (c) and (d) below, all Lenders) for all fees, costs and expenses, including the reasonable fees, costs and expenses of counsel or other advisors (including environmental and management consultants and appraisers) incurred in connection with the negotiation, preparation and filing and/or recordation of the Loan Documents and incurred in connection with:
          (a) any amendment, modification or waiver of, or consent with respect to, or termination of, any of the Loan Documents or Related Transactions Documents or advice in connection with the administration of the Loans made pursuant hereto or its rights hereunder or thereunder;
          (b) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Agent, any Lender, any Credit Party or any other Person and whether as a party, witness or otherwise) in any way relating to the Collateral, any of the Loan Documents or any other agreement to be executed or delivered in connection herewith or therewith, including any litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case commenced by or against any or all of the Credit Parties or any other Person that may be obligated to Agent by virtue of the Loan Documents, including any such litigation, contest, dispute, suit, proceeding or action arising in connection with any work-out or restructuring of the Loans during the pendency of one or more Events of Default; provided, that no Person shall be entitled to reimbursement under this clause (c) in respect of any litigation, contest, dispute, suit, proceeding or action to the extent any of the foregoing results from such Person’s gross negligence or willful misconduct;
          (c) any attempt to enforce any remedies of Agent or any Lender against any or all of the Credit Parties or any other Person that may be obligated to Agent or any Lender by virtue of any of the Loan Documents, including any such attempt to enforce any such remedies in the course of any work-out or restructuring of the Loans during the pendency of one or more Events of Default; provided, that in the case of reimbursement of counsel for Lenders other than Agent, such reimbursement shall be limited to one counsel for all such Lenders;

          (d) any workout or restructuring of the Loans during the pendency of one or more Events of Default; provided, that in the case of reimbursement of counsel for Lenders other than Agent, such reimbursement shall be limited to one counsel for all such Lenders; and
          (e) efforts to (i) monitor the Loans or any of the other Obligations, (ii) evaluate, observe or assess any of the Credit Parties or their respective affairs, and (iii) verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral;
including, as to each of clauses (a) through (e) above, all reasonable attorneys’ and other professional and service providers’ fees arising from such services and other advice, assistance or other representation, including those in connection with any appellate proceedings, and all expenses, costs, charges and other fees incurred by such counsel and others in connection with or relating to any of the events or actions described in this Section 11.3, all of which shall be payable, on demand, by Borrower to Agent. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: fees, costs and expenses of accountants, environmental advisors, appraisers, investment bankers, management and other consultants and paralegals; court costs and expenses; photocopying and duplication expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram or telecopy charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal or other advisory services.
          11.4 No Waiver. Agent’s or any Lender’s failure, at any time or times, to require strict performance by the Credit Parties of any provision of this Agreement or any other Loan Document shall not waive, affect or diminish any right of Agent or such Lender thereafter to demand strict compliance and performance herewith or therewith. Any suspension or waiver of an Event of Default shall not suspend, waive or affect any other Event of Default whether the same is prior or subsequent thereto and whether the same or of a different type. Subject to the provisions of Section 11.2, none of the undertakings, agreements, warranties, covenants and representations of any Credit Party contained in this Agreement or any of the other Loan Documents and no Default or Event of Default by any Credit Party shall be deemed to have been suspended or waived by Agent or any Lender, unless such waiver or suspension is by an instrument in writing signed by an officer of or other authorized employee of Agent and the applicable required Lenders and directed to Borrower specifying such suspension or waiver.
          11.5 Remedies. Agent’s and Lenders’ rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies that Agent or any Lender may have under any other agreement, including the other Loan Documents, by operation of law or otherwise. Recourse to the Collateral shall not be required.
          11.6 Severability. Wherever possible, each provision of this Agreement and the other Loan Documents shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement or any other Loan Document shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement or such other Loan Document.

          11.7 Conflict of Terms. Except as otherwise provided in this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement conflicts with any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.
          11.8 Confidentiality. Agent and each Lender agree to use commercially reasonable efforts (equivalent to the efforts Agent or such Lender applies to maintain the confidentiality of its own confidential information) to maintain as confidential all confidential information provided to them by the Credit Parties and designated as confidential for a period of two (2) years following receipt thereof, except that Agent and each Lender may disclose such information (a) to Persons employed or engaged by Agent or such Lender; (b) to any bona fide assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 11.8 (and any such bona fide assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any Governmental Authority or reasonably believed by Agent or such Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of Agent’s or such Lender’s counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any Litigation to which Agent or such Lender is a party; or (f) that ceases to be confidential through no fault of Agent or any Lender.
          11.9 GOVERNING LAW. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF THE LOAN DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THE LOAN DOCUMENTS AND THE OBLIGATIONS SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. EACH CREDIT PARTY HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK COUNTY, CITY OF NEW YORK, NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE CREDIT PARTIES, AGENT AND LENDERS PERTAINING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS; PROVIDED, THAT AGENT, LENDERS AND THE CREDIT PARTIES ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK COUNTY AND; PROVIDED, FURTHER THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF AGENT. EACH CREDIT PARTY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH CREDIT

PARTY HEREBY WAIVES ANY OBJECTION THAT SUCH CREDIT PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH CREDIT PARTY HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINTS AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH CREDIT PARTY AT THE ADDRESS SET FORTH IN ANNEX I OF THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH CREDIT PARTY’S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE UNITED STATES MAILS, PROPER POSTAGE PREPAID.
          11.10 Notices.
          (a) Addresses. All notices and other communications required or expressly authorized to be made by this Agreement shall be given in writing, unless otherwise expressly specified herein, and (i) addressed to the address set forth on the applicable signature page hereto, (ii) posted to Intralinks® (to the extent such system is available and set up by or at the direction of Agent prior to posting) in an appropriate location by uploading such notice, demand, request, direction or other communication to www.intralinks.com, faxing it to 866-545-6600 with an appropriate bar-code fax coversheet or using such other means of posting to Intralinks® as may be available and reasonably acceptable to Agent prior to such posting, (iii) posted to any other E-System approved by or set up by or at the direction of Agent or (iv) addressed to such other address as shall be notified in writing (A) in the case of the Borrower, Agent and the Swing Line Lender, to the other parties hereto and (B) in the case of all other parties, to the Borrower and Agent. Transmissions made by electronic mail or E-Fax to Agent shall be effective only (x) for notices where such transmission is specifically authorized by this Agreement, (y) if such transmission is delivered in compliance with procedures of Agent applicable at the time and previously communicated to Borrower, and (z) if receipt of such transmission is acknowledged by Agent.
          (b) Effectiveness.
               (i) All communications described in clause (a) above and all other notices, demands, requests and other communications made in connection with this Agreement shall be effective and be deemed to have been received (i) if delivered by hand, upon personal delivery, (ii) if delivered by overnight courier service, one (1) Business Day after delivery to such courier service, (iii) if delivered by mail, three (3) Business Days after deposit in the mail, (iv) if delivered by facsimile (other than to post to an E-System pursuant to clause (a)(ii) or (a)(iii) above), upon sender’s receipt of confirmation of proper transmission, and (v) if delivered by posting to any E-System, on the later of the Business Day of such posting and the Business Day access to such posting is given to the recipient thereof in accordance with the standard procedures applicable to such E-System; provided, however, that no communications to Agent pursuant to Section 1 shall be effective until received by Agent.

               (ii) The posting, completion and/or submission by any Credit Party of any communication pursuant to an E-System shall constitute a representation and warranty by the Credit Parties that any representation, warranty, certification or other similar statement required by the Loan Documents to be provided, given or made by a Credit Party in connection with any such communication is true, correct and complete except as expressly noted in such communication or E-System.
          (c) Each Lender shall notify Agent in writing of any changes in the address to which notices to such Lender should be directed, of addresses of its Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as Agent shall reasonably request.
          (d) Electronic Transmissions
               (i) Authorization. Subject to the provisions of clause (a) above, each of Agent, Lenders, each Credit Party and each of their Affiliates and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor and other consultants and their agents of any of their Affiliates, is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein. Each Credit Party, Agent and each Lender hereto acknowledges and agrees that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.
               (ii) Signatures. Subject to the provisions of clause (a) above, (i)(A) no posting to any E-System shall be denied legal effect merely because it is made electronically, (B) each E-Signature on any such posting shall be deemed sufficient to satisfy any requirement for a “signature” and (C) each such posting shall be deemed sufficient to satisfy any requirement for a “writing”, in each case including pursuant to any Loan Document, any applicable provision of any UCC, the federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural Requirement of Law governing such subject matter, (ii) each such posting that is not readily capable of bearing either a signature or a reproduction of a signature may be signed, and shall be deemed signed, by attaching to, or logically associating with such posting, an E-Signature, upon which Agent, each Secured Party and each Credit Party may rely and assume the authenticity thereof, (iii) each such posting containing a signature, a reproduction of a signature or an E-Signature shall, for all intents and purposes, have the same effect and weight as a signed paper original and (iv) each party hereto or beneficiary hereto agrees not to contest the validity or enforceability of any posting on any E-System or E-Signature on any such posting under the provisions of any applicable Requirement of Law requiring certain documents to be in writing or signed; provided, however, that nothing herein shall limit such party’s or beneficiary’s right to contest whether any posting to any E-System or E-Signature has been altered after transmission.

               (iii) Separate Agreements. All uses of an E-System shall be governed by and subject to, in addition to this Section 11.10, the separate terms, conditions and privacy policy posted or referenced in such E-System (or such terms, conditions and privacy policy as may be updated from time to time, including on such E-System) and related agreements executed or contractual obligations entered into by Agent and Credit Parties in connection with the use of such E-System.
               (iv) LIMITATION OF LIABILITY. ALL E-SYSTEMS AND ELECTRONIC TRANSMISSIONS SHALL BE PROVIDED “AS IS” AND “AS AVAILABLE”. NONE OF AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS WARRANTS THE ACCURACY, ADEQUACY OR COMPLETENESS OF ANY E-SYSTEMS OR ELECTRONIC TRANSMISSION AND DISCLAIMS ALL LIABILITY FOR ERRORS OR OMISSIONS THEREIN. NO WARRANTY OF ANY KIND IS MADE BY AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS IN CONNECTION WITH ANY E-SYSTEMS OR ELECTRONIC COMMUNICATION, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS. Each of the Borrower, each other Credit Party executing this Agreement and each Secured Party agrees that Agent has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.
          11.11 Section Titles. The Section titles and Table of Contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.
          11.12 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.
          11.13 WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG AGENT, LENDERS AND ANY CREDIT PARTY ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS RELATED THERETO.

          11.14 Press Releases and Related Matters. Each Credit Party executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of GE Capital or its affiliates without at least two (2) Business Days’ prior notice to GE Capital and without the prior written consent of GE Capital unless (and only to the extent that) such Credit Party or Affiliate is required to do so under law (including as a requisite part of reports required to be filed with the Securities and Exchange Commission), and then, in any event, such Credit Party or Affiliate will consult with GE Capital before issuing such press release or other public disclosure. Each Credit Party consents to the publication by Agent or any Lender of advertising material relating to the financing transactions contemplated by this Agreement using Borrower’s name, product photographs, logo or trademark. Agent or such Lender shall provide a draft of any advertising material to each Credit Party for review and comment prior to the publication thereof. Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.
          11.15 Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Credit Party for liquidation or reorganization, should any Credit Party become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of any Credit Party’s assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.
          11.16 Advice of Counsel. Each of the parties represents to each other party hereto that it has discussed this Agreement and, specifically, the provisions of Sections 11.9 and 11.13, with its counsel.
          11.17 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
          11.18 Patriot Act Notice. Each Lender subject to the USA Patriot Act of 2001 (31 U.S.C. 5318 et seq.) hereby notifies the Borrower that, pursuant to Section 326 thereof, it is required to obtain, verify and record information that identifies the Borrower, including the name and address of the Borrower and other information allowing such Lender to identify the Borrower in accordance with such act.
12. RESTATEMENT OF ORIGINAL CREDIT AGREEMENT

          (a) The parties hereto agree that, on the Closing Date, the following transactions shall be deemed to occur automatically, without further action by any party hereto:
               (i) the Original Credit Agreement shall be deemed to be amended and restated in its entirety in the form of this Agreement;
               (ii) all Existing Obligations outstanding on the Closing Date shall, to the extent not paid on the Closing Date, be deemed to be Obligations outstanding hereunder;
               (iii) the guaranties and Collateral Documents, including the Liens created thereunder in favor of Agent for the benefit of Agent and Lenders or in favor of Agent and Lenders, as applicable, and securing payment of the Existing Obligations, as amended and restated on the Closing Date, shall remain in full force and effect with respect to the Obligations and are hereby reaffirmed; and
               (iv) all references in the other Loan Documents to the Original Credit Agreement shall be deemed to refer without further amendment to this Agreement.
          (b) The parties acknowledge and agree that this Agreement and the other Loan Documents do not constitute a novation, payment and reborrowing or termination of the Existing Obligations and that all such Existing Obligations are in all respects continued and outstanding as Obligations under this Agreement and the Notes with only the terms being modified from and after the Closing Date of this Agreement as provided in this Agreement, the Notes and the other Loan Documents.
[Signature Pages Follow]

          IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

BORROWER: INSTEEL WIRE PRODUCTS COMPANY, a North Carolina corporation
By:	/s/ Michael C. Gazmarian
	Name:	Michael C. Gazmarian
	Title:	VP, CFO and Treasurer

AGENT AND LENDERS: GENERAL ELECTRIC CAPITAL CORPORATION, as Agent and Lender
By:	/s/ Michael R. Todorow
Duly Authorized Signatory

Signature Page to
the Second Amended and Restated Credit Agreement

          The following Persons are signatories to this Agreement in their capacity as Credit Parties and not as Borrowers.

INSTEEL INDUSTRIES, INC., a North Carolina corporation
By:	/s/ Michael C. Gazmarian
	Name:	Michael C. Gazmarian
	Title:	VP, CFO and Treasurer

INTERCONTINENTAL METALS CORPORATION, a North Carolina corporation
By:	/s/ Michael C. Gazmarian
	Name:	Michael C. Gazmarian
	Title:	VP and Treasurer

Signature Page to
the Second Amended and Restated Credit Agreement

ANNEX A (Recitals)
to
SECOND AMENDED AND RESTATED CREDIT AGREEMENT
DEFINITIONS
          Capitalized terms used in the Loan Documents shall have (unless otherwise provided elsewhere in the Loan Documents) the following respective meanings and all references to Sections, Exhibits, Schedules or Annexes in the following definitions shall refer to Sections, Exhibits, Schedules or Annexes of or to the Agreement:`
          “Account Debtor” means any Person who may become obligated to any Credit Party under, with respect to, or on account of, an Account, Chattel Paper or General Intangibles (including a payment intangible).
          “Accounting Changes” has the meaning ascribed thereto in Annex G.
          “Accounts” means all “accounts,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, including (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by Chattel Paper or Instruments), (including any such obligations that may be characterized as an account or contract right under the Code), (b) all of each Credit Party’s rights in, to and under all purchase orders or receipts for goods or services, (c) all of each Credit Party’s rights to any goods represented by any of the foregoing (including unpaid sellers’ rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), (d) all rights to payment due to any Credit Party for property sold, leased, licensed, assigned or otherwise disposed of, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred, for energy provided or to be provided, for the use or hire of a vessel under a charter or other contract, arising out of the use of a credit card or charge card, or for services rendered or to be rendered by such Credit Party or in connection with any other transaction (whether or not yet earned by performance on the part of such Credit Party), (e) all healthcare insurance receivables, and (f) all collateral security of any kind, now or hereafter in existence, given by any Account Debtor or other Person with respect to any of the foregoing.
          “Advance” means any Revolving Credit Advance or Swing Line Advance, as the context may require.
          “Affiliate” means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 5% or more of the Stock having ordinary voting power in the election of directors of such Person, (b) each Person that controls, is controlled by or is under common control with such Person, (c) each of such Person’s officers, directors, joint venturers and partners and (d) in the case of Borrower, the immediate family members, spouses and lineal descendants of individuals who are Affiliates of Borrower. For the purposes of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; provided, however, that the term “Affiliate” shall specifically exclude Agent and each Lender.

          “Agent” means GE Capital in its capacity as Agent for Lenders or its successor appointed pursuant to Section 9.7.
          “Agreement” means the Credit Agreement by and among Borrower, the other Credit Parties party thereto, GE Capital, as Agent and Lender and the other Lenders from time to time party thereto, as the same may be amended, supplemented, restated or otherwise modified from time to time.
          “Appendices” has the meaning ascribed to it in the recitals to the Agreement.
          “Applicable L/C Margin” means the per annum fee, from time to time in effect, payable with respect to outstanding Letter of Credit Obligations as determined by reference to Section 1.5(a).
          “Applicable Margins” means collectively the Applicable L/C Margin, the Applicable Unused Line Fee Margin, the Applicable Revolver Index Margin and the Applicable Revolver LIBOR Margin.
          “Applicable Revolver Index Margin” means the per annum interest rate margin from time to time in effect and payable in addition to the Index Rate applicable to the Revolving Loan, as determined by reference to Section 1.5(a).
          “Applicable Revolver LIBOR Margin” means the per annum interest rate from time to time in effect and payable in addition to the LIBOR Rate applicable to the Revolving Loan, as determined by reference to Section 1.5(a).
          “Applicable Unused Line Fee Margin” means the per annum fee, from time to time in effect, payable in respect of Borrower’s non-use of committed funds pursuant to Section 1.9(b), which fee is determined by reference to Section 1.5(a).
          “Assignment Agreement” has the meaning ascribed to it in Section 9.1(a).
          “Bailee Letter” means bailee letters, in form and substance satisfactory to Agent and its counsel delivered to Agent pursuant to Section 5.9.
          “Bankruptcy Code” means the provisions of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq.
          “Bill-and-Hold Account” means an Account arising with respect to goods that are sold on a bill-and-hold basis.
          “Blocked Accounts” has the meaning ascribed to it in Annex C.
          “Borrower” has the meaning ascribed thereto in the preamble to the Agreement.
          “Borrower Pledge Agreement” means the Pledge Agreement dated as of the Original Closing Date executed by Borrower in favor of Agent, on behalf of itself and Lenders, pledging all Stock of Intercontinental and all Intercompany Notes owing to or held by it.

          “Borrowing Availability” means as of any date of determination the lesser of (i) the Maximum Amount less any Reserves established by Agent at such time and (ii) the Borrowing Base, in each case, less the sum of the Revolving Loan and Swing Line Loan then outstanding.
          “Borrowing Base” means, as of any date of determination by Agent, from time to time, an amount equal to the sum at such time of:
     (a) up to 85% of the book value of Borrower’s Eligible Accounts at such time; plus
     (b) (i) the lesser of (x) up to 75% of the book value of Eligible Inventory, valued at the lower of cost (determined on a first-in, first-out basis) or market and (y) 85% of the most recently appraised NOLV of Eligible Inventory;
in each case, less any Reserves established by Agent in its Permitted Discretion at such time.
          “Borrowing Base Certificate” means a certificate to be executed and delivered from time to time by Borrower’s Chief Financial Officer, or another responsible officer of Borrower having substantially the same authority and responsibility or otherwise acceptable to Agent in the form attached to the Agreement as Exhibit 4.1(b).
          “Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the States of Illinois and/or New York and in reference to LIBOR Loans shall mean any such day that is also a LIBOR Business Day.
          “Capital Expenditures” means, with respect to any Person, all expenditures (by the expenditure of cash or the incurrence of Indebtedness) by such Person during any measuring period for any fixed assets or improvements or for replacements, substitutions or additions thereto, that have a useful life of more than one year and that are required to be capitalized under GAAP.
          “Capital Lease” means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person.
          “Capital Lease Obligation” means, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.
          “Cash Collateral Account” has the meaning ascribed to it Annex B.
          “Cash Equivalents” has the meaning ascribed to it in Annex B.
          “Cash Management Systems” has the meaning ascribed to it in Section 1.8.

          “Change of Control” means any of the following: (a) any person or group of persons (within the meaning of the Securities Exchange Act of 1934) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 20% or more of the issued and outstanding shares of capital Stock of Holdings having the right to vote for the election of directors of Holdings under ordinary circumstances; (b) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the board of directors of Holdings (together with any new directors whose election by the board of directors of Holdings or whose nomination for election by the Stockholders of Holdings was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office; (c) Holdings ceases to own and control all of the economic and voting rights associated with all of the outstanding capital Stock of Borrower or (d) Holdings ceases to own and control all of the economic and voting rights associated with all of the outstanding capital Stock of any of its Subsidiaries other than Borrower.
          “Charges” means all federal, state, county, city, municipal, local, foreign or other governmental taxes (including taxes owed to the PBGC at the time due and payable), levies, assessments, charges, liens, claims or encumbrances upon or relating to (a) the Collateral, (b) the Obligations, (c) the employees, payroll, income or gross receipts of any Credit Party, (d) any Credit Party’s ownership or use of any properties or other assets, or (e) any other aspect of any Credit Party’s business.
          “Chattel Paper” means any “chattel paper,” as such term is defined in the Code, including electronic chattel paper, now owned or hereafter acquired by any Credit Party, wherever located.
          “Closing Date” means June 2, 2010.
          “Closing Checklist” means the schedule, including all appendices, exhibits or schedules thereto, listing certain documents and information to be delivered in connection with the Agreement, the other Loan Documents and the transactions contemplated thereunder, substantially in the form attached hereto as Annex D.
          “Code” means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, that to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided, further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Agent’s or any Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

          “Collateral” means the property covered by the Security Agreement and the other Collateral Documents and any other property, real or personal, tangible or intangible, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of Agent, on behalf of itself and Lenders, to secure the Obligations.
          “Collateral Documents” means the Security Agreement, the Pledge Agreements, the Guaranties, the Patent Security Agreement, the Trademark Security Agreement, the Copyright Security Agreement and all similar agreements entered into guaranteeing payment of, or granting a Lien upon property as security for payment of, the Obligations.
          “Collateral Reports” means the reports with respect to the Collateral referred to in Annex F.
          “Collection Account” means that certain account of Agent, account number 502-328-54 in the name of Agent at DeutscheBank Trust Company Americas in New York, New York ABA No. 021 001 033, or such other account as may be specified in writing by Agent as the “Collection Account.”
          “Commitment Termination Date” means the earliest of (a) June 2, 2015, (b) the date of termination of Lenders’ obligations to make Advances and to incur Letter of Credit Obligations or permit existing Loans to remain outstanding pursuant to Section 8.2(b), and (c) the date of indefeasible prepayment in full by Borrower of the Loans and the cancellation and return (or stand-by guarantee) of all Letters of Credit or the cash collateralization of all Letter of Credit Obligations pursuant to Annex B, and the permanent reduction of the Commitments to zero dollars ($0).
          “Commitments” means (a) as to any Lender, the aggregate of such Lender’s Revolving Loan Commitment (including without duplication the Swing Line Lender’s Swing Line Commitment as a subset of its Revolving Loan Commitment) as set forth on Annex J to the Agreement or in the most recent Assignment Agreement executed by such Lender and (b) as to all Lenders, the aggregate of all Lenders’ Revolving Loan Commitments (including without duplication the Swing Line Lender’s Swing Line Commitment as a subset of its Revolving Loan Commitment), which aggregate commitment was One Hundred Million Dollars ($100,000,000) on the First A&R Closing Date and which aggregate commitment was reduced to Seventy-Five Million Dollars ($75,000,000) on the Closing Date, as to each of clauses (a) and (b), as such Commitments may be reduced, amortized or adjusted from time to time in accordance with the Agreement.
          “Compliance Certificate” has the meaning ascribed to it in Annex E.
          “Concentration Account” has the meaning ascribed to it in Annex C.
          “Contracts” means all “contracts,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, in any event, including all contracts, undertakings, or agreements (other than rights evidenced by Chattel Paper, Documents or Instruments) in or under which any Credit Party may now or hereafter have any right, title or interest, including any agreement relating to the terms of payment or the terms of performance of any Account.

          “Control Letter” means a letter agreement between Agent and (i) the issuer of uncertificated securities with respect to uncertificated securities in the name of any Credit Party, (ii) a securities intermediary with respect to securities, whether certificated or uncertificated, securities entitlements and other financial assets held in a securities account in the name of any Credit Party, (iii) a futures commission merchant or clearing house, as applicable, with respect to commodity accounts and commodity contracts held by any Credit Party, whereby, among other things, the issuer, securities intermediary or futures commission merchant limits any security interest in the applicable financial assets in a manner reasonably satisfactory to Agent, acknowledges the Lien of Agent, on behalf of itself and Lenders, on such financial assets, and agrees to follow the instructions or entitlement orders of Agent without further consent by the affected Credit Party (which instruction or entitlement order may be given by Agent at any time following the occurrence and during the continuance of an Event of Default or at any time after Liquidity is less than $10,000,000; provided that, if during a period of 30 consecutive days, no Event of Default exists and Borrowing Availability has been greater than $20,000,000 at all such times, Agent shall rescind such instruction or entitlement order following a written request therefor by the Borrower, which request the Borrower must deliver promptly after the expiration of such period).
          “Copyright License” means any and all rights now owned or hereafter acquired by any Credit Party under any written agreement granting any right to use any Copyright or Copyright registration.
          “Copyright Security Agreements” means the Copyright Security Agreements made in favor of Agent, on behalf of itself and Lenders, by each applicable Credit Party.
          “Copyrights” means all of the following now owned or hereafter adopted or acquired by any Credit Party: (a) all copyrights and General Intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof, and (b) all reissues, extensions or renewals thereof.
          “Credit Parties” means Holdings, Borrower, and each of their respective Subsidiaries.
          “Default” means any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.
          “Default Rate” has the meaning ascribed to it in Section 1.5(d).
          “Deposit Accounts” means all “deposit accounts” as such term in defined in the Code, now or hereafter held in the name of any Credit Party.
          “Disbursement Accounts” has the meaning ascribed to it in Annex C.
          “Disclosure Schedules” means the Schedules prepared by Borrower and denominated as Disclosure Schedules (1.1) through (6.7) in the Index to the Agreement.

          “Documents” means any “documents,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located.
          “Dollars” or “$” means lawful currency of the United States of America.
          “Domestic Subsidiaries” means any Subsidiary organized under the laws of a jurisdiction in the United States of America.
          “E-Fax” means any system used to receive or transmit faxes electronically.
          “E-Signature” means the process of attaching to or logically associating with an Electronic Transmission an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Electronic Transmission) with the intent to sign, authenticate or accept such Electronic Transmission.
          “E-System” means any electronic system approved by Agent, including Intralinks® and ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by Agent, any of its Related Persons or any other Person, providing for access to data protected by passcodes or other security system.
          “EBITDA” means, with respect to any Person for any fiscal period, without duplication, an amount equal to (a) consolidated net income (with Inventory valued on a FIFO basis) of such Person for such period, determined in accordance with GAAP, minus (b) the sum of (i) income tax credits, (ii) interest income, (iii) gain from extraordinary items for such period, (iv) any aggregate net gain (but not any aggregate net loss) during such period arising from the sale, exchange or other disposition of capital assets by such Person (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities), (v) any cash pension or other post retirement employee benefits (“OPEB”) contribution payments, and (vi) any other non-cash gains recorded as other income that have been added in determining consolidated net income, in each case (other than clause (v) above) to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP, but without duplication, plus (c) the sum of (i) any provision for income taxes, (ii) Interest Expense, (iii) loss from extraordinary items for such period as agreed upon by Agent, (iv) depreciation and amortization for such period, (v) amortized debt discount for such period, (vi) pension or OPEB expenses, (vii) the amount of any deduction to consolidated net income as the result of any grant to any members of the management of such Person of any Stock, (viii) any other non-cash losses (other than those reflecting write-down of Inventory or Accounts) recorded as other expenses that have been subtracted in determining consolidated net income, and (ix) any losses or expenses specifically recorded in connection with the termination of the Interest Rate Swaps, in each case to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP, but without duplication. For purposes of this definition, the following items shall be excluded in determining consolidated net income of a Person: (1) the income (or deficit) of any other Person accrued prior to the date it became a Subsidiary of, or was merged or consolidated into, such Person or any of such Person’s Subsidiaries; (2) the income (or deficit) of any other Person (other than a Subsidiary) in which such Person has an ownership interest, except to the extent any such income has actually been received by such Person in the form of cash dividends or distributions; (3) the undistributed earnings of any Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation or Requirement of Law applicable to such Subsidiary; (4) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period; (5) any write-up of any asset; (6) any net gain from the collection of the proceeds of life insurance policies; (7) any net gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness, of such Person; (8) in the case of a successor to such Person by consolidation or merger or as a transferee of its assets, any earnings of such successor prior to such consolidation, merger or transfer of assets; and (9) any deferred credit representing the excess of equity in any Subsidiary of such Person at the date of acquisition of such Subsidiary over the cost to such Person of the investment in such Subsidiary.
          “Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, or otherwise to or from an E-System or other equivalent service acceptable to Agent.
          “Eligible Accounts” has the meaning ascribed to it in Section 1.6 of the Agreement.
          “Eligible Inventory” has the meaning ascribed to it in Section 1.7 of the Agreement.
          “Environmental Laws” means all applicable federal, state, local and foreign laws, statutes, ordinances, codes, rules, standards and regulations, now or hereafter in effect, and any applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree, order or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.) (“CERCLA”); the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. §§ 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.); the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.); the Toxic Substance Control Act (15 U.S.C. §§ 2601 et seq.); the Clean Air Act (42 U.S.C. §§ 7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.); the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.); and the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.), and any and all regulations promulgated thereunder, and all analogous state, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes.
          “Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, including any arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property.
          “Environmental Permits” means all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws.
          “Equipment” means all “equipment,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located and, in any event, including all such Credit Party’s machinery and equipment, including processing equipment, conveyors, machine tools, data processing and computer equipment, including embedded software and peripheral equipment and all engineering, processing and manufacturing equipment, office machinery, furniture, materials handling equipment, tools, attachments, accessories, automotive equipment, trailers, trucks, forklifts, molds, dies, stamps, motor vehicles, rolling stock and other equipment of every kind and nature, trade fixtures and fixtures not forming a part of real property, together with all additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor, and all manuals, drawings, instructions, warranties and rights with respect thereto, and all products and proceeds thereof and condemnation awards and insurance proceeds with respect thereto.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations promulgated thereunder.
          “ERISA Affiliate” means, with respect to any Credit Party, any trade or business (whether or not incorporated) that, together with such Credit Party, are treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the IRC.
          “ERISA Event” means, with respect to any Credit Party or any ERISA Affiliate, (a) any event described in Section 4043(c) of ERISA with respect to a Title IV Plan; (b) the withdrawal of any Credit Party or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any Credit Party or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (f) the failure by any Credit Party or ERISA Affiliate to make when due required contributions to a Multiemployer Plan or Title IV Plan unless such failure is cured within thirty (30) days; (g) any other event or condition that would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 or 4245 of ERISA; or

(i) the loss of a Qualified Plan’s qualification or tax exempt status; or (j) the termination of a Plan described in Section 4064 of ERISA.
          “ESOP” means a Plan that is intended to satisfy the requirements of Section 4975(e)(7) of the IRC.
          “Event of Default” has the meaning ascribed to it in Section 8.1.
          “Existing Letter of Credit” means that certain letter of credit no. LC SM209 in the face amount of $50,000 expiring on July 12, 2010, which was issued under the Prior Credit Agreement and is outstanding immediately prior to the effectiveness of this Agreement.
          “Existing Obligations” means the “Obligations” under and as defined in the First A&R Credit Agreement.
          “Fair Labor Standards Act” means the Fair Labor Standards Act, 29 U.S.C. §201 et seq.
          “Federal Funds Rate” means, for any day, a floating rate equal to the weighted average of the rates on overnight federal funds transactions among members of the Federal Reserve System, as determined by Agent in its sole discretion, which determination shall be final, binding and conclusive (absent manifest error).
          “Federal Reserve Board” means the Board of Governors of the Federal Reserve System.
          “Fees” means any and all fees payable to Agent or any Lender pursuant to the Agreement or any of the other Loan Documents.
          “Financial Covenants” means the financial covenants set forth in Annex G.
          “Financial Statements” means the consolidated and consolidating income statements, statements of cash flows and balance sheets of Holdings and its Subsidiaries delivered in accordance with Section 3.4 and Annex E.
          “Fiscal Month” means any of the monthly accounting periods of Borrower.
          “Fiscal Quarter” means any of the quarterly accounting periods of Borrower.
          “Fiscal Year” means the 52 or 53 week period, as the case may be, of Holdings and its Subsidiaries ending on the Saturday closest to September 30 in each year.
          “First A&R Closing Date” means January 12, 2006.
          “Fixed Charges” means, with respect to any Person for any fiscal period, without duplication, (a) the aggregate of all Interest Expense paid or accrued during such period (excluding amortized capitalized financing costs to the extent included in determining Interest Expense), plus (b) scheduled payments of principal with respect to Indebtedness during such period, plus (c) income taxes paid in cash during such fiscal period, plus (d) dividends, stock repurchases and other Restricted Payments paid in cash during such fiscal period, plus (e) prepayments of Indebtedness permitted by Section 6.3(b) during such fiscal period. For the avoidance of doubt, Fixed Charges shall not include any expenses or losses specifically recorded in connection with the termination of the Interest Rate Swaps.
          “Fixed Charge Coverage Ratio” means, with respect to any Person for any fiscal period, the ratio of EBITDA minus Unfunded Capital Expenditures to Fixed Charges.
          “Fixtures” means all “fixtures” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party.
          “Foreign Subsidiary” means any direct or indirect Subsidiary of Holdings organized under the laws of a jurisdiction outside of the United States.
          “Funded Debt” means, with respect to any Person, without duplication, all Indebtedness for borrowed money evidenced by notes, bonds, debentures, or similar evidences of Indebtedness and that by its terms matures more than one year from, or is directly or indirectly renewable or extendible at such Person’s option under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year from the date of creation thereof, and specifically including Capital Lease Obligations, current maturities of long-term debt, revolving credit and short-term debt extendible beyond one year at the option of the debtor, and also including, in the case of Borrower, the Obligations and, without duplication, Guaranteed Indebtedness consisting of guaranties of Funded Debt of other Persons.
          “GAAP” means generally accepted accounting principles in the United States of America, consistently applied, as such term is further defined in Annex G to the Agreement.
          “GE Capital” means General Electric Capital Corporation, a Delaware corporation.
          “GE Capital Fee Letter” means that certain third amended and restated letter, dated as of June 2, 2010, between GE Capital and Borrower with respect to certain Fees to be paid from time to time by Borrower to GE Capital.
          “General Intangibles” means “general intangibles,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, including all right, title and interest that such Credit Party may now or hereafter have in or under any Contract, all payment intangibles, customer lists, Licenses, Copyrights, Trademarks, Patents, and all applications therefor and reissues, extensions or renewals thereof, rights in Intellectual Property, interests in partnerships, joint ventures and other business associations, licenses, permits, copyrights, trade secrets, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know-how, software, data bases, data, skill, expertise, experience, processes, models, drawings, materials and records, goodwill (including the goodwill associated with any Trademark or Trademark License), all rights and claims in or under insurance policies (including insurance for fire, damage, loss and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key man and business interruption insurance, and all unearned premiums), uncertificated securities, chooses in action, deposit, checking and other bank accounts, rights to receive tax refunds and other payments, rights to receive dividends, distributions, cash, Instruments and other property in respect of or in exchange for pledged Stock and Investment Property, rights of indemnification, all books and records, correspondence, credit files, invoices and other papers, including without limitation all tapes, cards, computer runs and other papers and documents in the possession or under the control of such Credit Party or any computer bureau or service company from time to time acting for such Credit Party.
          “Goods” means any “goods” as defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, including embedded software to the extent included in “goods” as defined in the Code, manufactured homes, standing timber that is cut and removed for sale and unborn young of animals.
          “Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
          “Guaranteed Indebtedness” means, as to any Person, any obligation of such Person guaranteeing, providing comfort or otherwise supporting any Indebtedness, lease, dividend, or other obligation (“primary obligation”) of any other Person (the “primary obligor”) in any manner, including any obligation or arrangement of such Person to (a) purchase or repurchase any such primary obligation, (b) advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) protect the beneficiary of such arrangement from loss (other than product warranties given in the ordinary course of business) or (e) indemnify the owner of such primary obligation against loss in respect thereof. The amount of any Guaranteed Indebtedness at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranteed Indebtedness is incurred and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Indebtedness, or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.
          “Guaranties” means, collectively, the Holdings Guaranty, each Subsidiary Guaranty and any other guaranty executed by any Guarantor in favor of Agent and Lenders in respect of the Obligations.
          “Guarantors” means Holdings, each Subsidiary of Holdings other than Borrower and each other Person, if any, that executes a guaranty or other similar agreement in favor of Agent, for itself and the ratable benefit of Lenders, in connection with the transactions contemplated by the Agreement and the other Loan Documents.
          “Hazardous Material” means any substance, material or waste that is regulated by, or forms the basis of liability now or hereafter under, any Environmental Laws, including any material or substance that is (a) defined as a “solid waste,” “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “pollutant,” “contaminant,” “hazardous constituent,” “special waste,” “toxic substance” or other similar term or phrase under any Environmental Laws, or (b) petroleum or any fraction or by-product thereof, asbestos, polychlorinated biphenyls (PCB’s), or any radioactive substance.
          “Holdings” has the meaning ascribed thereto in the recitals to the Agreement.
          “Holdings Guaranty” means the guaranty dated as of the Original Closing Date executed by Holdings in favor of Agent and Lenders.
          “Holdings Pledge Agreement” means the Pledge Agreement of dated as of the Original Closing Date executed by Holdings in favor of Agent, on behalf of itself and Lenders, pledging all Stock of Borrower and all Intercompany Notes owing to or held by it.
          “Impacted Lender” means any Lender that fails promptly to provide Agent, upon Agent’s request, satisfactory assurance that such Lender will not become a Non-Funding Lender.
          “Inactive Subsidiaries” means Intercontinental Metals Corporation, a North Carolina Corporation and any other Subsidiary of the Borrower which (a) has assets with a net book value of less than $500,000, (b) does not have any material liabilities, (c) is not engaged in any trade or business and (d) the Borrower has designated as “Inactive Subsidiary” by a written notice to the Agent.
          “Indebtedness” means , with respect to any Person, without duplication (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property payment for which is deferred 6 months or more, but excluding obligations to trade creditors incurred in the ordinary course of business that are unsecured and not overdue by more than 6 months unless being contested in good faith, (b) all reimbursement and other obligations with respect to letters of credit, bankers’ acceptances and surety bonds, whether or not matured, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations and the present value (discounted at the Index Rate as in effect on the Closing Date) of future rental payments under all synthetic leases, (f) all obligations of such Person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured, (g) all obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, (h) all Indebtedness referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, and (i) the Obligations.

          “Indemnified Liabilities” has the meaning ascribed to it in Section 1.13.
          “Indemnified Person” has the meaning ascribed to it in Section 1.13.
          “Index Rate” means, for any day, a rate per annum equal to the highest of (a) the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by Agent) or any similar release by the Federal Reserve Board (as determined by Agent), (b) the sum of 0.50% per annum and the Federal Funds Rate, and (c) the sum of (x) LIBOR Rate calculated for each such day based on a LIBOR Period of one month determined two (2) Business Days prior to such day, plus (y) the excess of the Applicable Margin for LIBOR Loans over the Applicable Margin for Index Rate Loans, in each instance, as of such day. Any change in the Index Rate due to a change in any of the foregoing shall be effective on the effective date of such change in the “Prime Rate”, Federal Funds Rate or LIBOR Rate for a LIBOR Period of one month, as the case may be.
          “Index Rate Loan” means a Loan or portion thereof bearing interest by reference to the Index Rate.
          “Instruments” means all “instruments,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, and, in any event, including all certificated securities, all certificates of deposit, and all promissory notes and other evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.
          “Intellectual Property” means any and all Licenses, Patents, Copyrights, Trademarks, and the goodwill associated with such Trademarks.
          “Intercompany Notes” has the meaning ascribed to it in Section 6.3.
          “Intercontinental” means Intercontinental Metals Corporation, a North Carolina corporation.
          “Interest Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA to Interest Expense.
          “Interest Expense” means, with respect to any Person for any fiscal period, interest expense (whether cash or non-cash) of such Person determined in accordance with GAAP for the relevant period ended on such date, including interest expense with respect to any Funded Debt of such Person and interest expense for the relevant period that has been capitalized on the balance sheet of such Person.
          “Interest Rate Swaps” means the interest rate swap transactions between Holdings and Bank of America, N.A. (Reference No. 148487) for a notional amount of $25,000,000 and the interest rate swap transactions between Holdings and First Union National Bank (n/k/a

Wachovia National Bank, N.A. (Reference No. 135835/195600) for a notional amount of $25,000,000.
          “Interest Payment Date” means (a) as to any Index Rate Loan, the first Business Day of each month to occur while such Loan is outstanding, and (b) as to any LIBOR Loan, the last day of the applicable LIBOR Period; provided that, in addition to the foregoing, each of (x) the date upon which all of the Commitments have been terminated and the Loans have been paid in full and (y) the Commitment Termination Date shall be deemed to be an “Interest Payment Date” with respect to any interest that has then accrued under the Agreement.
          “Inventory” means any “inventory,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, and in any event including inventory, merchandise, goods and other personal property that are held by or on behalf of any Credit Party for sale or lease or are furnished or are to be furnished under a contract of service, or that constitute raw materials, work in process, finished goods, returned goods, supplies or materials of any kind, nature or description used or consumed or to be used or consumed in such Credit Party’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.
          “Investment Property” means all “investment property” as such term is defined in the Code now owned or hereafter acquired by any Credit Party, wherever located, including (i) all securities, whether certificated or uncertificated, including stocks, bonds, interests in limited liability companies, partnership interests, treasuries, certificates of deposit, and mutual fund shares; (ii) all securities entitlements of any Credit Party, including the rights of such Credit Party to any securities account and the financial assets held by a securities intermediary in such securities account and any free credit balance or other money owing by any securities intermediary with respect to that account; (iii) all securities accounts of any Credit Party; (iv) all commodity contracts of any Credit Party; and (v) all commodity accounts held by any Credit Party.
          “IRC” means the Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder.
          “Keyman Life Insurance” means the keyman life insurance policy on the life of H.O. Woltz, III issued by Northwestern Mutual (or any replacement policy).
          “IRS” means the Internal Revenue Service.
          “L/C Issuer” has the meaning ascribed to it in Annex B.
          “L/C Sublimit” has the meaning ascribed to in it Annex B.
          “Lenders” means (a) GE Capital, the other Lenders named on the signature pages of the Agreement, and, if any such Lender shall decide to assign all or any portion of the Obligations, such term shall include any assignee of such Lender and (b) solely for the purpose of obtaining the benefit of the Liens granted to the Agent for the benefit of the Lenders under the Collateral Documents, a Person to whom any Obligations in respect of a Secured Rate Contract are owed. For the avoidance of doubt, any Person to whom any Obligations in respect of a

Secured Rate Contract are owed and which does not hold any Loans or Commitments shall not be entitled to any other rights as a “Lender” under this Agreement or any other Loan Document.
          “Letter of Credit Fee” has the meaning ascribed to it in Annex B.
          “Letter of Credit Obligations” means all outstanding obligations incurred by Agent and Lenders at the request of Borrower, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of Letters of Credit by Agent or another L/C Issuer or the purchase of a participation as set forth in Annex B with respect to any Letter of Credit. The amount of such Letter of Credit Obligations shall equal the maximum amount that may be payable by Agent or Lenders thereupon or pursuant thereto.
          “Letters of Credit” means the Existing Letter of Credit and other documentary or standby letters of credit issued for the account of Borrower by any L/C Issuer, and bankers’ acceptances issued by Borrower, for which Agent and Lenders have incurred Letter of Credit Obligations.
          “Letter-of Credit Rights” means “letter-of-credit rights” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, including rights to payment or performance under a letter of credit, whether or not such Credit Party, as beneficiary, has demanded or is entitled to demand payment or performance.
          “LIBOR Business Day” means a Business Day on which banks in the City of London are generally open for interbank or foreign exchange transactions.
          “LIBOR Loan” means a Loan or any portion thereof bearing interest by reference to the LIBOR Rate.
          “LIBOR Period” means, with respect to any LIBOR Loan, each period commencing on a LIBOR Business Day selected by Borrower pursuant to the Agreement and ending one, two or three months thereafter, as selected by Borrower’s irrevocable notice to Agent as set forth in Section 1.5(e); provided, that the foregoing provision relating to LIBOR Periods is subject to the following:
     (a) if any LIBOR Period would otherwise end on a day that is not a LIBOR Business Day, such LIBOR Period shall be extended to the next succeeding LIBOR Business Day unless the result of such extension would be to carry such LIBOR Period into another calendar month in which event such LIBOR Period shall end on the immediately preceding LIBOR Business Day;
     (b) any LIBOR Period that would otherwise extend beyond the Commitment Termination Date shall end two (2) LIBOR Business Days prior to such date;
     (c) any LIBOR Period that begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Period) shall end on the last LIBOR Business Day of a calendar month;

     (d) Borrower shall select LIBOR Periods so as not to require a payment or prepayment of any LIBOR Loan during a LIBOR Period for such Loan; and
     (e) Borrower shall select LIBOR Periods so that there shall be no more than five (5) separate LIBOR Loans in existence at any one time.
          “LIBOR Rate” means for each LIBOR Period, a rate of interest determined by Agent equal to:
     (a) the offered rate per annum for deposits of Dollars for the applicable LIBOR Period that appears on Reuters Screen LIBOR 01 Page as of 11:00 A.M. (London, England time) two (2) Business Days prior to the first day in such LIBOR Period (if no such offered rate exists, such rate will be the rate of interest per annum, as determined by Agent at which deposits of Dollars in immediately available funds are offered at 11:00 A.M. (London, England time) two (2) Business Days prior to the first day in such LIBOR Period by major financial institutions reasonably satisfactory to Agent in the London interbank market for such LIBOR Period for the applicable principal amount on such date of determination); divided by
     (b) a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day that is two (2) LIBOR Business Days prior to the beginning of such LIBOR Period (including basic, supplemental, marginal and emergency reserves under any regulations of the Federal Reserve Board or other Governmental Authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Federal Reserve Board that are required to be maintained by a member bank of the Federal Reserve System).
          “License” means any Copyright License, Patent License, Trademark License or other license of rights or interests now held or hereafter acquired by any Credit Party.
          “Lien” means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Code or comparable law of any jurisdiction).
          “Liquidity” means, at any time of determination, the sum of (a) Borrowing Availability at such time plus (b) the aggregate amount of (I) cash on deposit in Blocked Accounts and the Concentration Account at such time to the extent such cash is not subject to any restriction (other than restrictions set forth in the related tri-party blocked account agreements with Agent, applicable Credit Party and the applicable Relationship Bank) plus (II) investments described in Section 6.2(c) outstanding at such time to the extent such investments are permitted by Section 6.2(c) and are not subject to any restriction (other than restrictions set forth in the related Control Letter).

          “Litigation” has the meaning ascribed to it in Section 3.13.
          “Loan Account” has the meaning ascribed to it in Section 1.12.
          “Loan Documents” means the Agreement, the Notes, the Collateral Documents, the GE Capital Fee Letter, the Master Standby Agreement, the Master Documentary Agreement, and all other agreements, instruments, documents and certificates identified in the Closing Checklist executed and delivered to, or in favor of, Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Credit Party, or any employee of any Credit Party, and delivered to Agent or any Lender in connection with the Agreement, the Original Credit Agreement or the transactions contemplated thereby. Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.
          “Loans” means the Revolving Loan and the Swing Line Loan.
          “Lock Boxes” has the meaning ascribed to it in Annex C.
          “Margin Stock” has the meaning ascribed to it in Section 3.10.
          “Master Documentary Agreement” means the Master Agreement for Documentary Letters of Credit dated as of the Original Closing Date between Borrower, as Applicant, and GE Capital, as Issuer.
          “Master Standby Agreement” means the Master Agreement for Standby Letters of Credit dated as of the Original Closing Date between Borrower, as Applicant, and GE Capital, as Issuer.
          “Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, prospects or financial or other condition of the Credit Parties, taken as a whole, (b) Borrower’s ability to pay any of the Loans or any of the other Obligations in accordance with the terms of the Agreement, (c) the Collateral or Agent’s Liens, on behalf of itself and Lenders, on the Collateral or the priority of such Liens, or (d) Agent’s or any Lender’s rights and remedies under the Agreement and the other Loan Documents.
          “Maximum Amount” means, as of any date of determination, an amount equal to the Revolving Loan Commitment of all Lenders as of that date.
          “Mortgaged Properties” has the meaning assigned to it in Annex D.
          “Mortgages” means each of the mortgages, deeds of trust, leasehold mortgages, leasehold deeds of trust, collateral assignments of leases or other real estate security documents delivered by any Credit Party to Agent on behalf of itself and Lenders with respect to the Mortgaged Properties, all in form and substance reasonably satisfactory to Agent.

          “Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, and to which any Credit Party or ERISA Affiliate is making, is obligated to make or has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.
          “Net Asset Disposition Proceeds” has the meaning assigned to it in Section 1.3(b)(ii).
          “Net Orderly Liquidation Value” or “NOLV” means, with respect to any category of Eligible Inventory or Equipment, as the case may be, the appraised orderly liquidation value (expressed as a percentage) as determined by Agent in good faith based on the most recent appraisal report prepared by an appraiser reasonably acceptable to Agent which reflects the net cash value (expressed as a percentage) expected by the appraiser to be derived from a sale or disposition at a liquidation or going-out-of-business sale of such Eligible Inventory or Equipment, as the case may be, after deducting all costs, expenses and fees attributable to such sale or disposition, including, without limitation, all fees, costs and expenses of any attorneys, appraisers, auctioneers and liquidators engaged to conduct such sale or disposition, all costs and expenses of removing and delivering the same to purchasers, and the costs and expenses of operating Credit Parties’ businesses and securing the Collateral during the pendency of the liquidation process.
          “Non-Funding Lender” has the meaning ascribed to it in Section 9.9(a)(ii).
          “Notes” means, collectively, the Revolving Notes and the Swing Line Note.
          “Notice of Conversion/Continuation” has the meaning ascribed to it in Section 1.5(e).
          “Notice of Revolving Credit Advance” has the meaning ascribed to it in Section 1.1(a).
          “Obligations” means all loans, advances, debts, liabilities and obligations, for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by any Credit Party to Agent or any Lender, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement, letter of credit agreement or other instrument, arising under the Agreement or any of the other Loan Documents or any Secured Rate Contract. This term includes all principal, interest (including all interest that accrues after the commencement of any case or proceeding by or against any Credit Party in bankruptcy, whether or not allowed in such case or proceeding), Fees, expenses, attorneys’ fees and any other sum chargeable to any Credit Party under the Agreement or any of the other Loan Documents.
          “Overadvance” has the meaning ascribed to it in Section 1.1(a)(iii).
          “Original Closing Date” means June 2, 2004.

          “Patent License” means rights under any written agreement now owned or hereafter acquired by any Credit Party granting any right with respect to any invention on which a Patent is in existence.
          “Patent Security Agreements” means the Patent Security Agreements made in favor of Agent, on behalf of itself and Lenders, by each applicable Credit Party.
          “Patents” means all of the following in which any Credit Party now holds or hereafter acquires any interest: (a) all letters patent of the United States or any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or of any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State or any other country, and (b) all reissues, continuations, continuations-in-part or extensions thereof.
          “PBGC” means the Pension Benefit Guaranty Corporation.
          “Pension Plan” means a Plan described in Section 3(2) of ERISA.
          “Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment provided that, in the case of imposition of any Reserves, the amount of such Reserves will bear a relationship to the event, condition or other matter that is the basis for such Reserves in the business judgment of Agent and shall be established in good faith.
          “Permitted Encumbrances” means the following encumbrances: (a) Liens for taxes or assessments or other governmental Charges not yet due and payable or which are being contested in accordance with Section 5.2(b); (b) pledges or deposits of money securing statutory obligations under workmen’s compensation, unemployment insurance, social security or public liability laws or similar legislation (excluding Liens under ERISA); (c) pledges or deposits of money securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which any Credit Party is a party as lessee made in the ordinary course of business; (d) workers’, mechanics’, repairmen’s or similar liens arising in the ordinary course of business, so long as such Liens attach only to Equipment, Fixtures and/or Real Estate which are not past due or remain payable without penalty or which are being contested in good faith and by appropriate proceedings diligently prosecuted, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto and for which adequate reserves in accordance with GAAP are being maintained; (e) carriers’, warehousemen’s, suppliers’ or other similar possessory liens arising in the ordinary course of business and securing liabilities in an outstanding aggregate amount not in excess of $300,000 at any time; (f) deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which any Credit Party is a party; (g) any attachment or judgment lien not constituting an Event of Default under Section 8.1(j); (h) zoning restrictions, easements, licenses, or other restrictions on the use of any Real Estate or other minor defects or irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the ordinary conduct of the businesses of any Credit Party or the use of such Real Estate, or any exceptions to title set forth in any title insurance policy or matters disclosed on any survey delivered to Agent pursuant to Annex D to the Original Credit

Agreement; and (i) presently existing or hereafter created Liens in favor of Agent, on behalf of Lenders .
          “Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).
          “Plan” means, at any time, an “employee benefit plan,” as defined in Section 3(3) of ERISA, that any Credit Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any Credit Party.
          “Pledge Agreements” means the Holdings Pledge Agreement, the Borrower Pledge Agreement and any other pledge agreement entered into after the Closing Date by any Credit Party (as required by the Agreement or any other Loan Document).
          “Proceeds” means “proceeds,” as such term is defined in the Code, including (a) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to any Credit Party from time to time with respect to any of the Collateral, (b) any and all payments (in any form whatsoever) made or due and payable to any Credit Party from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any Person acting under color of governmental authority), (c) any claim of any Credit Party against third parties (i) for past, present or future infringement of any Patent or Patent License, or (ii) for past, present or future infringement or dilution of any Copyright, Copyright License, Trademark or Trademark License, or for injury to the goodwill associated with any Trademark or Trademark License, (d) any recoveries by any Credit Party against third parties with respect to any litigation or dispute concerning any of the Collateral including claims arising out of the loss or nonconformity of, interference with the use of, defects in, or infringement of rights in, or damage to, Collateral, (e) all amounts collected on, or distributed on account of, other Collateral, including dividends, interest, distributions and Instruments with respect to Investment Property and pledged Stock, and (f) any and all other amounts, rights to payment or other property acquired upon the sale, lease, license, exchange or other disposition of Collateral and all rights arising out of Collateral.
          “Projections” means Borrower’s forecasted consolidated: (a) balance sheets; (b) profit and loss statements; and (c) cash flow statements consistent with the historical Financial Statements of Borrower, together with appropriate supporting details and a statement of underlying assumptions.
          “Pro Rata Share” means with respect to all matters relating to any Lender (a) with respect to the Revolving Loan, the percentage obtained by dividing (i) the Revolving Loan Commitment of that Lender by (ii) the aggregate Revolving Loan Commitments of all Lenders, as any such percentages may be adjusted by assignments permitted pursuant to Section 9.1, (b) with respect to all Loans, the percentage obtained by dividing (i) the aggregate Commitments of that Lender by (ii) the aggregate Commitments of all Lenders, and (c) with respect to all Loans on and after the Commitment Termination Date, the percentage obtained by dividing (i)

the aggregate outstanding principal balance of the Loans held by that Lender, by (ii) the outstanding principal balance of the Loans held by all Lenders.
          “Qualified Plan” means a Pension Plan that is intended to be tax-qualified under Section 401(a) of the IRC.
          “Qualified Assignee” means (a) any Lender, any Affiliate of any Lender and, with respect to any Lender that is an investment fund that invests in commercial loans, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor, and (b) any commercial bank, savings and loan association or savings bank or any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act) which extends credit or buys loans as one of its businesses, including insurance companies, mutual funds, lease financing companies and commercial finance companies, in each case, which has a rating of BBB or higher from S&P and a rating of Baa2 or higher from Moody’s at the date that it becomes a Lender and which, through its applicable lending office, is capable of lending to Borrower without the imposition of any withholding or similar taxes; provided that no Person proposed to become a Lender after the Closing Date and determined by Agent to be acting in the capacity of a vulture fund or distressed debt purchaser shall be a Qualified Assignee, and no Person or Affiliate of such Person proposed to become a Lender after the Closing Date and that holds Subordinated Debt or Stock issued by any Credit Party shall be a Qualified Assignee.
          “Rate Contracts” means swap agreements (as such term is defined in Section 101 of the Bankruptcy Code) and any other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates.
          “Real Estate” has the meaning ascribed to it in Section 3.6.
          “Real Estate Held for Sale” has the meaning ascribed to it in Section 6.8.
          “Reference Availability” means, for any Fiscal Quarter, the daily average Borrowing Availability during such Fiscal Quarter.
          “Refinancing” means the repayment in full by Borrower of the Term Loans under and as defined in the Original Credit Agreement on the Closing Date.
          “Refunded Swing Line Loan” has the meaning ascribed to it in Section 1.1(c)(iii).
          “Related Transactions” means the borrowing under the Revolving Loan on the Closing Date, the Refinancing, the payment of all fees, costs and expenses associated with all of the foregoing and the execution and delivery of all of the Related Transactions Documents.
          “Related Transactions Documents” means the Loan Documents and all other agreements or instruments executed in connection with the Related Transactions.
          “Relationship Bank” has the meaning ascribed to it in Annex C.

          “Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.
          “Requisite Lenders” means Lenders having (a) more than 50% of the Commitments of all Lenders, or (b) if the Commitments have been terminated, more than 50% of the aggregate outstanding amount of the Loans.
          “Rent Reserve” means, with respect to any (i) leased location at which Inventory that has an aggregate book value of $100,000 or more is located and (ii) a corporate or accounting office not owned by Borrower where books and records or other information relating to Accounts and Inventory are maintained, with respect to which no landlord waiver reasonably acceptable to Agent is in effect, a reserve equal to three (3) months’ rent, as applicable at such location or office.
          “Requirement of Law” means, as to any Person, any law (statutory or common), ordinance, treaty, rule, regulation, order, policy, other legal requirement or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or asset is subject.
          “Reserves” means (a) reserves established by Agent from time to time against Eligible Inventory pursuant to Section 5.9, (b) reserves established pursuant to Section 5.4(c), and (c) such other reserves against Eligible Accounts, Eligible Inventory, Maximum Amount or Borrowing Availability that Agent may, in its Permitted Discretion, establish from time to time. Without limiting the generality of the foregoing, Reserves established to ensure the payment of accrued Interest Expense or Indebtedness shall be deemed to be a reasonable exercise of Agent’s Permitted Discretion.
          “Restricted Payment” means, with respect to any Credit Party (a) the declaration or payment of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of Stock; (b) any payment on account of the purchase, redemption, defeasance, sinking fund or other retirement of such Credit Party’s Stock or any other payment or distribution made in respect thereof, either directly or indirectly; (c) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to, any Subordinated Debt; (d) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Stock of such Credit Party now or hereafter outstanding; (e) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any shares of such Credit Party’s Stock or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission; (f) any payment, loan, contribution, or other transfer of funds or other property to any Stockholder of such Credit Party other than payment of compensation or benefits in the ordinary course of business to Stockholders who are employees or directors of such Credit Party; and (g) any payment of management fees (or other fees of a similar nature) by such Credit Party to any Stockholder of such Credit Party or its Affiliates.
          “Retiree Welfare Plan” means, at any time, a Welfare Plan that provides for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant’s termination of employment, other than continuation coverage provided pursuant to Section 4980B of the IRC and at the sole expense of the participant or the beneficiary of the participant.
          “Revolving Credit Advance” has the meaning ascribed to it in Section 1.1(a)(i).
          “Revolving Lenders” means, as of any date of determination, Lenders having a Revolving Loan Commitment.
          “Revolving Loan” means, at any time, the sum of (i) the aggregate amount of Revolving Credit Advances outstanding to Borrower plus (ii) the aggregate Letter of Credit Obligations incurred on behalf of Borrower. Unless the context otherwise requires, references to the outstanding principal balance of the Revolving Loan shall include the outstanding balance of Letter of Credit Obligations.
          “Revolving Loan Commitment” means (a) as to any Revolving Lender, the aggregate commitment of such Revolving Lender to make Revolving Credit Advances or incur Letter of Credit Obligations as set forth on Annex J to the Agreement or in the most recent Assignment Agreement executed by such Revolving Lender and (b) as to all Revolving Lenders, the aggregate commitment of all Revolving Lenders to make Revolving Credit Advances or incur Letter of Credit Obligations, which aggregate commitment shall be Seventy-Five Million Dollars ($75,000,000) on the Closing Date, as such amount may be adjusted, if at all, from time to time in accordance with the Agreement.
          “Revolving Note” has the meaning ascribed to it in Section 1.1(a)(ii).
          “Secured Rate Contract” means any Rate Contract between Borrower and the counterparty thereto which has been provided or arranged by GE Capital or an Affiliate of GE Capital.
          “Secured Swap Provider” means a Person with whom Borrower has entered into a Secured Rate Contract provided or arranged by GE Capital or an Affiliate of GE Capital, and any assignee thereof.
          “Security Agreement” means the Security Agreement dated as of the Original Closing Date entered into by and among Agent, on behalf of itself and Lenders, and each Credit Party that is a signatory thereto.
          “Software” means all “software” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, other than software embedded in any category of Goods, including all computer programs and all supporting information provided in connection with a transaction related to any program.

          “Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability.
          “Stock” means all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).
          “Stock Equivalents” means all securities convertible into or exchangeable for Stock or any other Stock Equivalent and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Stock or any other Stock Equivalent, whether or not presently convertible, exchangeable or exercisable.
          “Stockholder” means, with respect to any Person, each holder of Stock of such Person.
          “Subordinated Debt” means any Indebtedness of any Credit Party subordinated to the Obligations in a manner and form satisfactory to Agent and Lenders in their sole discretion, as to right and time of payment and as to any other rights and remedies thereunder.
          “Subsidiary” means, with respect to any Person, (a) any corporation of which an aggregate of more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of 50% or more of such Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or may exercise the powers of a general partner. Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of the Borrower.

          “Subsidiary Guaranty” means the Subsidiary Guaranty dated as of the Original Closing Date executed by Intercontinental in favor of Agent, on behalf of itself and Lenders.
          “Supermajority Revolving Lenders” means Lenders having (a) 80% or more of the Revolving Loan Commitments of all Lenders, or (b) if the Revolving Loan Commitments have been terminated, 80% or more of the aggregate outstanding amount of the Revolving Loan (with the Swing Line Loan being attributed to the Lender making such Loan) and Letter of Credit Obligations.
          “Supporting Obligations” means all “supporting obligations” as such term is defined in the Code, including letters of credit and guaranties issued in support of Accounts, Chattel Paper, Documents, General Intangibles, Instruments, or Investment Property.
          “Swing Line Advance” has the meaning ascribed to it in Section 1.1(c)(i).
          “Swing Line Availability” has the meaning ascribed to it in Section 1.1(c)(i).
          “Swing Line Commitment” means, as to the Swing Line Lender, the commitment of the Swing Line Lender to make Swing Line Advances as set forth on Annex J to the Agreement, which commitment constitutes a subfacility of the Revolving Loan Commitment of the Swing Line Lender.
          “Swing Line Lender” means GE Capital.
          “Swing Line Loan” means at any time, the aggregate amount of Swing Line Advances outstanding to Borrower.
          “Swing Line Note” has the meaning ascribed to it in Section 1.1(c)(ii).
          “Taxes” means taxes, levies, imposts, deductions, Charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on or measured by the net income of Agent or a Lender by the jurisdictions under the laws of which Agent and Lenders are organized or conduct business or any political subdivision thereof.
          “Termination Date” means the date on which (a) the Loans have been indefeasibly repaid in full, (b) all other Obligations under the Agreement and the other Loan Documents have been completely discharged, (c) all Letter of Credit Obligations have been cash collateralized, cancelled or backed by standby letters of credit in accordance with Annex B, and (d) Borrower shall not have any further right to borrow any monies under the Agreement.
          “Title IV Plan” means a Pension Plan (other than a Multiemployer Plan), that is covered by Title IV of ERISA, and that any Credit Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.
          “Trademark Security Agreements” means the Trademark Security Agreements made in favor of Agent, on behalf of Lenders, by each applicable Credit Party.

          “Trademark License” means rights under any written agreement now owned or hereafter acquired by any Credit Party granting any right to use any Trademark.
          “Trademarks” means all of the following now owned or hereafter adopted or acquired by any Credit Party: (a) all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; (b) all reissues, extensions or renewals thereof; and (c) all goodwill associated with or symbolized by any of the foregoing.
          “Unfunded Capital Expenditures” means Capital Expenditures other than Capital Expenditures that are specifically financed by lenders other than the Lenders hereunder within 60 days of the date such amount became a Capital Expenditure.
          “Unfunded Pension Liability” means, at any time, the aggregate amount, if any, of the sum of (a) the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions for funding purposes in effect under such Title IV Plan, and (b) for a period of five (5) years following a transaction which might reasonably be expected to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by any Credit Party or any ERISA Affiliate as a result of such transaction.
          “Vacant Land Lease” has the meaning ascribed to it in Section 5.9.
          “Welfare Plan” means a Plan described in Section 3(i) of ERISA.
          Rules of construction with respect to accounting terms used in the Agreement or the other Loan Documents shall be as set forth in Annex G. All other undefined terms contained in any of the Loan Documents shall, unless the context indicates otherwise, have the meanings provided for by the Code to the extent the same are used or defined therein; in the event that any term is defined differently in different Articles or Divisions of the Code, the definition contained in Article or Division 9 shall control. Unless otherwise specified, references in the Agreement or any of the Appendices to a Section, subsection or clause refer to such Section, subsection or clause as contained in the Agreement. The words “herein,” “hereof” and “hereunder” and other words of similar import refer to the Agreement as a whole, including all Annexes, Exhibits and Schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in the Agreement or any such Annex, Exhibit or Schedule.
          Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words

“including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; the word “or” is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Loan Documents) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations. Whenever any provision in any Loan Document refers to the knowledge (or an analogous phrase) of any Credit Party, such words are intended to signify that such Credit Party has actual knowledge or awareness of a particular fact or circumstance or that such Credit Party, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance.

ANNEX B (Section 1.2)
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SECOND AMENDED AND RESTATED CREDIT AGREEMENT
LETTERS OF CREDIT
          (a) Issuance. Subject to the terms and conditions of the Agreement, Agent and Revolving Lenders agree to incur, from time to time prior to the Commitment Termination Date, Letter of Credit Obligations. Subject to the terms and conditions of the Agreement, upon the request of Borrower, GE Capital or a Subsidiary thereof or a bank or other legally authorized Person selected by or acceptable to Agent in its sole discretion (each, an “L/C Issuer”) may in its sole discretion issue Letters of Credit for Borrower’s account and guaranteed by Agent; provided, that if the L/C Issuer is a Revolving Lender, then such Letters of Credit shall not be guaranteed by Agent but rather each Revolving Lender shall, subject to the terms and conditions hereinafter set forth, purchase (or be deemed to have purchased) risk participations in all such Letters of Credit issued with the written consent of Agent, as more fully described in paragraph (b)(ii) below. The aggregate amount of all such Letter of Credit Obligations shall not at any time exceed the least of (i) Ten Million Dollars ($10,000,000) (the “L/C Sublimit”), and (ii) the Maximum Amount less the aggregate outstanding principal balance of the Revolving Credit Advances and the Swing Line Loan, and (iii) the Borrowing Base less the aggregate outstanding principal balance of the Revolving Credit Advances and the Swing Line Loan. No such Letter of Credit shall have an expiry date that is more than one year following the date of issuance thereof, unless otherwise determined by Agent in its sole discretion (including with respect to customary evergreen provisions), and neither Agent nor Revolving Lenders shall be under any obligation to incur Letter of Credit Obligations in respect of, or purchase risk participations in, any Letter of Credit having an expiry date that is later than the Commitment Termination Date. If (i) any Lender is a Non-Funding Lender or Agent determines that any of the Lenders is an Impacted Lender and (ii) the reallocation of that Non-Funding Lender’s or Impacted Lender’s Letter of Credit Obligations to the other Revolving Lenders would reasonably be expected to cause the Letter of Credit Obligations and Revolving Loans of any Lender to exceed its Revolving Loan Commitment, taking into account the amount of outstanding Revolving Loans and expected advances of Revolving Loans as determined by Agent, then no Letters of Credit may be issued or renewed unless the Non-Funding Lender or Impacted Lender has been replaced, the Letter of Credit Obligations of that Non-Funding Lender or Impacted Lender have been cash collateralized, or the Revolving Loan Commitments of the other Lenders have been increased by an amount sufficient to satisfy Agent that all future Letter of Credit Obligations will be covered by all Revolving Lenders who are not Non-Funding Lenders or Impacted Lenders.
          (b)(i) Advances Automatic; Participations. In the event that Agent or any Revolving Lender shall make any payment on or pursuant to any Letter of Credit Obligation, such payment shall then be deemed automatically to constitute a Revolving Credit Advance under Section 1.1(a) of the Agreement regardless of whether a Default or Event of Default has occurred and is continuing and notwithstanding Borrower’s failure to satisfy the conditions precedent set forth in Section 2, and, if no Revolving Lender is a Non-Funding Lender (or if the only Non-Funding Lender is the L/C Issuer that issued such Letter of Credit), each Revolving Lender shall be obligated to pay its Pro Rata Share thereof in accordance with the Agreement. If any Revolving Lender (other than the Revolving Lender that is also the L/C Issuer that issued such Letter of Credit) is a Non-Funding Lender, that Non-Funding Lender’s Letter of Credit Obligations shall be reallocated to and assumed by the other Revolving Lenders pro rata in accordance with their Pro Rata Shares of the Revolving Loan Commitment (calculated as if the Non-Funding Lender’s Pro Rata Share was reduced to zero and each other Revolving Lender’s Pro Rata Share had been increased proportionately). If any Revolving Lender (other than the Revolving Lender that is also the L/C Issuer that issued such Letter of Credit) is a Non-Funding Lender, upon payment by Agent or any Revolving Lender on or pursuant to any Letter of Credit, each Revolving Lender that is not a Non-Funding Lender shall pay to Agent for the account of such L/C Issuer its pro rata share (increased as described above) of the Letter of Credit Obligations that from time to time remain outstanding; provided that no Revolving Lender shall be required to fund any amount which would result in the sum of its outstanding Revolving Loans, outstanding Letter of Credit Obligations, the amounts of its participation in Swing Loans and its pro rata share of unparticipated amounts in Swing Line Loans (each as increased as described in subsection 1.1(c)(iii)) to exceed its Revolving Loan Commitment. The failure of any Revolving Lender to make available to Agent for Agent’s own account its Pro Rata Share of any such Revolving Credit Advance or payment by Agent under or in respect of a Letter of Credit shall not relieve any other Revolving Lender of its obligation hereunder to make available to Agent its Pro Rata Share thereof.
          (ii) If it shall be illegal or unlawful for Borrower to incur Revolving Credit Advances as contemplated by paragraph (b)(i) above because of an Event of Default described in Sections 8.1(h) or (i) or otherwise or if it shall be illegal or unlawful for any Revolving Lender to be deemed to have assumed a ratable share of the reimbursement obligations owed to an L/C Issuer, or if the L/C Issuer is a Revolving Lender, then, (1) if no Revolving Lender is a Non-Funding Lender (or if the only Non-Funding Lender is the L/C Issuer that issued such Letter of Credit), (i) immediately and without further action whatsoever, each Revolving Lender shall be deemed to have irrevocably and unconditionally purchased from Agent (or such L/C Issuer, as the case may be) an undivided interest and participation equal to such Revolving Lender’s Pro Rata Share (based on the Revolving Loan Commitments) of the Letter of Credit Obligations in respect of all Letters of Credit then outstanding and (ii) thereafter, immediately upon issuance of any Letter of Credit, each Revolving Lender shall be deemed to have irrevocably and unconditionally purchased from Agent (or such L/C Issuer, as the case may be) an undivided interest and participation in such Revolving Lender’s Pro Rata Share (based on the Revolving Loan Commitments) of the Letter of Credit Obligations with respect to such Letter of Credit on the date of such issuance or (2) if any Revolving Lender (other than the Revolving Lender that is also the L/C Issuer that issued such Letter of Credit) is a Non-Funding Lender, (A) immediately and without further action whatsoever, each Revolving Lender which is not a Non-Funding Lender shall be deemed to have irrevocably and unconditionally purchased from Agent (or such L/C Issuer, as the case may be) an undivided interest and participation equal to such Revolving Lender’s Pro Rata Share (calculated as if the Non-Funding Lender’s Pro Rata Share was reduced to zero and each other Revolving Lender’s Pro Rata Share had been increased proportionately) of the Letter of Credit Obligations in respect of all Letters of Credit then outstanding and (B) thereafter, immediately upon issuance of any Letter of Credit, each Revolving Lender which is not a Non-Funding Lender shall be deemed to have irrevocably and unconditionally purchased from Agent (or such L/C Issuer, as the case may be) an undivided interest and participation in such Revolving Lender’s Pro Rata Share (calculated as if the Non-

Funding Lender’s Pro Rata Share was reduced to zero and each other Revolving Lender’s Pro Rata Share had been increased proportionately) of the Letter of Credit Obligations with respect to such Letter of Credit on the date of such issuance; provided that no Revolving Lender shall be required to fund any amount which would result in the sum of its outstanding Revolving Loans, outstanding Letter of Credit Obligations, amounts of its participation in Swing Loans and its pro rata share of unparticipated amounts in Swing Line Loans (each as increased as described in subsection 1.1(c)(iii)) to exceed its Revolving Loan Commitment. Each Revolving Lender shall fund its participation in all payments or disbursements made under the Letters of Credit in the same manner as provided in the Agreement with respect to Revolving Credit Advances.
          (c) Cash Collateral. (i) If Borrower is required to provide cash collateral for any Letter of Credit Obligations pursuant to the Agreement, including Section 8.2 of the Agreement, prior to the Commitment Termination Date, Borrower will pay to Agent for the ratable benefit of itself and Revolving Lenders cash or cash equivalents acceptable to Agent (“Cash Equivalents”) in an amount equal to 103% of the maximum amount then available to be drawn under each applicable Letter of Credit outstanding. Such funds or Cash Equivalents shall be held by Agent in a cash collateral account (the “Cash Collateral Account”) maintained at a bank or financial institution acceptable to Agent. The Cash Collateral Account shall be in the name of Borrower and shall be pledged to, and subject to the control of, Agent, for the benefit of Agent and Lenders, in a manner satisfactory to Agent. Borrower hereby pledges and grants to Agent, on behalf of itself and Lenders, a security interest in all such funds and Cash Equivalents held in the Cash Collateral Account from time to time and all proceeds thereof, as security for the payment of all amounts due in respect of the Letter of Credit Obligations and other Obligations, whether or not then due. The Agreement, including this Annex B, shall constitute a security agreement under applicable law.
          (ii) If any Letter of Credit Obligations, whether or not then due and payable, shall for any reason be outstanding on the Commitment Termination Date, Borrower shall either (A) provide cash collateral therefor in the manner described above, or (B) cause all such Letters of Credit and guaranties thereof, if any, to be canceled and returned, or (C) deliver a stand-by letter (or letters) of credit in guarantee of such Letter of Credit Obligations, which stand-by letter (or letters) of credit shall be of like tenor and duration (plus thirty (30) additional days) as, and in an amount equal to 103% of the aggregate maximum amount then available to be drawn under, the Letters of Credit to which such outstanding Letter of Credit Obligations relate and shall be issued by a Person, and shall be subject to such terms and conditions, as are be satisfactory to Agent in its sole discretion.
          (iii) From time to time after funds are deposited in the Cash Collateral Account by Borrower, whether before or after the Commitment Termination Date, Agent may apply such funds or Cash Equivalents then held in the Cash Collateral Account to the payment of any amounts, and in such order as Agent may elect, as shall be or shall become due and payable by Borrower to Agent and Lenders with respect to such Letter of Credit Obligations of Borrower and, upon the satisfaction in full of all Letter of Credit Obligations of Borrower, to any other Obligations then due and payable.
          (iv) Neither Borrower nor any Person claiming on behalf of or through Borrower shall have any right to withdraw any of the funds or Cash Equivalents held in the Cash

Collateral Account, except that upon the termination of all Letter of Credit Obligations and the payment of all amounts payable by Borrower to Agent and Lenders in respect thereof, any funds remaining in the Cash Collateral Account shall be applied to other Obligations then due and owing and upon payment in full of such Obligations any remaining amount shall be paid to Borrower or as otherwise required by law. Interest earned on deposits in the Cash Collateral Account shall be held as additional collateral.
          (d) Fees and Expenses. Borrower agrees to pay to Agent for the benefit of Revolving Lenders, as compensation to such Lenders for Letter of Credit Obligations incurred hereunder, (i) all reasonable costs and expenses incurred by Agent or any Lender on account of such Letter of Credit Obligations, and (ii) for each month during which any Letter of Credit Obligation shall remain outstanding, a fee (the “Letter of Credit Fee”) in an amount equal to the Applicable L/C Margin from time to time in effect multiplied by the maximum amount available from time to time to be drawn under the applicable Letter of Credit. Such fee shall be paid to Agent for the benefit of the Revolving Lenders in arrears, on the first day of each month and on the Commitment Termination Date. In addition, Borrower shall pay to any L/C Issuer, on demand, such fees (including all per annum fees), charges and expenses of such L/C Issuer in respect of the issuance, negotiation, acceptance, amendment, transfer and payment of such Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is issued.
          (e) Request for Incurrence of Letter of Credit Obligations. Borrower shall give Agent at least two (2) Business Days’ prior notice (which shall be made in a writing or Electronic Transmission) requesting the incurrence of any Letter of Credit Obligation. The notice shall be accompanied by the form of the Letter of Credit (which shall be acceptable to the L/C Issuer) and a completed Application for Standby Letter of Credit Application for Documentary Letter of Credit, as applicable, in the form Exhibit B-1 or B-2 attached hereto. Notwithstanding anything contained herein to the contrary, Letter of Credit applications by Borrower and approvals by Agent and the L/C Issuer may be made and transmitted pursuant to electronic codes and security measures mutually agreed upon and established by and among Borrower, Agent and the L/C Issuer.
          (f) Obligation Absolute. The obligation of Borrower to reimburse Agent and Revolving Lenders for payments made with respect to any Letter of Credit Obligation shall be absolute, unconditional and irrevocable, without necessity of presentment, demand, protest or other formalities, and the obligations of each Revolving Lender to make payments to Agent with respect to Letters of Credit shall be unconditional and irrevocable. Such obligations of Borrower and Revolving Lenders shall be paid strictly in accordance with the terms hereof under all circumstances including the following:
     (i) any lack of validity or enforceability of any Letter of Credit or the Agreement or the other Loan Documents or any other agreement;
     (ii) the existence of any claim, setoff, defense or other right that Borrower or any of its Affiliates or any Lender may at any time have against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such transferee may be acting), Agent, any Lender, or any other Person, whether in connection with the Agreement, the Letter of Credit, the transactions contemplated herein or therein or any unrelated transaction (including any underlying transaction between Borrower or any of its Affiliates and the beneficiary for which the Letter of Credit was procured);
     (iii) any draft, demand, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
     (iv) payment by Agent (except as otherwise expressly provided in paragraph (g)(ii)(C) below) or any L/C Issuer under any Letter of Credit or guaranty thereof against presentation of a demand, draft or certificate or other document that does not comply with the terms of such Letter of Credit or such guaranty;
     (v) any other circumstance or event whatsoever, that is similar to any of the foregoing; or
     (vi) the fact that a Default or an Event of Default has occurred and is continuing.
          (g) Indemnification; Nature of Lenders’ Duties.
          (i) In addition to amounts payable as elsewhere provided in the Agreement, Borrower hereby agrees to pay and to protect, indemnify, and save harmless Agent and each Lender from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees and allocated costs of internal counsel) that Agent or any Lender may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit or guaranty thereof, or (B) the failure of Agent or any Lender seeking indemnification or of any L/C Issuer to honor a demand for payment under any Letter of Credit or guaranty thereof as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority, in each case other than to the extent as a result of the gross negligence or willful misconduct of Agent or such Lender (as finally determined by a court of competent jurisdiction).
          (ii) As between Agent and any Lender and Borrower, Borrower assumes all risks of the acts and omissions of, or misuse of any Letter of Credit by beneficiaries of any Letter of Credit. In furtherance and not in limitation of the foregoing, to the fullest extent permitted by law neither Agent nor any Lender shall be responsible for: (A) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document issued by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (C) failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to demand payment under such Letter of Credit; provided, that in the case of any payment by Agent under any Letter of Credit or guaranty thereof, Agent shall be liable to the extent such payment was made solely as a result of its gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction) in determining that the demand for payment under such Letter of Credit or guaranty thereof complies on its face with any applicable requirements for a demand for payment under such Letter of Credit or guaranty thereof; (D) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they may be in cipher; (E) errors in interpretation of technical terms; (F) any loss or delay in the transmission or otherwise of any document required in order to make a payment under any Letter of Credit or guaranty thereof or of the proceeds thereof; (G) the credit of the proceeds of any drawing under any Letter of Credit or guaranty thereof; and (H) any consequences arising from causes beyond the control of Agent or any Lender. None of the above shall affect, impair, or prevent the vesting of any of Agent’s or any Lender’s rights or powers hereunder or under the Agreement.
          (iii) Nothing contained herein shall be deemed to limit or to expand any waivers, covenants or indemnities made by Borrower in favor of any L/C Issuer in any letter of credit application, reimbursement agreement or similar document, instrument or agreement between Borrower and such L/C Issuer, including a Master Documentary Agreement and a Master Standby Agreement entered into with L/C Issuer.

ANNEX C (Section 1.8)
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SECOND AMENDED AND RESTATED CREDIT AGREEMENT
CASH MANAGEMENT SYSTEM
          Borrower and Holdings shall, and shall cause their Subsidiaries to, establish and maintain the Cash Management Systems described below:
          (a) On or before the Closing Date and until the Termination Date, Borrower and Holdings shall (i) establish lock boxes (“Lock Boxes”) or, at Agent’s discretion, blocked accounts (“Blocked Accounts”) at one or more of the banks set forth in Disclosure Schedule (3.19), and shall request in writing and otherwise take such reasonable steps to ensure that all Account Debtors forward payment directly to such Lock Boxes, and (ii) deposit and cause its Subsidiaries to deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all Collateral (whether or not otherwise delivered to a Lock Box) into one or more Blocked Accounts in Borrower’s name or any such Subsidiary’s name and at a bank identified in Disclosure Schedule (3.19) (each, a “Relationship Bank”). On or before the Closing Date, Borrower shall have established a concentration account in its name (the “Concentration Account”) at the bank that shall be designated as the Concentration Account bank for Borrower in Disclosure Schedule (3.19) (the “Concentration Account Bank”) which bank shall be reasonably satisfactory to Agent.
          (b) Borrower may maintain, in its name, an account (each a “Disbursement Account” and collectively, the “Disbursement Accounts”) at a bank acceptable to Agent into which Agent shall, from time to time, deposit proceeds of Revolving Credit Advances and Swing Line Advances made to Borrower pursuant to Section 1.1 for use by Borrower in accordance with the provisions of Section 1.4.
          (c) On or before the Closing Date (or such later date as Agent shall consent to in writing), the Concentration Account Bank, each bank where a Disbursement Account is maintained and all other Relationship Banks, shall have entered into tri-party blocked account agreements with Agent, for the benefit of itself and Lenders, and Borrower, Holdings and Subsidiaries thereof, as applicable, in form and substance reasonably acceptable to Agent, which shall become operative on or prior to the Closing Date. Each such blocked account agreement shall provide, among other things, that (i) all items of payment deposited in such account and proceeds thereof deposited in the Concentration Account are held by such bank as agent or bailee-in-possession for Agent, on behalf of itself and Lenders, (ii) the bank executing such agreement has no rights of setoff or recoupment or any other claim against such account, as the case may be, other than for payment of its service fees and other charges directly related to the administration of such account and for returned checks or other items of payment, and (iii) from and after the Closing Date (A) with respect to banks at which a Blocked Account is maintained, such bank agrees to forward immediately all amounts in each Blocked Account to the Concentration Account Bank and to commence the process of daily sweeps from such Blocked Account into the Concentration Account and (B) with respect to the Concentration Account

Bank, such bank agrees from and after the receipt of a notice (on “Activation Notice”) from the Agent (which Activation Notice may be given by Agent at any time following the occurrence and during the continuance of an Event of Default or at any time after Liquidity is less than $10,000,000; provided that, if during a period of 30 consecutive days, no Event of Default exists and Borrowing Availability has been greater than $20,000,000 at all such times, Agent shall rescind such Activation Notice following a written request therefor by the Borrower, which request the Borrower must deliver promptly after the expiration of such period) to immediately forward all amounts received in the Concentration Account to the Collection Account through daily sweeps from such Concentration Account into the Collection Account. Borrower shall not, and shall not cause or permit any Subsidiary thereof to, accumulate or maintain cash in Disbursement Accounts or payroll accounts as of any date of determination in excess of checks outstanding against such accounts as of that date and amounts necessary to meet minimum balance requirements.
          (d) So long as no Event of Default has occurred and is continuing, Borrower may amend Disclosure Schedule (3.19) to add or replace a Relationship Bank, Lock Box or Blocked Account or to replace any Concentration Account or any Disbursement Account; provided, that (i) Agent shall have consented in writing in advance to the opening of such account or Lock Box with the relevant bank and (ii) prior to the time of the opening of such account or Lock Box, Borrower or its Subsidiaries, as applicable, and such bank shall have executed and delivered to Agent a tri-party blocked account agreement, in form and substance reasonably satisfactory to Agent. Borrower shall close any of its accounts (and establish replacement accounts in accordance with the foregoing sentence) promptly as practicable and in any event within one hundred and twenty (120) days following notice from Agent that the operating performance, funds transfer or availability procedures or performance with respect to accounts or Lock Boxes of the bank holding such accounts or Agent’s liability under any tri-party blocked account agreement with such bank is no longer acceptable in Agent’s reasonable judgment.
          (e) The Lock Boxes, Blocked Accounts, Disbursement Accounts and the Concentration Account shall be cash collateral accounts, with all cash, checks and other similar items of payment in such accounts securing payment of the Loans and all other Obligations, and in which Borrower and each Subsidiary thereof shall have granted a Lien to Agent, on behalf of itself and Lenders, pursuant to the Security Agreement or other Collateral Documents.
          (f) All amounts deposited in the Collection Account shall be deemed received by Agent in accordance with Section 1.10 and shall be applied (and allocated) by Agent in accordance with Section 1.11. In no event shall any amount be so applied unless and until such amount shall have been credited in immediately available funds to the Collection Account.
          (g) Borrower shall and shall cause its Affiliates, officers, employees, agents, directors or other Persons acting for or in concert with Borrower (each a “Related Person”) to (i) hold in trust for Agent, for the benefit of itself and Lenders, all checks, cash and other items of payment received by Borrower or any such Related Person, and (ii) within one (1) Business Day after receipt by Borrower or any such Related Person of any checks, cash or other items of payment, deposit the same into a Blocked Account. Borrower on behalf of itself and each Related Person acknowledges and agrees that all cash, checks or other items of payment constituting proceeds of Collateral are part of the Collateral. All proceeds of the sale or other disposition of any Collateral, shall be deposited directly into Blocked Accounts.
          Any provision of this Annex C to the contrary notwithstanding, Credit Parties may maintain (A) disbursement or petty cash accounts with local banks that are not a part of the Cash Management Systems described in this Annex C (including account #8200886679 maintained at Citizens Bank; account #00022829 maintained at Citizen Bank of Hickman; account #2078281047935 maintained at Wachovia National Bank, N.A.; and account #178377116 maintained at First Tennessee), so long as the balance on deposit in each such accounts does not exceed $5,000 at any time (net of checks written but not yet cleared against the balance on deposit in such accounts) and the aggregate balance on deposit in all such accounts does not exceed $25,000 at any time (net of checks written but not yet cleared against the balance on deposit in such accounts); (B) account #2020000363204 of Holdings maintained at Wachovia National Bank, N.A. so long as (i) the balance on deposit in such accounts does not exceed $1,100,000 in the aggregate at any time, (ii) the disbursements of funds from such account are used solely to satisfy Holdings’ Voluntary Employee Beneficiary Association (“VEBA”) obligations and (ii) funds are deposited in such account no earlier than 120 days prior the distribution of funds from such account to satisfy Holdings’ VEBA obligations and (C) account #2079900011199 of Borrower maintained at Wachovia National Bank, N.A. so long as (i) the balance on deposit in such accounts does not exceed $50,000 in the aggregate at any time, (ii) the disbursements of funds from such account are used solely to satisfy Borrower’s payroll obligations and (iii) funds are deposited in such account no earlier than 2 days prior the distribution of funds from such account to satisfy Borrower’s payroll obligations.

ANNEX D (Section 2.1(a))
to
SECOND AMENDED AND RESTATED CREDIT AGREEMENT
CLOSING CHECKLIST
          In addition to, and not in limitation of, the conditions described in Section 2.1 of the Agreement, pursuant to Section 2.1(a), the following items must be received by Agent in form and substance satisfactory to Agent on or prior to the Closing Date (each capitalized term used but not otherwise defined herein shall have the meaning ascribed thereto in Annex A to the Agreement):
          A. Appendices. All Appendices to the Agreement, in form and substance satisfactory to Agent.
          B. Revolving Notes and Swing Line Note. Duly executed originals of the Revolving Notes and Swing Line Note for each applicable Lender, dated the Closing Date.
          C. Master Reaffirmation and Amendment and Restated Security Agreement. Duly executed originals of the master reaffirmation of the Loan Documents and Amended and Restated Security Agreement executed and delivered in connection with the Original Credit Agreement, dated the Closing Date, and in form and substance satisfactory to the Agent.
          D. Cash Management System; Blocked Account Agreements. Evidence satisfactory to Agent that, as of the Closing Date, Cash Management Systems complying with Annex C to the Agreement have been established and are currently being maintained in the manner set forth in such Annex C, together with copies of duly executed tri-party blocked account and lock box agreements, reasonably satisfactory to Agent, with the banks as required by Annex C.
          E. Charter and Good Standing. For each Credit Party, such Person’s (a) charter and all amendments thereto, (b) good standing certificates (including verification of tax status) in its state of incorporation and (c) good standing certificates (including verification of tax status) and certificates of qualification to conduct business in each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, each dated a recent date prior to the Closing Date and certified by the applicable Secretary of State or other authorized Governmental Authority.
          F. Bylaws and Resolutions. For each Credit Party, (a) such Person’s bylaws, together with all amendments thereto and (b) resolutions of such Person’s Board of Directors, approving and authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and the transactions to be consummated in connection therewith, each certified as of the Closing Date by such Person’s corporate secretary or an assistant secretary as being in full force and effect without any modification or amendment.

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          G. Incumbency Certificates. For each Credit Party, signature and incumbency certificates of the officers of each such Person executing any of the Loan Documents, certified as of the Closing Date by such Person’s corporate secretary or an assistant secretary as being true, accurate, correct and complete.
          H. Opinions of Counsel. Duly executed originals of opinions of Womble Carlyle Sandridge & Rice, PLLC, counsel for the Credit Parties, in form and substance reasonably satisfactory to Agent and its counsel, dated the Closing Date.
          I. Fee Letter. Duly executed originals of the GE Capital Fee Letter.
          J. Officer’s Certificate. Agent shall have received duly executed originals of a certificate of the Chief Executive Officer and Chief Financial Officer of Borrower, dated the Closing Date, stating that, since October 3, 2009 (a) no event or condition has occurred or is existing which could reasonably be expected to have a Material Adverse Effect; (b) there has been no material adverse change in the industry in which Borrower operates; (c) no Litigation has been commenced which, if successful, would have a Material Adverse Effect or could challenge any of the transactions contemplated by the Agreement and the other Loan Documents; (d) there have been no Restricted Payments made by any Credit Party which when made would have violated the terms of this Agreement, (e) before and after giving effect to the transactions contemplated by the Credit Agreement, each Credit Party will be Solvent, and (f) there has been no material increase in liabilities, liquidated or contingent, and no material decrease in assets of Borrower or any of its Subsidiaries.
          K. Termination of Mortgages. Terminations or releases of Mortgages covering all of the Real Estate (the “Mortgaged Properties”).
          L. Other Documents. Such other certificates, documents and agreements respecting any Credit Party as Agent may reasonably request.

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ANNEX E (Section 4.1(a))
to
SECOND AMENDED AND RESTATED CREDIT AGREEMENT
FINANCIAL STATEMENTS AND PROJECTIONS — REPORTING
          Borrower shall deliver or cause to be delivered to Agent or to Agent and Lenders, as indicated, the following:
          (a) Monthly Financials. To Agent and Lenders, within thirty (30) days after the end of each Fiscal Month (including the Fiscal Month of September of each Fiscal Year), financial information regarding Holdings and its Subsidiaries, certified by the Chief Financial Officer of Borrower, consisting of (i) unaudited consolidating balance sheets as of the close of such Fiscal Month and the related consolidated statements of income and cash flows for that portion of the Fiscal Year ending as of the close of such Fiscal Month; (ii) unaudited consolidated statements of income and cash flows for such Fiscal Month, setting forth in comparative form the figures for the corresponding period in the prior year and the figures contained in the Projections for such Fiscal Year, all prepared in accordance with GAAP (subject to normal year-end adjustments and year-end audit adjustments); and (iii) a summary of the outstanding balance of all intercompany balances as evidenced by Intercompany Notes as of the last day of that Fiscal Month. Such financial information shall be accompanied by the certification of the Chief Financial Officer of Borrower that (i) such financial information presents fairly in accordance with GAAP (subject to normal year-end adjustments and year-end audit adjustments) the financial position and results of operations of Holdings and its Subsidiaries, on a consolidated basis, in each case as at the end of such Fiscal Month and for that portion of the Fiscal Year then ended and (ii) any other information presented is true, correct and complete in all material respects and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default shall have occurred and be continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default.
          (b) Quarterly Financials. To Agent and Lenders, within forty-five (45) days after the end of each Fiscal Quarter (including the last Fiscal Quarter of each Fiscal Year), consolidated financial information regarding Holdings and its Subsidiaries, certified by the Chief Financial Officer of Borrower, including consolidated (i) unaudited balance sheets as of the close of such Fiscal Quarter and the related statements of income and cash flow for that portion of the Fiscal Year ending as of the close of such Fiscal Quarter and (ii) unaudited statements of income and cash flows for such Fiscal Quarter, in each case setting forth in comparative form the figures for the corresponding period in the prior year and the figures contained in the Projections for such Fiscal Year, all prepared in accordance with GAAP (subject to normal year-end adjustments and year-end audit adjustments). Such financial information shall be accompanied by (A) a statement in reasonable detail (each, a “Compliance Certificate”) showing (x) reasonably detailed calculation of Reference Availability for such Fiscal Quarter), (y) the calculations of each Financial Covenant (regardless of whether compliance with any such Financial Covenant is tested for such Fiscal Quarter) and (z) if then applicable, the calculations used in determining compliance with each of the Financial Covenants that is tested on a quarterly basis and (B) the certification of the Chief Financial Officer of Borrower that (i) such financial information presents fairly in accordance with GAAP (subject to normal year-end adjustments and year-end audit adjustments) the financial position, results of operations and statements of cash flows of Holdings and its Subsidiaries, on a consolidated basis, as at the end of such Fiscal Quarter and for that portion of the Fiscal Year then ended, (ii) any other information presented is true, correct and complete in all material respects and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default has occurred and is continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default. In addition, Borrower shall deliver to Agent and Lenders, within forty-five (45) days after the end of each Fiscal Quarter, the management discussion and analysis as provided in the Form 10-Q for such Fiscal Quarter.
          (c) Operating Plan. To Agent and Lenders, as soon as available, but not later than thirty (30) days after the end of each Fiscal Year, an annual operating plan for Holdings and its Subsidiaries as presented by management to the Board of Directors of Holdings, for the following Fiscal Year, which (i) includes a statement of all of the material assumptions on which such plan is based, (ii) includes monthly consolidated balance sheets and a monthly budget for the following year and (iii) integrates sales, gross profits, operating expenses, operating profit, cash flow projections and Borrowing Availability projections, all prepared on the same basis and in similar detail as that on which operating results are reported (and in the case of cash flow projections, representing management’s good faith estimates of future financial performance based on historical performance), and including plans for Capital Expenditures and facilities.
          (d) Annual Audited Financials. To Agent and Lenders, within twenty (20) days after the Closing Date in respect of the Fiscal Year 2003 and within ninety (90) days after the end of each Fiscal Year in respect of any other Fiscal Year, audited Financial Statements for Holdings and its Subsidiaries on a consolidated basis, consisting of balance sheets and statements of income and retained earnings and cash flows, setting forth in comparative form in each case the figures for the previous Fiscal Year, which Financial Statements shall be prepared in accordance with GAAP and certified without qualification, by an independent certified public accounting firm of national standing or otherwise acceptable to Agent. Such Financial Statements shall be accompanied by (i) a statement prepared in reasonable detail showing the calculations used in determining compliance with each of the Financial Covenants, (ii) a report from such accounting firm to the effect that, in connection with their audit examination, nothing has come to their attention to cause them to believe that a Default or Event of Default has occurred with respect to the Financial Covenants (or specifying those Defaults and Events of Default that they became aware of), it being understood that such audit examination extended only to accounting matters and that no special investigation was made with respect to the existence of Defaults or Events of Default, and (iii) the certification of the Chief Executive Officer or Chief Financial Officer of Borrower that all such Financial Statements present fairly in accordance with GAAP the financial position, results of operations and statements of cash flows of Holdings and its Subsidiaries on a consolidated basis, as at the end of such Fiscal Year and for the period then ended, and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default has occurred and is continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default.
          (e) Management Letters. To Agent and Lenders, within five (5) Business Days after receipt thereof by any Credit Party, copies of all management letters, exception reports or similar letters or reports received by such Credit Party from its independent certified public accountants.
          (f) Default Notices. To Agent and Lenders, as soon as practicable, and in any event within three (3) Business Days after an executive officer of Borrower has actual knowledge of the existence of any Default, Event of Default or other event that has had a Material Adverse Effect, telephonic or telecopied notice specifying the nature of such Default or Event of Default or other event, including the anticipated effect thereof, which notice, if given telephonically, shall be promptly confirmed in writing on the next Business Day.
          (g) SEC Filings and Press Releases. To Agent and Lenders, promptly upon their becoming available, copies of: (i) all Financial Statements, reports, notices and proxy statements made publicly available by any Credit Party to its security holders; (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by any Credit Party with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority; and (iii) all press releases and other statements made available by any Credit Party to the public concerning material changes or developments in the business of any such Person.
          (h) Subordinated Debt and Equity Notices. To Agent, as soon as practicable, copies of all material written notices given or received by any Credit Party with respect to any Subordinated Debt or Stock of such Person, and, within two (2) Business Days after any Credit Party obtains knowledge of any matured or unmatured event of default with respect to any Subordinated Debt, notice of such event of default.
          (i) Supplemental Schedules. To Agent, supplemental disclosures, if any, required by Section 5.6.
          (j) Litigation. To Agent in writing, promptly upon learning thereof, notice of any Litigation commenced or threatened against any Credit Party that (i) seeks damages in excess of $250,000, (ii) seeks injunctive relief, (iii) is asserted or instituted against any Plan, its fiduciaries or its assets or against any Credit Party or ERISA Affiliate in connection with any Plan, (iv) alleges criminal misconduct by any Credit Party, (v) alleges the violation of any law regarding, or seeks remedies in connection with, any Environmental Liabilities; or (vi) involves any product recall.
          (k) Insurance Notices. To Agent, disclosure of losses or casualties required by Section 5.4.
          (l) Lease Default Notices. To Agent, (i) within two (2) Business Days after receipt thereof, copies of any and all default notices received under or with respect to any leased location or public warehouse where Collateral is located, (ii) monthly within three (3) Business Days after payment thereof, evidence of payment of lease or rental payments as to each leased or rented location for which a landlord or bailee waiver has not been obtained and (iii) such other notices or documents as Agent may reasonably request.
          (m) Lease Amendments. To Agent, within ten (10) Business Days after receipt thereof, copies of all material amendments to real estate leases.

          (n) Hedging Agreements. To Agent within ten (10) Business Days after entering into such agreement or amendment, copies of all interest rate, commodity or currency hedging agreements or amendments thereto.
          (o) Material Agreements. To Agent or its counsel, on behalf of Lenders, complete copies (or accurate summaries) of the following agreements or documents: supply agreements, purchase agreements and sale agreements not terminable by such Credit Party within sixty (60) days following written notice issued by such Credit Party and involving transactions in excess of $500,000 per annum; leases of Equipment having a remaining term of one year or longer and requiring aggregate rental and other payments in excess of $500,000 per annum; licenses and permits held by the Credit Parties, the absence of which could be reasonably likely to have a Material Adverse Effect; instruments and documents evidencing any Indebtedness or Guaranteed Indebtedness of such Credit Party in excess of $500,000 and any Lien granted by such Credit Party with respect thereto; and instruments and agreements evidencing the issuance of any equity securities, warrants, rights or options to purchase equity securities of such Credit Party.
          (p) Certain Bank Accounts. To Agent, immediately upon request of Agent, copies of all bank statements provided to the applicable Credit Parties relating to each of the bank accounts referenced in the last paragraph of Annex C and such other information relating to such accounts as shall reasonably be requested by Agent from time to time.
          (q) Other Documents. To Agent and Lenders, such other financial and other information respecting any Credit Party’s business or financial condition as Agent or any Lender shall, from time to time, reasonably request.

ANNEX F (Section 4.1(b))
to
CREDIT AGREEMENT
SECOND AMENDED AND RESTATED COLLATERAL REPORTS
          Borrower shall deliver or cause to be delivered the following:
          (a) To Agent, ,within five (5) Business Days after the end of each Fiscal Month, or more frequently upon Agent’s request made at any time that Borrowing Availability is less than $25,000,000, (together with a copy of all or any part of the following reports requested by any Lender in writing after the Closing Date), each of the following reports, each of which shall be prepared by the Borrower as of the date two (2) days prior to the date of any such request:
     (i) a Borrowing Base Certificate with respect to Borrower, accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;
     (ii) with respect to Borrower, a summary of Inventory by location and type with a supporting perpetual Inventory report, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion; and
     (iii) with respect to Borrower, a monthly trial balance showing Accounts outstanding aged from invoice date and due date in form reasonably satisfactory to Agent, accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion.
          (b) To Agent, on a monthly basis or at such more frequent intervals as Agent may request from time to time (together with a copy of all or any part of such delivery requested by any Lender in writing after the Closing Date), collateral reports with respect to Borrower, including all additions and reductions (cash and non-cash) with respect to Accounts of Borrower, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion each of which shall be prepared by the applicable Borrower as of the last day of the immediately preceding week or the date two (2) days prior to the date of any request;
          (c) To Agent, at the time of delivery of each of the monthly Financial Statements delivered pursuant to Annex E:
          (i) a reconciliation of the most recent Borrowing Base, general ledger and monthly trial balance of Borrower to Borrower’s general ledger and monthly Financial Statements delivered pursuant to such Annex E, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;

F-1

          (ii) a reconciliation of the perpetual inventory by location to Borrower’s most recent Borrowing Base Certificate, general ledger and monthly Financial Statements delivered pursuant to Annex E, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;
          (iii) an aging of accounts payable and a reconciliation of that accounts payable aging to Borrower’s general ledger and monthly Financial Statements delivered pursuant to Annex E, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;
          (iv) a reconciliation of the outstanding Loans as set forth in the monthly Loan Account statement provided by Agent to Borrower’s general ledger and monthly Financial Statements delivered pursuant to Annex E, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;
          (d) To Agent, at the time of delivery of each of the Financial Statements delivered pursuant to Annex E, (i) a listing of government contracts of Borrower subject to the Federal Assignment of Claims Act of 1940; and (ii) a list of any applications for the registration of any Patent, Trademark or Copyright filed by any Credit Party with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in the prior Fiscal Quarter;
          (e) Borrower, at its own expense, shall deliver to Agent the results of each physical verification, if any, that Borrower or any of its Subsidiaries may in their discretion have made, or caused any other Person to have made on their behalf, of all or any portion of their Inventory (and, if a Default or an Event of Default has occurred and be continuing, Borrower shall, upon the request of Agent, conduct, and deliver the results of, such physical verifications as Agent may require);
          (f) Upon Agent’s request from time to time, the Credit Parties shall permit and enable Agent to obtain appraisals in form and substance and from appraisers reasonably satisfactory to Agent relating to Inventory and stating the then current Net Orderly Liquidation Value of Inventory, in each instance, at the Credit Parties’ expense; provided, that the Credit Parties shall only be obligated to reimburse Agent for the expenses of such appraisals occurring once per year and for one additional appraisal per year if such additional appraisal is commenced after Borrowing Availability is less than $15,000,000 or for more frequent appraisals if an Event of Default has occurred and is continuing (and, in each case, Borrower shall cooperate with such appraisers, Agent and its agents in an effort to facilitate and promptly conclude any such appraisal); and
          (g) Such other reports, statements and reconciliations with respect to the Borrowing Base or Collateral or Obligations of any or all Credit Parties as Agent shall from time to time request in its reasonable discretion.

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ANNEX G (Section 6.10)
to
SECOND AMENDED AND RESTATED CREDIT AGREEMENT
FINANCIAL COVENANTS
               Borrower shall not breach or fail to comply with any of the following financial covenants, each of which shall be calculated in accordance with GAAP consistently applied:
Minimum Fixed Charge Coverage Ratio. If Liquidity on any day is less than $10,000,000, Holdings and its Subsidiaries shall have on a consolidated basis a Fixed Charge Coverage Ratio (measured as of the last day of the most recent Fiscal Quarter for which the Financial Statements have been delivered for the 12-month period then ended) of not less than 1.10 : 1.00.
          Unless otherwise specifically provided herein, any accounting term used in the Agreement shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP consistently applied. That certain items or computations are explicitly modified by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing. If any “Accounting Changes” (as defined below) occur and such changes result in a change in the calculation of the financial covenants, standards or terms used in the Agreement or any other Loan Document, then Borrower, Agent and Lenders agree to enter into negotiations in order to amend such provisions of the Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating Borrower’s and its Subsidiaries’ financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made; provided, however, that the agreement of Requisite Lenders to any required amendments of such provisions shall be sufficient to bind all Lenders. “Accounting Changes” means (i) changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions), (ii) changes in accounting principles concurred in by Borrower’s certified public accountants; (iii) purchase accounting adjustments under A.P.B. 16 or 17 and EITF 88-16, and the application of the accounting principles set forth in FASB 109, including the establishment of reserves pursuant thereto and any subsequent reversal (in whole or in part) of such reserves; and (iv) the reversal of any reserves established as a result of purchase accounting adjustments. If Agent, Borrower and Requisite Lenders agree upon the required amendments, then after appropriate amendments have been executed and the underlying Accounting Change with respect thereto has been implemented, any reference to GAAP contained in the Agreement or in any other Loan Document shall, only to the extent of such Accounting Change, refer to GAAP, consistently applied after giving effect to the implementation of such Accounting Change. If Agent, Borrower and Requisite Lenders cannot agree upon the required amendments within thirty (30) days following the date of implementation of any Accounting Change, then all Financial Statements delivered and all calculations of financial covenants and other standards and terms in accordance with the Agreement and the other Loan Documents shall be prepared, delivered and made without regard to the underlying Accounting Change. For purposes of Section 8.1, a breach of a Financial Covenant contained in this Annex G shall be deemed to have occurred as of any date of determination by Agent or as of the last day of any specified measurement period,

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regardless of when the Financial Statements reflecting such breach are delivered to Agent. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Credit Party or any Subsidiary of any Credit Party at “fair value”, as defined therein.

G-2

ANNEX H (Section 1.1(d))
to
SECOND AMENDED AND RESTATED CREDIT AGREEMENT
LENDERS’ WIRE TRANSFER INFORMATION
Account Name — GECC CFS CIF Collection Account
Bank Name — DEUTSCHE BANK
Account Number — 50279513
Swift ID — 021001033
Currency Code — USD
Reference — CFN5577 & Insteel

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ANNEX I (Section 11.10)
to
SECOND AMENDED AND RESTATED CREDIT AGREEMENT
NOTICE ADDRESSES
(A)	If to Agent or GE Capital, at
General Electric Capital Corporation
500 West Monroe Street
Chicago, Illinois 60661
Attention: Insteel, Account Manager
Telecopier No.: (312) 441-3840
Telephone No.: (312) 441-7669

with copies to:

Latham & Watkins 5800 Sears Tower Chicago, Illinois 60606 Attention: Jeffrey G. Moran Telecopier No.: (312) 993-9767 Telephone No.: (312) 876-7700

and

General Electric Capital Corporation 201 Merritt 7 6th Floor Norwalk, CT 06856-5201 Attention: Corporate Counsel-Commercial Finance Telecopier No.: (203)-229-5810 Telephone No.: (203) 956-4379

(B)	If to Borrower, at Insteel Wire Products Company 1373 Boggs Drive Mount Airy, North Carolina 27030 Attention: Michael C. Gazmarian Telecopier No.: (336) 786-2144 Telephone No.: (336) 786-2141

with copies to:

Insteel Industries, Inc. 1373 Boggs Drive Mount Airy, North Carolina 27030 Attention: James F. Petelle, Vice President — Administration

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Telecopier No.: (336) 786-2144 Telephone No.: (336) 786-2141

with copies to:

Womble Carlyle Sandridge & Rice, PLLC One West Fourth Street Winston-Salem, NC 27101 Attention: Christopher E. Leon Telecopier No.: (336) 726-6932 Telephone No.: (336) 721-3518

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ANNEX J (from Annex A — Commitments definition)
to
SECOND AMENDED AND RESTATED CREDIT AGREEMENT
Lender: General Electric Capital Corporation

Revolving Loan Commitment (including a Swing Line Commitment of $5,000,000):	$75,000,000

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